   As filed with the Securities and Exchange Commission on January 31, 2000
                                                     Registration No. 333-_____
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                             ---------------------
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ---------------------
                                MEDIABAY, INC.
            (Exact name of registrant as specified in its charter)

           Florida                               5961                        65-0429858
(State or other jurisdiction of      (Primary standard industrial           (IRS employer
 incorporation or organization)          classification number)         identification number)

                            ---------------------
                              20 Community Place
                         Morristown, New Jersey 07960
                                (973) 539-9528
         (Address and telephone number of principal executive offices)
                            ---------------------
                              20 Community Place
                             Morristown, NJ 07960
                   (Address of principal place of business)
                            ---------------------
                   Michael Herrick, Chief Executive Officer
                                MediaBay, Inc.
                              20 Community Place
                         Morristown, New Jersey 07960
                                (973) 539-9528
           (Name, address and telephone number of agent for service)
                             ---------------------
                                  Copies to:

      Robert J. Mittman, Esq.                  Stephen T. Burdumy, Esq.
   Blank Rome Tenzer Greenblatt       Klehr, Harrison, Harvey, Branzburg & Ellers LLP
      The Chrysler Building                      260 S. Broad Street
      405 Lexington Avenue                    Philadelphia, PA 19102-5003
       New York, NY 10174                     Telephone No. (215) 569-4646
 Telephone No. (212) 885-5000                Telecopier No. (215) 568-6603
 elecopier No. (212) 885-5001

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                        CALCULATION OF REGISTRATION FEE

=====================================================================================================
                                                 Proposed
                                  Amount          Maximum            Proposed
    Title of Each Class of         to be      Offering Price         Maximum            Amount of
 Securities to be Registered    Registered     Per Share(1)     Offering Price(1)    Registration Fee
------------------------------------------------------------------------------------------------------
Common Stock, no par value ..   4,600,000    $ 12.00(1)            $55,200,000      $ 14,572.80
=====================================================================================================

(1) This price is used solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 of the Securities Act and is estimated, based upon the average of the high and low sales prices on January 27, 2000.

The information in this prospectus is not complete and may be changed. MediaBay may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    SUBJECT TO COMPLETION, JANUARY 31, 2000



PROSPECTUS





                                4,000,000 Shares



                               [GRAPHIC OMITTED]

                                  Common Stock



                            ---------------------


We are a leading provider of premium spoken word content and products via the Internet, direct mail and retail. We are offering 4,000,000 shares of common stock.

Our shares are listed on the Nasdaq National Market under the symbol "MBAY." On January 27, 2000, the last reported sale price on the Nasdaq National Market was $12.125 per share.

See "Risk Factors" on pages 9 to 16 for factors that should be considered before investing in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                                        Per Share       Total
   Public offering price ...........................   $             $
   Underwriting discounts and commissions ..........   $             $
   Proceeds, before expenses, to MediaBay ..........   $             $


The underwriters may, under certain circumstances, for 45 days after the date of this prospectus, purchase up to 600,000 additional shares from us at the public offering price, less underwriting discounts and commissions.





CRUTTENDEN ROTH                                           L.H. FRIEND, WEINRESS,
 INCORPORATED                                            FRANKSON & PRESSON, LLC


                 The date of this prospectus is          , 2000

INSIDE FRONT COVER

     [GRAPHICS OMITTED: Image of the Audio Book Club logo with headphone and book service mark, selected audiobookclub.com web pages, marketing materials and covers of audiobooks.]


INSIDE FRONT COVER - GATE FOLD

     [GRAPHICS OMITTED: Image of the MediaBay.com logo and home web page, as well as web pages illustrating the audiobook, video, old time radio and music channels. Images of our products.]

                               TABLE OF CONTENTS





                                                   Page
                                                  -----
Prospectus Summary ............................      3
Risk Factors ..................................      9
Forward-Looking Statements ....................     17
Use of Proceeds ...............................     18
Price Range of Common Stock ...................     19
Dividend Policy ...............................     19
Capitalization ................................     20
Selected Consolidated Financial Data ..........     21
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations .................................     23


                                                   Page
                                                   ----
Business ......................................     30
Management ....................................     42
Principal Shareholders ........................     48
Related Party Transactions ....................     50
Description of Capital Stock ..................     52
Shares Eligible for Future Sale ...............     54
Underwriting ..................................     55
Legal Matters .................................     56
Experts .......................................     56
Additional Information ........................     56
Index to Financial Statements .................    F-1

--------------------------------------------------------------------------------
     "MediaBay," "MediaBay.com," "audiobookclub.com," and the Audio Book Club and MediaBay logos are trademarks of MediaBay.
--------------------------------------------------------------------------------
     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                              PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that investors should consider before investing in the common stock of MediaBay. Investors should read the entire prospectus carefully.

                                   MediaBay

     MediaBay, Inc. is a leading provider of premium spoken word content and products in hard goods and digital download formats via the Internet and offline methods. Our content library includes approximately 72,000 audiobook titles, 59,000 old time radio programs and 3,500 classic video programs. We market our audiobooks through Audio Book Club, the largest membership-based club of its kind with approximately 1.8 million members, and our audiobookclub.com web site. Our old time radio and classic video programs are marketed through the Internet and direct mail catalogs and, on a wholesale basis, to major retailers, including Costco, Best Buy, Sam's Club, Barnes & Noble, Waldenbooks, B. Dalton Booksellers and Amazon.com. All of our products are available for purchase over the Internet through our content-rich portal located at MediaBay.com. In addition, we are currently encoding our library of proprietary and licensed content to offer products in digital download format.

     We believe that we were the first significant entrant into the spoken word content e-commerce market. We operate the MediaBay network which consists of MediaBay.com, audiobookclub.com and bestbookclubs.com. MediaBay.com is an innovative content and e-commerce web site that combines the entertainment of content driven web sites with the product selection and service of e-commerce sites, while providing a sense of community for visitors. We launched MediaBay.com to (1) capitalize on our substantial customer base and ability to drive traffic to our web sites and (2) transport our unique spoken word, audiobook, old time radio and video content library online. MediaBay.com utilizes our extensive library of premium spoken word content and various product offerings to attract visitors, increase the duration and frequency of their visits and expand our e-commerce opportunities.

     According to PC Data Online, audiobookclub.com ranked as the third most visited web site for books, the 69th most visited retail shopping web site and the 34th fastest growing web site during November 1999. From January 1998 to December 1999, over 100,000 members have enrolled at audiobookclub.com and we are currently attracting over 1.1 million unique visitors per month. We evaluate our click-through rates and rate of conversions of visitors to customers on a daily basis and alter our initiatives to maximize our Internet marketing and advertising activities. This focus and our ability to negotiate favorable agreements has resulted in a cost to acquire new members on the Internet which is lower than our offline cost. We intend to increasingly use the Internet to acquire new audiobookclub.com members. We have also established an Associates Network program of over 13,500 affiliate web sites which advertise audiobookclub.com and receive a commission for each member obtained through a link from their site.

     We have consolidated the club industry for audiobooks by acquiring what we believe to be our only competitors, The Columbia House Company's Audiobook Club and Doubleday Direct Inc.'s Audiobooks Direct club. As part of these acquisitions, we added over 1.1 million members and gained access to their other club mailing lists of over 34 million existing members, as well as future members they acquire. We have the exclusive right to market audiobooks to these members without paying list rental or insertion fees. We also acquired businesses within the old time radio and classic video area which provided us with a content library of over 59,000 old time radio programs, most of which are exclusively licensed, and provided us with a list of over 400,000 customers of old time radio and classic video programs. Our recent acquisitions have provided us with increased economies of scale by greatly expanding our customer database to 2.2 million names, which has enabled us to negotiate better pricing for products and lower our per unit advertising, mailing and printing costs.

     We emphasize the use of our offline marketing efforts to our 2.2 million customer data base to attract visitors to our web sites. We promote MediaBay.com and audiobookclub.com by inserting promotional advertisements in our product packages, product shipments, direct mailings, inserts and other selected mailings.

     From 1989 through 1998, the market for audiobooks grew at a compound annual growth rate of approximately 27% from an estimated $250 million in 1989 to approximately $2.2 billion in 1998. According to a 1998 industry report, the United States market for collectibles, which we believe includes old time radio and classic video products, was estimated to exceed $10 billion. According to Jupiter Communications, almost 33% of online consumers, representing 43 million people worldwide, often listen to spoken word content on their personal computers. An industry research analyst estimates that sales of Internet-connected portable audio players will increase from under 1.0 million units in 1999 to over 6.5 million units in 2002.

     We consider ourselves the market leader in the market for spoken word content and are implementing the following strategies to capture additional market share:

   o Increase Internet Presence. MediaBay.com combines the entertainment of content-driven web sites with the product selection and service of e-commerce sites, while providing a sense of community for visitors. We are continuously enhancing our web sites and are actively leveraging our customer base, web site visitor traffic, Internet marketing, customer service and fulfillment expertise and capabilities to grow our online business.

   o Capitalize on Emerging Digital Delivery Technologies. We have entered into arrangements with Microsoft and Reciprocal and now have the infrastructure necessary to provide customers with secure digital downloads of our content. As digital download becomes an increasingly accepted method for delivery of spoken word content, we will expand our offering of products in this format.

   o Expand Marketing Strategy. We have developed a marketing strategy which incorporates a broad range of online and offline marketing methods to increase our customer base and revenues, including Internet marketing and advertising, targeted e-mails to our database, growing our online Affiliate Network and direct marketing. We devote significant efforts to developing and testing various online and offline marketing strategies in a concerted effort to increase revenue and reduce marketing costs.

   o Leverage our Unique Content. We offer approximately 135,000 spoken word and video products which we sell online and offline. We are able to use this content to attract and retain web site visitors and to offer this content to strategic partners in exchange for directing traffic to our sites.

     We were incorporated in Florida in August 1993 under the name Audio Book Club, Inc. In October 1999, we changed our name to MediaBay, Inc. Our principal executive offices are located at 20 Community Place, Morristown, New Jersey 07960. Our telephone number is (973) 539-9528. Our principal Internet addresses are MediaBay.com and audiobookclub.com. Information contained on these web sites and our other web sites is not deemed part of this prospectus.

                                 The Offering


Shares offered by MediaBay...........   4,000,000 shares

Total shares outstanding after
 this offering........................  13,538,159 shares

Use of proceeds......................   To repay outstanding indebtedness,
                                        Internet marketing and advertising, for
                                        membership recruitment advertising, for
                                        content acquisition and digital encoding and for general corporate purposes.

Nasdaq National Market symbol........   MBAY


     The information above in regard to the number of shares outstanding is as of January 28, 2000. You should be aware that the total shares outstanding after this offering does not include:

   o Approximately 7.2 million shares reserved for issuance upon the conversion of convertible promissory notes and upon the exercise of outstanding warrants, non-plan options and options granted under our stock option and incentive plans with a weighted average exercise or conversion price of $9.54 per share; and

   o 600,000 shares that the underwriters may purchase if they exercise their over-allotment option in full.



                                 Risk Factors

     You should consider the risk factors before investing in our common stock and the impact from various events which could adversely affect our business.

                            Summary Financial Data

     The following tables present our summary historical consolidated financial data for each year in the five-year period ended December 31, 1998 and for the nine-month periods ended September 30, 1998 and 1999, as well as pro forma combined and as adjusted financial data. The summary historical consolidated annual financial data was derived from our audited consolidated financial statements. The summary historical consolidated financial data as of September 30, 1999 and for the nine-month periods ended September 30, 1998 and 1999 was derived from our unaudited interim financial statements. The unaudited interim financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the nine-month period ended September 30, 1999 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999. You should read this financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical and pro forma financial statements and the related notes included elsewhere in this prospectus.

     The unaudited interim historical financial data presented in this prospectus gives effect to the purchase of Doubleday Direct's Audiobooks Direct club on June 15, 1999. The balance sheet and statement of operations data for the year ended December 31, 1998 gives effect to the following transactions:

   o The acquisitions of Radio Spirits, Inc., the assets of an affiliated company, Buffalo Productions, Inc., and a 50% interest in a joint venture owned by the sole shareholder of Radio Spirits on December 14, 1998.

   o The acquisition of substantially all of the assets used by Metacom, Inc. in connection with its Adventures in Cassettes business on December 14, 1998.

   o The acquisition of substantially all of the assets used by Premier Electronic Laboratories, Inc. in connection with its business of producing, marketing, and selling old time radio and classic video programs on December 14, 1998.

   o The acquisition of substantially all of the assets of Columbia House's Audiobook Club on December 31, 1998.

     The unaudited combined pro forma statement of operations data being presented for the year ended December 31, 1998 combines (1) the results of operations for MediaBay for the year ended December 31, 1998, which includes the results of operations for the acquisitions discussed above since the closing dates of the respective acquisitions; and (2) the results of operations for the latest 12-month period available immediately before the closing dates of these acquisitions, which are as follows: Radio Spirits for the period from January 1, 1998 through December 14, 1998, the date of the acquisition; Metacom for the twelve months ended October 31, 1998; Premier for the twelve months ended October 31, 1998; Columbia House's Audiobook Club for the year ended December 18, 1998; and Doubleday Direct's Audiobooks Direct club for the twelve months ended March 31, 1999.

     The unaudited combined pro forma statement of operations data being presented for the nine months ended September 30, 1999 combines (1) the historical consolidated statement of operations of MediaBay and its subsidiaries, which includes the effect of the acquisitions completed in December 1998 discussed above for the entire nine-month period ended September 30, 1999 and the statement of operations of Doubleday Direct's Audiobooks Direct from the closing date of the acquisition through September 30, 1999; and (2) Doubleday Direct's Audiobooks Direct's statement of operations for the six months ended March 31, 1999 as if this acquisition was completed on January 1, 1999.

     The unaudited combined pro forma financial information is intended for information purposes only and are not necessarily indicative of the future financial position or future results of operations of our combined company, or of the financial position or results of operations of our combined company that would have actually occurred had the acquisitions taken place as of the date or for the periods presented. See our Pro Forma Combined Financial Statements included elsewhere in this prospectus.

     Our statement of operations data, selected operating data and balance sheet data include the following items that require further explanation:

   o Our total customer file includes all active and inactive members of Audio Book Club and customers of our old time radio and classic video programs.

   o Total customers acquired represents new members obtained by Audio Book Club through our marketing efforts, as well as the addition of approximately (1) 625,000 customers in December 1998 through our acquisition of Columbia House's Audiobook Club, (2) 400,000 customers of old time radio and classic video programs through our acquisitions in December 1998 and (3) 500,000 customers in June 1999 through our acquisition of Doubleday Direct's Audiobooks Direct club.

   o The pro forma information included in the balance sheet data gives effect to the following events which occurred after September 30, 1999:

     o the conversion of $4.2 million of indebtedness into 379,662 shares of our common stock;

     o the issuance of 21,600 shares of our common stock upon the exercise of an option and the receipt of $95,000 as payment of the exercise price;

     o the incurrence of $2.0 million of indebtedness; and

     o the termination of put rights relating to 50,000 shares of our common stock valued at $644,000.

   o The as adjusted information included in the balance sheet data gives effect to the sale of 4,000,000 shares of our common stock at an assumed public offering price of $__ per share and our anticipated use of the estimated net proceeds, after deducting underwriting discounts and commissions and estimated expenses of this offering, including the repayment of $35.1 million of indebtedness.

                                                                 Years Ended December 31,
                              -----------------------------------------------------------------------------------------------
                                                                                                                 1998 Pro
                                    1994             1995            1996           1997           1998           Forma(1)
                              ---------------  ---------------  -------------  -------------  -------------  ----------------
                                                           (in thousands, except per share data)
Statement of
 Operations Data:
Sales ......................     $    337         $  3,406        $   8,343      $  15,119     $   22,242     $      74,144
Returns, discounts and
 allowances ................           87              771            2,743          5,041          7,348            16,863
                                 --------         --------        ---------      ---------     ----------     -------------
Sales, net .................          250            2,635            5,600         10,078         14,894            57,281
Cost of sales ..............          388            2,146            4,327          5,495          9,452            25,936
                                 --------         --------        ---------      ---------     ----------     -------------
Gross profit (loss) ........         (138)             490            1,273          4,583          5,442            31,345
Advertising and
 promotion expense .........          973            2,671            5,470          6,843          8,910            28,413
General and
 administrative
 expense ...................          482            1,209            2,048          2,217          3,330            11,950
Depreciation and
 amortization expense                   1                2                5              8            367             6,193
Interest (expense)
 income, net ...............             (4)              (4)          (211)          (436)           180            (5,155)
Income taxes ...............           --               --               --             --             --               279
                                 ----------       ----------      ---------      ---------     ----------     -------------
Net loss ...................     $ (1,598)        $ (3,396)       $  (6,461)     $  (4,921)    $   (6,985)    $     (20,645)
                                 ==========       ==========      =========      =========     ==========     =============
Basic and diluted net loss
  per share ................     $   (.49)        $  (1.04)       $   (1.98)     $   (1.29)    $    (1.13)    $       (2.92)
Weighted average
 number of shares
 outstanding ...............        3,256            3,256            3,256          3,820          6,188             7,079
Selected Operating
 Data:
Total customer file at
 end of period .............       12,000           64,000          155,000        260,000      1,474,000         1,919,000
Total customers acquired
 during period .............       12,000           52,000           90,000        105,000      1,214,000         1,714,000
Customers acquired via
 Internet during
 period ....................            0                0                0          2,000         41,000            41,000



                                     Nine Months Ended September 30,
                              ---------------------------------------------
                                                                1999 Pro
                                   1998           1999          Forma(1)
                              -------------  -------------  ---------------
                                  (in thousands, except per share data)
Statement of
 Operations Data:
Sales ......................    $  16,190     $   41,986      $   54,250
Returns, discounts and
 allowances ................        4,655         11,297          14,840
                                ---------     ----------      ----------
Sales, net .................       11,535         30,689          39,410
Cost of sales ..............        7,558         15,037          19,119
                                ---------     ----------      ----------
Gross profit (loss) ........        3,977         15,652          20,291
Advertising and
 promotion expense .........        6,108          5,356           9,048
General and
 administrative
 expense ...................        1,878          6,604           8,309
Depreciation and
 amortization expense                 233          4,862           6,014
Interest (expense)
 income, net ...............          249         (3,362)         (4,101)
Income taxes ...............           --             --              --
                                ---------     ----------      ----------
Net loss ...................    $  (3,993)    $   (4,532)     $   (7,181)
                                =========     ==========      ==========
Basis and diluted net loss
 per share .................    $    (.65)    $     (.57)     $     (.91)
Weighted average
 number of shares
 outstanding ...............        6,154          7,882           7,882
Selected Operating
 Data:
Total customer file at
 end of period .............      371,000      2,136,000       2,136,000
Total customers acquired
 during period .............      109,000        664,000         664,000
Customers acquired via
 Internet during
 period ....................       23,000         41,000          41,000



                                                     December 31, 1998              September 30, 1999
                                                    -------------------   ---------------------------------------
                                                                            Actual      Pro Forma     As Adjusted
                                                                          ----------   -----------   ------------
                                                                           (in thousands)
Balance Sheet Data:
Working capital .................................         $ 6,571          $ 7,736       $ 9,831         $
Total assets ....................................          64,339           89,317        91,412
Current liabilities .............................           8,231           13,813        13,813
Long-term debt ..................................          40,000           39,313        37,089
Common stock subject to contingent puts .........           8,284            4,283         3,639
Shareholders' equity  ...........................           7,823           31,908        36,871

-------------
(1) The pro forma combined financial statements do not include any adjustments for any realized or anticipated elimination of duplicative costs, including, but not limited to, payroll, rent and other general and administrative costs, or economies of scale resulting from the acquisitions.

                                 RISK FACTORS


     You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus before purchasing shares of our common stock. Each of these risks could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. This investment involves a high degree of risk.

     Risks Related to our Financial Condition

     We have a history of losses, are not currently profitable and may incur future losses.

     Since our inception, we have incurred significant losses. We had losses of $4.9 million during the year ended December 31, 1997, $7.0 million during the year ended December 31, 1998 and $4.5 million during the nine months ended September 30, 1999. On a pro forma basis, giving effect to our acquisitions, our loss for the year ended December 31, 1998 was $20.6 million and our loss for the nine months ended September 30, 1999 was $7.2 million. As of September 30, 1999, we had an accumulated deficit of $28.0 million.


     As we continue to implement our growth strategy, we intend to incur significant expenses in acquiring additional customers, attracting visitors to our web sites and enhancing our product offerings by adopting new technologies, including digital download capabilities. We will incur these expenses before any related anticipated revenues are received. As a result, losses and negative cash flow from operations may continue. We are not currently profitable and may not become profitable in the future.


   Our intangible assets and goodwill represent a significant portion of our assets. Amortization of our intangible assets will adversely impact our net income, and we may never realize the full value of our intangible assets.


     As of September 30, 1999, we had $60.8 million of intangible assets, representing approximately 68.1% of our total assets. These intangible assets consist primarily of goodwill arising from our acquisitions. We will incur amortization expenses relating to these intangible assets of $6.4 million in 1999 and $7.4 million in each of 2000 and 2001. These expenses will decrease from $3.7 million in 2002 to $2.4 million in 2018. These expenses will reduce our future earnings or increase our future losses. We may not receive the recorded value for our intangible assets if we sell or liquidate our business or assets. In addition, if the value of any of our intangible assets declines, we could incur significant additional non-cash charges, and the market price of our common stock could be adversely affected.


   We may not be able to meet our obligations to repurchase shares of our common stock in the future.


     We granted sellers in our recent acquisitions the right to sell back to us shares of our common stock that we issued to them. Unless our common stock satisfies specific price targets and/or trading volume requirements, these rights could require us to purchase up to 305,000 shares in the future as follows:


     o 25,000 shares at a price of $14.00 per share beginning on December 31, 2003;
  o up to 230,000 shares at a price of $15.00 per share beginning on December 31, 2004; and
  o 50,000 shares at a price of $15.00 per share beginning on December 31, 2005.


     If we were required to repurchase all 305,000 shares, it would cost us $4.6 million. We may not have sufficient funds to meet these obligations to repurchase stock in the future.


     Risks Related to our Operations


   Our products are sold in a niche market that is still evolving and may have limited future growth potential.


     We believe that the market for audiobooks and old time radio and classic video programs has expanded rapidly in recent years. However, consumer interest in audiobooks and old time radio and classic video programs may decline in the future, and growth trends in these markets may stagnate or decline. The sale of audiobooks through mail order clubs and over the Internet are emerging retail concepts, and audiobooks are still evolving as a niche market. As is typically the case in an evolving industry, the ultimate level of demand and market acceptance for our products is subject to a high degree of uncertainty. A decline in the popularity of audiobooks and old time radio and classic video programs would limit our future growth potential and negatively impact our future operating results.

   We may be unable to anticipate changes in consumer preference for our products and may lose capital or sales opportunities.

     Our success depends largely on our ability to anticipate and respond to a variety of changes in the audiobook, old time radio and classic video industries. These changes include economic factors affecting discretionary consumer spending, modifications in consumer demographics and the availability of other forms of entertainment. The audiobook, old time radio and classic video markets are characterized by changing consumer preferences, which could affect our ability to:

  o plan for catalog offerings;
  o introduce new titles;
  o anticipate order lead time;
  o accurately assess inventory requirements; and
  o develop new product delivery methods.

     Although we evaluate many factors and attempt to anticipate the popularity and life cycle of audiobook titles, the ultimate level of demand for specific titles is subject to a high level of uncertainty. Sales of audiobook titles typically decline rapidly after the first few months following release. If sales of specific titles decline more rapidly than we expect, we could be left with excess inventory, which we might be forced to sell at reduced prices. If we fail to anticipate and respond to factors affecting the audiobook industry in a timely manner, we could lose significant amounts of capital or potential sales opportunities.

   The market for digital download of spoken word content is uncertain, and we may not be able to participate in this market effectively or at all.

     Digital download of spoken word content from the Internet is a relatively new method of distribution and its growth and market acceptance is uncertain. Purchasing spoken word content over the Internet in digital download format involves adjustments in general consumer purchasing patterns, and consumers may not be willing to purchase spoken word content in digital download format. If we invest significant amounts of money and effort in developing digital download products which do not achieve widespread popularity, or if the market for digital download of spoken word content does not evolve as we anticipate, we may not be able to recover our investment.

     Since pricing patterns for the supply and sale of digital download of spoken word content have not yet been established, we may not be able to buy these products on the same terms as our existing products. Our profit margin for these products also may not be as favorable as our profit margins for our existing products.

   We may not be able to license or produce desirable spoken word content, which could reduce our revenues.

     We could lose sales opportunities if we are unable to continue to obtain the rights to additional audiobook libraries or selected audiobook titles. Many of our license agreements with audiobook publishers are short-term, non-exclusive agreements, typically one to three years in length, and some of our agreements will expire over the next several months unless they are renewed. We may not be able to renew existing license and supply arrangements for audiobook publishers' libraries or enter into additional arrangements for the supply of new audiobook titles.

   If our third-party providers fail to perform their services properly, our business and results of operations could be adversely affected.

     Third-party providers conduct all of our Audio Book Club customer service operations, process orders and collect payments for us. If these providers fail to perform their services properly, Audio Book Club members could develop negative perceptions of our business, collections of receivables could be delayed and our operations might not function efficiently.

   We could experience delays or difficulties with the consolidation of our operations, which could result in a material interruption of our operations.

     We are in the process of consolidating all of our fulfillment, warehousing and distribution operations with Doubleday Direct, and, based on prior experience, we expect this consolidation to be completed by February 2000. If we experience delays or difficulties in effecting this transition, our operations could be materially interrupted and we may not achieve expected cost savings and efficiencies.

   Our marketing strategy to acquire new members could result in increased costs, and we may not acquire as many members as we anticipate, which would inhibit our sales growth.

     If our direct mail and other marketing strategies are not successful, our per member acquisition costs may increase, and we may acquire fewer new members than anticipated, which would slow our sales growth. We use a variety of modeling and list analysis procedures and techniques as part of our efforts to target our direct mail campaigns efficiently, and we intend to increase the number of prospective members to which member solicitation packages will be mailed. However, the success of our planned direct mail campaigns is subject to a high degree of risk and uncertainty, and we may fail to accurately target the type of persons who are likely to join our Audio Book Club.

     Increased member attrition could negatively impact our future revenues and operating results.

     Increases in membership attrition above the rates we anticipate could materially reduce our future revenues. We incur significant up front expenditures in connection with acquiring new members. A member may not honor his or her commitment, or we may choose to terminate a specific membership for several reasons, including failure to pay for purchases, excessive returns or cancelled orders. As a result, we may not be able to fully recoup our costs associated with acquiring new members. In addition, once a member has satisfied his or her initial commitment to purchase additional audiobooks at regular prices, the member has no further commitment to make purchases.

   If third parties obtain unauthorized access to our member and customer databases and other proprietary information, we would lose a competitive advantage.

     We believe that our Audio Book Club member file and customer lists are valuable proprietary resources, and we have expended significant amounts of capital in acquiring these names. Our member and customer lists, trade secrets, trademarks and other proprietary information have limited protection. Third parties may copy or obtain unauthorized access to our member and customer databases and other proprietary know-how, trade secrets, ideas and concepts. Competitors could also independently develop or otherwise obtain access to our proprietary information. In addition, we rent our lists for one-time use only to third parties that do not compete with us. This practice subjects us to the risk that these third parties may use our lists for unauthorized purposes, including selling them to our competitors. Our confidentiality agreements with our executive officers, employees, list managers and appropriate consultants and service suppliers may not adequately protect our trade secrets. If our lists or other proprietary information were to become generally available, we would lose a significant competitive advantage.

     Higher than anticipated product return rates could reduce our future operating results.

     We experienced a product return rate of approximately 33% in 1997 and 1998. If members and customers return products to us in the future at higher rates than in the past or than we currently anticipate, our net sales would be reduced and our operating results would be adversely affected.

   If we are unable to collect our receivables in a timely manner, it may negatively impact our cash flow and our operating results.

     We are subject to the risks associated with selling products on credit, including delays in collection or uncollectibility of accounts receivable. As of September 30, 1999, our allowance for doubtful accounts was approximately $1.8 million. If we experience significant delays in collection or uncollectibility of accounts receivable, our liquidity and working capital position could suffer and we could be required to increase our allowance for doubtful accounts which would increase our expenses. Our accounts receivable have historically increased from period to period, and we expect them to continue to increase as our revenues increase.

     Increases in costs of postage could negatively impact our operating results.

     We distribute millions of mailings each year, and postage is a significant expense in the operation of our business. We do not pass on the costs of member mailings and member solicitation packages. Even small increases in the cost of postage multiplied by the millions of mailings we conduct would result in increased expenses and would negatively impact our operating results.

     We face significant competition from a wide variety of sources for the sale of our products.

     We compete with other web sites which offer similar entertainment products or content, including digital download of spoken word content. New competitors, including large companies, may elect to enter the markets for audiobooks and spoken word content. We also compete for discretionary consumer spending with mail order clubs and catalogs, other direct marketers and retailers that offer products with similar entertainment value as audiobooks and old time radio and classic video programs, such as music on cassettes and compact discs, printed books, videos, and laser and digital video discs. Many of these competitors are well-established companies which have greater financial resources that enable them to better withstand substantial price competition or downturns in the market for spoken word content.

     The audiobook and mail order industries are intensely competitive. We compete with all other outlets through which audiobooks and other spoken word content are offered, including:


  o bookstores;
  o audiobook stores which rent or sell only audiobooks;
  o mail order companies that offer audiobooks for rental and sale through catalogs; and
  o retail establishments such as convenience stores, video rental stores and wholesale clubs.


   The loss or unavailability of our key personnel could have a material adverse effect on our business.


     Our success depends largely on the efforts of Norton Herrick, our Chairman, and Michael Herrick, our Chief Executive Officer and President. Norton Herrick is actively involved in the management and operation of several businesses and is required to devote only as much time to our business and affairs as he deems necessary to perform his duties. Norton Herrick may experience a conflict in the allocation of his time among his various business ventures. The loss of the service of either of these officers or of other key personnel could have a material adverse effect on our business. We do not maintain key-man insurance on the lives of these officers or any other key personnel.


     Risks Related to the Internet and Technology


   We have a limited history of operations on the Internet, which makes it difficult to evaluate our future Internet prospects.


     In January 1998, we launched our Internet marketing strategy to acquire members online and began to enter into agreements to attract visitors to our web site. We launched MediaBay.com in July 1999 and jointly launched bestbookclubs.com, our co-branded web site with Doubleday Direct, in September 1999. We are still developing some of the other web sites in our networked community. Although we devote significant resources to develop and promote our networked community of web sites, our efforts may not result in profits from our Internet operations. In addition to the risks of our business generally, the risks associated with developing operations in a new and rapidly evolving market, such as online commerce, include our ability to:


  o successfully implement our brand awareness and marketing campaigns;
  o successfully compete against other companies that sell similar products online;
  o develop new strategic and marketing relationships, including agreements with Internet portals, to advertise and direct customers to our web sites;
  o continue to develop and upgrade our technology;
  o respond to changes in a rapidly evolving and unpredictable business environment, including the risk that the Internet may not continue to grow as rapidly as expected; and
  o attract, retain and motivate qualified personnel.

   We may not be able to continue to license rights to sell spoken word content in new formats, such as digital download of audio files, or to respond rapidly to technological developments in the spoken word content industry.

     If we are unable to adapt our content and our web sites to evolving entertainment technologies and to continue to license the rights to sell spoken word content in new and emerging formats, such as digital download of audio files and enabling technologies, our product offerings may become obsolete and consumers may purchase spoken word content elsewhere. Some of our arrangements with audiobook publishers permit us to produce and sell audiobooks in cassette and CD format, and they may not permit us to adapt our licenses to new technologies. Although we have the ability to offer secure digital download of our spoken word content to personal computers, we believe that the introduction by third parties of portable consumer electronic devices will be necessary for broad consumer acceptance of digital download files. In addition, the technology used in delivering spoken word content over the Internet may continue to evolve rapidly.

   We may experience system interruptions which affect access to our web sites and our ability to sell products over the Internet.

     Our marketing efforts have increasingly focused on our Internet operations, and our future revenues may depend in part on the number of web site visitors who join as Audio Book Club members and who make online purchases. The satisfactory performance, reliability and availability of our web sites, transaction-processing systems and network infrastructure are critical to our ability to attract and retain visitors at our web sites. If we experience system interruptions that prevent customers and potential customers from accessing our web sites, consumer perception of our on-line business could be adversely affected, and we could lose sales opportunities and visitor traffic.

   Security risks of electronic commerce could discourage the purchase of our products over the Internet or expose us to claims.

     The transmission of private information, such as credit card numbers, over the Internet is vulnerable to exposure and use by hackers and other unauthorized persons. Advances in computer hacking or cryptographic decoding could result in a compromise of the technology or other software used by us to protect customer transactions and other data. If there is any significant compromise of our systems' security or if customers perceive our web sites as not secure, we could lose business or be exposed to potential claims of failure to protect or misuse of confidential information.

     Unauthorized duplication of our licensed content could adversely affect our business.

     Our attempts to ensure secure delivery of spoken word content to customers over the Internet may not prevent the unauthorized duplication of content that we license for distribution. Unauthorized duplication of our content could discourage content providers from entering into future licensing agreements with us. If we inadvertently permit unauthorized duplication of the content we sell, we could become liable to content providers for substantial damages. Furthermore, we may be required to spend increasing amounts of time and money to attempt to reduce possible unauthorized duplication of the content we offer.


   We could be sued for content that we distribute over the Internet and could become subject to substantial damage claims.

     As a distributor and publisher of content over the Internet, we could become liable for copyright or trademark infringement, defamation, indecency or other claims based on the nature and content of materials that we offer to consumers. Lawsuits based on our content could be expensive to defend and damaging to our business. We could be liable for damage claims in excess of the amount of indemnification payments or insurance reimbursement, if any, that we might obtain.

   The inability to acquire or maintain effective Internet web domain names could create confusion and direct traffic away from our web sites.

     We currently hold various Internet web addresses relating to our network. If we are not able to prevent third parties from acquiring web addresses that are similar to our addresses, third parties could acquire similar domain names which could create confusion that diverts traffic away from our web sites, which would adversely affect our business. In addition, infringement claims by third parties which challenge our use of these names could result in the expenditure of significant financial and managerial resources or cause us to lose such names and the benefits of brand awareness we are spending resources to develop. The acquisition and maintenance of web addresses generally is regulated by governmental agencies and their designees. The regulation of web addresses in the United States and in foreign countries is subject to change. As a result, we may not be able to acquire or maintain relevant web addresses in all countries where we conduct business. Furthermore, the relationship between regulations governing these addresses and laws protecting proprietary rights is unclear.

   The Internet is subject to legal uncertainties and potential government regulation that could impair the growth of the Internet, decrease demand for products we offer on our web sites and increase our costs.

     The application of existing laws to the Internet, particularly with respect to property ownership, libel, pricing and user privacy is uncertain. Government agencies and regulatory authorities may adopt future laws and regulations governing electronic commerce or Internet consumer protection. These laws and regulations could:

  o impose burdensome requirements on our ability to conduct our business over the Internet;
  o discourage consumer use of the Internet;
  o decrease demand for our products; or
  o increase our costs.

     We may become subject to liability for taxes in connection with our Internet sales.

     We currently are not required to collect sales or other taxes on Internet sales of content products in most states. Our business could be harmed if additional sales or similar taxes are imposed on us or if jurisdictions in which purchasers of our content reside require that we collect sales or similar taxes when selling over the Internet. Significant tax requirements could increase our costs associated with Internet sales. Additionally, increased costs associated with taxes passed on to consumers could discourage consumers from making purchases from us.

     Year 2000

     We have not experienced any business interruptions or supplier delays from year 2000 problems to date and have not discovered any year 2000 problems in internal computer systems material to our operations. We intend to continue to monitor our internal system for year 2000 problems. There can be no assurance, however, that we or our suppliers may not face future problems as a result of year 2000 issues.

     Risks Related to our Capital Structure and this Offering

   The Herrick family will continue to exert significant influence over shareholder matters after this offering.

     Following this offering, Norton Herrick, Michael Herrick and Howard Herrick and their affiliates will own approximately 27.3% of our outstanding common stock (26.2% if the underwriters exercise their over-allotment option in full). As significant shareholders and directors, they will be able generally to direct our affairs, including electing our Board of Directors, amending our Articles of Incorporation or approving the dissolution, merger, or sale of MediaBay or its subsidiaries. This concentration of ownership in the Herrick family could also delay or prevent a change in control, even when a change in control might be in the best interests of other stockholders.

     The terms of our debt impose restrictions on our business.

     Following this offering and the intended use of proceeds, we will have $4.8 million principal amount of debt outstanding under a convertible promissory note. In addition to limiting our ability to incur additional indebtedness, our existing indebtedness limits or prohibits us from:

  o merging or consolidating with another corporation;
  o selling all or substantially all of our assets;
  o declaring or paying cash dividends; or
  o materially changing the nature of our business.

     In addition, if an event of default occurs under the convertible promissory note, the indebtedness could become due and payable. We might not have sufficient funds to repay this indebtedness in the future.

     Our stock price has been and could continue to be extremely volatile.

     The market price of our common stock has been subject to significant fluctuations since our initial public offering in October 1997. The securities markets have experienced, and are likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, the trading price of our common stock could be subject to significant fluctuations in response to:

  o actual or anticipated variations in our quarterly operating results;
  o announcements by us or other industry participants;
  o factors affecting the market for spoken word content;
  o changes in national or regional economic conditions;
  o changes in securities analysts' estimates for us, our competitors or our industry or our failure to meet securities analysts' expectations; and
  o general market conditions.

   Most of our shares of common stock are currently eligible for sale and could be sold in the market in the near future, which could depress our stock price.

     After this offering, we will have outstanding 13,538,159 shares of common stock (14,138,159 shares if the underwriters exercise their over-allotment option in full). This includes the 4,000,000 shares we are selling in this offering (4,600,000 shares if the underwriters exercise their over-allotment option in full) and the 3,520,282 shares which are currently freely tradeable without restriction under the Securities Act of 1933. The remaining 6,017,877 shares of our total outstanding shares are or will become available for resale in the public market.

     The sale of a significant number of shares of common stock following the closing of this offering could adversely affect the market price of our common stock. Moreover, as these shares are sold, the market price could drop significantly if the holders of these restricted shares sell them or if the market perceives that the holders intend to sell these shares.

     The following table sets forth the approximate number of restricted shares of common stock, including shares issuable upon exercise or conversion of outstanding options, warrants and convertible securities, and the dates on which these shares become available for resale in the public market.



Approximate
Number of
Restricted
Shares         Date of availability of restricted shares for resale into public market
------------   ------------------------------------------------------------------------------------
_________      Immediately available.
_________      60-180 days after the date of this prospectus due to lock-up agreements between the managing underwriter and some shareholders not affiliated with us.


     There are currently outstanding options and warrants and other convertible securities to purchase approximately 7.2 million shares of common stock at prices ranging from $3.50 to $18.00 per share, as well as options to purchase 8,000 shares at a price of $.10 per share. Substantially all of the shares issuable upon exercise of these options, warrants and convertible notes have been registered for resale and may be sold, subject, in some cases, to lock-up agreements, in the public market by their holders upon exercise. To the extent they are exercised or converted, your percentage ownership will be further diluted and our stock price could be further adversely affected. This could also adversely affect the terms upon which we will be able to obtain additional equity capital, since the holders of outstanding options and warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in the outstanding options and warrants.

   You will incur immediate and substantial dilution because the net tangible book value per share of our common stock issued in this offering will be less than the offering price.

     Purchasers of common stock in this offering will experience an immediate and substantial dilution of $____per share in the net tangible book value per share of common stock from the public offering price. Assuming an offering price of $____per share, our net tangible book value as of September 30, 1999 would have been $____per share after giving effect to this offering.

                          FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about MediaBay, including, among other things:

  o general economic and business conditions, both nationally and in our markets,
  o our history of losses,
  o our expectations and estimates concerning future financial performance, financing plans and the impact of competition,
  o our ability to implement our growth strategy,
  o anticipated trends in our business,
  o advances in technologies,
  o our dependence on third party providers and suppliers,
  o acquisition opportunities,
  o other risk factors set forth under "Risk Factors" in this prospectus.

     In addition, in this prospectus, the words "believe", "may", "will", "estimate", "continue", "anticipate", "intend", "expect", "plan" and similar expressions, as they relate to MediaBay, our business or our management, are intended to identify forward-looking statements.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                USE OF PROCEEDS

     The net proceeds to MediaBay from the sale of common stock in this offering, assuming a public offering price of $____per share, are estimated to be $_______($_____if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses of $______. We intend to use these net proceeds as follows:

   o to repay $28.3 million of indebtedness under our credit agreement, the approximately $4.8 million principal amount of a convertible promissory note held by Norton Herrick, our Chairman, and $2.0 million principal amount of convertible promissory notes held by Evan Herrick, Norton Herrick's son and brother of Michael Herrick and Howard Herrick, officers and directors of MediaBay;
   o for Internet marketing and advertising;
   o for membership recruitment advertising, including direct mail campaigns;

   o for content acquisition and digital encoding; and
   o for general corporate purposes, including capital expenditures and potential acquisitions.

     Borrowings under our credit agreement consist of $21.2 million as a term loan and $7.1 million under a revolving line of credit. The principal amount of the term loan is payable in quarterly payments through March 2003. For more information regarding repayment of the term loan, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The revolving line of credit expires on December 31, 2003. The interest rate is currently 3.75% above LIBOR. Interest on the convertible promissory note is payable monthly. The interest rate of the approximately $4.8 principal amount note is 11% per year and the interest rate of the $2.0 million principal amount note is 9% per year. These notes are due December 31, 2004. The proceeds from these borrowings were used primarily to finance our acquisitions in December 1998 and June 1999 and for working capital and general corporate purposes.

     Pending these uses, we may invest the net proceeds temporarily in U.S. government or investment grade securities, short-term certificates of deposit, money market funds or other short-term interest bearing investments.

                          PRICE RANGE OF COMMON STOCK

     MediaBay's common stock has been quoted in the Nasdaq National Market under the symbol "MBAY" since November 15, 1999. From October 23, 1997 until November 12, 1999, MediaBay's common stock was listed on the American Stock Exchange under the symbol "KLB". The following table shows the high and low sales prices of our common stock as reported by the Nasdaq National Market since November 15, 1999 and by the American Stock Exchange until November 12, 1999.



                                                          High           Low
                                                      ------------   -----------
1997
 Fourth Quarter (from October 23, 1997) ...........    $   11.13      $   4.00
1998
 First Quarter ....................................         7.38          4.00
 Second Quarter ...................................        13.25          3.38
 Third Quarter ....................................        20.88          3.94
 Fourth Quarter ...................................        16.63          5.00
1999
 First Quarter ....................................        14.38          7.38
 Second Quarter ...................................        19.94         10.00
 Third Quarter ....................................        15.88          7.25
 Fourth Quarter ...................................        15.00         10.25
2000
 First Quarter (through January 27, 2000) .........        13.50         10.25


     On January 27, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $12.25 per share. As of January 27, 2000, there were approximately 78 record owners of our common stock.


                                DIVIDEND POLICY

     We have never declared or paid and do not anticipate declaring or paying any dividends on our common stock in the near future. The terms of our debt agreements prohibit us from declaring or paying any dividends or distributions. Any future determination as to the declaration and payment of dividends will be at the discretion of our Board of Directors and will depend on then existing conditions, including our financial condition, results of operations, capital requirements, business factors and other factors as our Board of Directors deems relevant.

                                CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 1999 on (1) an actual basis, (2) a pro forma basis and (3) an as adjusted basis. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and MediaBay's financial statements and related notes included elsewhere in this prospectus.

     The pro forma information gives effect to the following events which occurred after September 30, 1999:

     o the conversion of $4.2 million of indebtedness into 379,662 shares of our common stock;
     o the issuance of 21,600 shares of our common stock upon the exercise of an option and the receipt of $95,000 as payment of the exercise price;
     o the incurrence of $2.0 million of indebtedness; and
     o the termination of put rights relating to 50,000 shares of our common stock valued at $644,000.

     The as adjusted information in the table below gives effect to the sale of 4,000,000 shares of our common stock at an assumed public offering price of $_____ per share and our anticipated use of the estimated net proceeds, after deducting underwriting discounts and commissions and estimated expenses of this offering, including the repayment of $35.1 million of indebtedness.



                                                                        September 30, 1999
                                                           ---------------------------------------------
                                                              Actual         Pro Forma       As Adjusted
                                                           ------------   ---------------   ------------
                                                                           (in thousands)
Current portion of long-term debt ......................    $   3,120        $   3,120          $
                                                            ---------        ---------          --------
Long-term debt .........................................    $  39,313        $  37,089          $
                                                            ---------        ---------          --------
Shareholders' equity:
 Preferred stock, no par value; 5,000,000 shares
   authorized; no shares issued or outstanding .........           --               --
 Common stock subject to contingent puts ...............        4,283            3,639
 Common stock, no par value;
   75,000,000 shares authorized; 9,136,897 shares
   issued and outstanding, actual; 9,538,159
   shares issued and outstanding, pro forma; and
   __________ shares issued and outstanding, as
   adjusted ............................................       57,576           62,539
 Contributed capital ...................................        2,323            2,323
 Accumulated deficit ...................................      (27,991)         (27,991)
                                                            ---------        ---------
   Total shareholders' equity ..........................    $  31,908        $  36,871          $
                                                            ---------        ---------          --------
    Total capitalization ...............................    $  78,624        $  80,719          $
                                                            =========        =========          ========


                     SELECTED CONSOLIDATED FINANCIAL DATA


     The following tables present our selected historical consolidated financial data for each year in the five-year period ended December 31, 1998 and for the nine-month periods ended September 30, 1998 and 1999, as well as pro forma combined and as adjusted financial data. The selected historical consolidated annual financial data was derived from our audited consolidated financial statements. The selected historical consolidated financial data as of September 30, 1999 and for the nine-month periods ended September 30, 1998 and 1999 was derived from our unaudited interim financial statements. The unaudited interim financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the nine-month period ended Sepember 30, 1999 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999. You should read this financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical and pro forma financial statements and the related notes included elsewhere in this prospectus.


     The unaudited interim historical financial data presented in this prospectus gives effect to the purchase of Doubleday Direct's Audiobooks Direct club on June 15, 1999. Additionally, the balance sheet and statement of operations data for the year ended December 31, 1998 gives effect to the following transactions:


   o The acquisitions of Radio Spirits, Inc., the assets of an affiliated company, Buffalo Productions, Inc., and a 50% interest in a joint venture owned by the sole shareholder of Radio Spirits on December 14, 1998.


   o The acquisition of substantially all of the assets used by Metacom, Inc. in connection with its Adventures in Cassettes business on December 14, 1998.


   o The acquisition of substantially all of the assets used by Premier Electronic Laboratories, Inc. in connection with its business of producing, marketing, and selling old time radio and classic video programs on December 14, 1998.


   o The acquisition of substantially all of the assets of Columbia House's Audiobook Club on
     December 31, 1998.

                                                    Years Ended December 31,
                            -----------------------------------------------------------------------


                                 1994            1995          1996          1997          1998
                            --------------  -------------  ------------  ------------  ------------
                                              (in thousands, except per share data)
Statement of Opera-
 tions Data:
Sales ....................     $   337        $ 3,406        $  8,343      $ 15,119      $ 22,242
Returns, discounts and
 allowances ..............          87            771           2,743         5,041         7,348
Sales, net ...............         250          2,635           5,600        10,078        14,894
Cost of sales ............         388          2,146           4,327         5,495         9,452
Gross profit (loss) ......        (138)           490           1,273         4,583         5,442
Advertising and
 promotion expense .......         973          2,671           5,470         6,843         8,910
General and
 administrative
 expense .................         482          1,209           2,048         2,217         3,330
Depreciation and
 amortization expense.....           1              2               5             8           367
Interest (expense)
 income, net .............            (4)            (4)         (211)         (436)          180
Income taxes .............          --             --              --            --            --
                               ---------      ---------      --------      --------      --------
Net loss .................     $(1,598)       $(3,396)       $ (6,461)     $ (4,921)     $ (6,985)
                               =========      =========      ========      ========      ========
Basic and diluted net loss
 per share ...............     $  (.49)      $  (1.04)      $   (1.98)    $   (1.29)    $   (1.13)
                               =========     ==========     =========     =========     =========
Weighted average num-
 ber of shares out-
 standing ................       3,256          3,256           3,256         3,820         6,188
                               =========     ==========     =========     =========     =========



                           Nine Months Ended September 30,
                          --------------------------------

                                 1998             1999
                            -------------    -------------
Statement of Opera-
 tions Data:
Sales ....................    $ 16,190        $ 41,986
Returns, discounts and
 allowances ..............       4,655          11,297
Sales, net ...............      11,535          30,689
Cost of sales ............       7,558          15,037
Gross profit (loss) ......       3,977          15,652
Advertising and
 promotion expense .......       6,108           5,356
General and
 administrative
 expense .................       1,878           6,604
Depreciation and
 amortization expense.....         233           4,862
Interest (expense)
 income, net .............         249          (3,362)
Income taxes .............          --              --
                              --------        --------
Net loss .................    $ (3,993)       $ (4,532)
                              ========        ========
Basic and diluted net
 loss per share ..........    $   (.65)       $   (.57)
                              ========        ========
Weighted average num-
 ber of shares out-
 standing ................       6,154           7,882
                              ========        ========


                                                     December 31, 1998    September 30, 1999
                                                    -------------------   -------------------
                                                                 (in thousands)
Balance Sheet Data:
Working capital .................................         $ 6,571              $ 7,736
Total assets ....................................          64,339               89,317
Current liabilities .............................           8,231               13,813
Long-term debt ..................................          40,000               39,313
Common stock subject to contingent puts .........           8,284                4,283
Shareholders' equity  ...........................           7,823               31,908

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Financial Data" and the accompanying financial statements and related notes included elsewhere in this prospectus.


Overview

     We are a leading provider of premium spoken word content and products in hard goods and digital download formats via the Internet and offline methods. We market our audiobooks through Audio Book Club, the largest membership-based club of its kind with approximately 1.8 million members, and our audiobookclub.com web site. We sell audiobooks in a club format through our Audio Book Club and via the Internet through our audiobookclub.com site, and on a retail basis through the audiobook channel on MediaBay.com. We sell our old time radio and classic video programs on a retail basis through direct marketing and via the Internet through the old time radio and classic video channels on MediaBay.com, as well as on a wholesale basis to major retailers.

     Our marketing programs have consisted primarily of direct mail, media advertising and marketing on the Internet. Online and offline direct response marketing costs to current members are expensed on the date the promotional materials are mailed. Online and offline direct response costs for any premiums, gifts or discounted audiobooks in the promotional offer to new members are expensed as incurred. Beginning in January 1999, we were required to capitalize direct response marketing costs for the acquisition of new members in accordance with AICPA Statement of Position 93-7 and amortize these costs over the period of future benefit which was estimated at 30 months based on our historical experience over the last five years.

     We have also grown our membership base through acquisitions. On December 14, 1998, we completed a series of acquisitions and combined the acquired businesses within the old time radio and classic video programs area. On December 31, 1998, we acquired from Columbia House substantially all of the assets of its Audiobook Club and on June 15, 1999, we acquired Audiobooks Direct from Doubleday Direct. When reading the following results of operations, please note:

   o Our results of operations for the year ended December 31, 1997 and nine months ended September 30, 1998 reflect the operations of our Audio Book Club.

   o Our results of operations for the year ended December 31, 1998 reflect the operations of Audio Book Club for the entire year and the operations of the acquired companies in the old time radio and classic video programs area from December 15, 1998 through December 31, 1998.

   o Our results of operations for the nine months ended September 30, 1999 reflect the operations of our Audio Book Club, including Columbia House's Audiobook Club, and our old time radio and classic video programs area for the nine months, and the operations of Audiobooks Direct from June 16, 1999 through September 30, 1999.

     As a result of the timing of our marketing activities within a given year or quarter, the impact of capitalizing new member direct response marketing costs and the timing of these acquisitions and related costs, including increased interest expense and goodwill and other intangible asset amortization expense, comparisons of our historical operating results from period to period may not be meaningful to you.

Results of Operations

     The following table sets forth, for the periods indicated, historical operating data as a percentage of net sales.

                                                       Year Ended             Nine Months
                                                      December 31,        Ended September 30,
                                                  ---------------------   -------------------
                                                     1997        1998       1998       1999
                                                  ----------   --------   --------   --------
Net sales .....................................      100%         100%       100%       100%
                                                     ===          ===        ===        ===
Cost of sales .................................       55%          63%        66%        49%
Gross profit ..................................       45           37         34         51
Advertising and promotion expense .............       68           60         54         17
General and administrative expense ............       22           25         16         22
Depreciation and amortization expense .........       --           --          2         16
Interest income (expense), net ................         (4)         1          2        (11)
Net loss ......................................      (49)         (47)       (35)       (15)

     Nine months ended September 30, 1999 compared to nine months ended September 30, 1998

     Gross sales increased $25.8 million, or 159.3%, to $42.0 million for the nine months ended September 30, 1999 from $16.2 million for the nine months ended September 30, 1998. The increase in gross sales was primarily attributable to (1) increased sales of audiobooks resulting from the continued expansion of Audio Book Club's membership base, (2) sales from the Columbia House Audiobook Club acquisition for the full nine months ended September 30, 1999, (3) sales from our acquired old time radio and classic video programs area, and (4) the inclusion of sales from Audiobooks Direct since its acquisition on June 15, 1999.

     Returns, discounts and allowances for the nine months ended September 30, 1999 were $11.3 million, or 26.9% of gross sales, compared to $4.7 million, or 28.8% of gross sales, for the prior comparable period. The decrease in returns as a percentage of gross sales is due to historically lower return rates from sales of our old time radio and classic video programs and lower returns from sales to members of the Columbia House Audiobook Club partially offset by an increase in returns at the Audio Book Club for the nine month period ended September 30, 1999. The dollar increase in returns, discounts and allowances was primarily due to the increased gross sales.

     Principally as a result of higher gross sales, net sales for the nine months ended September 30, 1999 increased $19.2 million or 166.1% to $30.7 million from $11.5 million.

     Cost of sales increased $7.5 million, or 99.0%, to $15.0 million for the nine months ended September 30, 1999 from $7.6 million in the prior comparable period. Cost of sales as a percentage of net sales decreased to 49.0% from 65.5%. Gross profit increased $11.7 million, or 293.6%, to $15.7 million for the nine months ended September 30, 1999 from $4.0 million in the prior comparable period. Gross profit as a percentage of net sales increased to 51.0% from 34.5% due to improvement in the price we paid for products for our Audio Book Club based on increased volume purchases as a result of our recent acquisitions, better fulfillment arrangements and higher gross profit as a percentage of net sales of our old time radio and classic video products.

     Advertising and promotion expenses (for acquisition and retention of members) decreased $752,000, or 12.3%, to $5.4 million for the nine months ended September 30, 1999 as compared to $6.1 million in the prior comparable period. The decrease is due to the capitalization of direct response advertising in the nine months ended September 30, 1999, partially offset by higher advertising expenses to existing Audio Book Club members and to old time radio and classic video customers which are expensed in the period incurred. The higher advertising expenses to existing Audio Book Club members resulted from an increase in membership through continued expansion and acquisitions.

     General and administrative expenses increased $4.7 million, or 251.7%, to $6.6 million for the nine months ended September 30, 1999 from $1.9 million for the prior comparable period. General and administrative expense increases are principally attributable to the acquisition and integration of the old time radio and classic video operations, including its personnel and facilities, increased bad debt expenses as a result of sales increases and increased personnel and related costs as we continue to grow and internalize services previously performed by outside vendors. We did not retain any personnel from the acquisitions of Columbia House Audiobook Club and Audiobooks Direct.

     Depreciation and amortization expenses increased $4.6 million for the nine months ended September 30, 1999 from $233,000 for the prior comparable period. The increase in depreciation expense relates to the acquisition of fixed assets of our old time radio and classic video operations and the depreciation of Internet development costs. The increase in amortization is attributable to the amortization of goodwill and other intangible assets in connection with our various acquisitions.

     Net interest expense for the nine months ended September 30, 1999 was $3.4 million as compared to net interest income of $249,000 for the nine months ended September 30, 1998. The interest expense in 1999 is attributable to debt incurred in connection with our various acquisitions.

     Primarily due to increased gross sales of $25.8 million, improvements in gross profit as a percentage of net sales and the capitalization of direct response advertising, our earnings before interest, taxes, depreciation and amortization (EBITDA) increased $7.5 million to $3.7 million for the nine months ended September 30, 1999. Management believes that EBITDA is a relevant measure of performance because it reflects our operations without giving effect to acquisition related costs. The calculation of EBITDA may not be consistent with methods used by other companies. Net loss for the nine months ended September 30, 1999 was $4.5 million or $.57 per share of common stock as compared to a net loss of $4.0 million or $.65 per share of common stock for the nine months ended September 30, 1998. The increase in net loss was primarily attributable to increased interest expense and amortization of goodwill and other intangibles in connection with our various acquisitions, partially offset by the improvement in gross profit.

     Year ended December 31, 1998 compared with year ended December 31, 1997

     Gross sales increased $7.1 million, or 47%, to $22.2 million for the year ended December 31, 1998 from $15.1 million for the year ended December 31, 1997. The increase in gross sales was primarily attributable to increased sales of audiobooks resulting from Audio Book Club's internal member growth. Our total member file increased by approximately 740,000 names in the year ended December 31, 1998, primarily as a result of the Columbia House Audiobook Club acquisition and internal membership growth of approximately 133,000 names.

     Returns, discounts and allowances as a percentage of gross sales were unchanged, however, they increased by $2.3 million or 45.8% to $7.3 million for the year ended December 31, 1998 from $5.0 million for the year ended December 31, 1997 as a result of increases in gross sales.

     Expansion of Audio Book Club's membership base, increased revenue from members and increased new member revenue resulted in an increase in net sales of $4.8 million, or 47.8%, to $14.9 million for the year ended December 31, 1998 from $10.1 million for the year ended December 31, 1997. The increase in net sales was primarily attributable to increased sales of audiobooks resulting from Audio Book Club's internal member growth.

     Cost of sales for the year ended December 31, 1998 increased $4.0 million, or 72.0%, to $9.5 million from $5.5 million for the year ended December 31, 1997. Cost of sales as a percentage of percentage of sales increased from 55% to 63% primarily due to the timing of, and an increase in, new member enrollment in 1998. Gross profit increased $859,000 or 18.7% to $5.4 million for the year ended December 31, 1998 from $4.6 million for the year ended December 31, 1997. The gross profit increase was due to an increase in net sales, partially reduced by new member enrollment purchases in the third quarter of 1998. These initial purchases by new members are at substantially reduced prices to encourage enrollment. These offers, which are typically four audiobooks for either $.99 or $.01 plus shipping and handling, result in an initial loss to us which is expected to be recovered through additional member purchases at regular prices.

     Advertising and promotion expenses decreased $2.6 million, or 37.4%, to approximately $4.3 million for the year ended December 31, 1998 from $6.8 million for the year ended December 31, 1997. This decrease was due to fewer new member solicitation pieces mailed during 1998 and the timing of direct mail campaigns. We mailed approximately 5 million new member solicitation packages during December 1997 and received the benefits of that member recruitment campaign during 1998.

     We began engaging in significant Internet marketing and promotion activities in 1998 and allocated a portion of our advertising expenses for such purposes. Internet expenses for the year ended December 31, 1998 were $4.6 million. These expenses related to a series of agreements with various Internet companies to provide permanent placements and banner advertisements through their web sites, expansion and improvements to our web site and the launching of an Internet web site and membership club designed for online consumers. During the year ended December 31, 1997, Internet expenses were only $115,000 and were included in advertising and promotion expense.

     General and administrative expenses for the year ended December 31, 1998 increased $1.5 million, or 66.2%, to $3.7 million from $2.2 million for the year ended December 31, 1997. General and administrative expenses as a percentage of net sales, for the year ended December 31, 1998, were 24.8%, an increase from 22.1%. The increase in general and administrative expenses is primarily due to increases in personnel, travel expenses, professional fees and general office expenses due, in part, to our becoming a public company in October 1997.

     We had net interest income of $180,000 for the year ended December 31, 1998, as compared to interest expense, net of interest income, of $436,000 for the year ended December 31, 1997. Our interest income during the year ended December 31, 1998 was derived from the investment of a portion of the net proceeds of our initial public offering prior to its use. During the year ended December 31, 1997, interest expense was incurred because we financed our operating loss through borrowings.

     Net loss for the year ended December 31, 1998 increased $2.1 million to $7.0 million, or $1.13 per share of common stock, as compared to a net loss of $4.9 million, or $1.29 per share of common stock, for the year ended December 31, 1997. The increase in net loss was primarily due to expenses incurred in connection with the acquisition of Audio Book Club members, a substantial portion of which was used to increase our Internet activities.


Liquidity and Capital Resources

     Historically, we have funded our cash requirements through sales of our equity and debt securities and borrowings from financial institutions and our principal shareholders. Our capital requirements have been and will continue to be significant due to expanded operations, costs associated with direct mail campaigns, other new member recruitment advertising, promotion and brand building and expanding Internet operations.

     For the nine months ended September 30, 1999, our cash decreased by $1.8 million as we used net cash of $5.8 million for operating and $19.8 million for investing activities and had cash provided by financing activities of $23.7 million. Net cash used in operations principally consisted of the net loss of $4.5 million, an increase in accounts receivable of $2.0 million, an increase in prepaid expenses of $811,000, an increase in royalty advances of $1.2 million and an increase in deferred member acquisition costs of $7.3 million, partially offset by an increase in accounts payable and accrued expenses of $4.3 million. To arrive at net cash used in operations, we added back depreciation and amortization expenses of $5.9 million included in the net loss. The increase in accounts receivable during the nine months ended September 30, 1999 is principally due to higher sales. The increase in prepaid expenses is principally attributable to both direct mail and Internet advertising agreement expenses paid in advance of the related campaigns. The increase in royalty advances relates to the advance payments to publishers and rights holders of our various licensed products and is attributable to the growth of our business. The increase in accounts payable and accrued expenses was primarily attributable to timing of vendor payments and invoicing.

     Cash used in investing activities for the nine months ended September 30, 1999 was primarily attributable to the acquisition of Audiobooks Direct. For the nine months ended September 30, 1999, net cash provided by financing activities consisted of increased borrowings under our credit agreement for the acquisition of Audiobooks Direct, proceeds from the sales of common stock and the issuance of a related party subordinated note in connection with the acquisition of Audiobooks Direct. These increases were partially offset by principal payments on our long-term bank debt and payments on the previous related-party subordinated loans.

     During the year ended December 31, 1998, our cash decreased by $1.0 million, as we used net cash of $9.4 million in operating activities and $33.7 million in investing activities and had cash provided by financing activities of $42.1 million. Net cash used in operating activities resulted primarily from the net loss of $7.0 million, increases in inventory of $1.3 million, total prepaid expenses of $1.1 million and accounts receivable of $895,000. Net cash used in operations was partially reduced by an increase in accounts payable and accrued expenses of $605,000. The increase in accounts receivable during the year ended December 31, 1998 is principally due to higher sales and an increase in new members. Increases in inventory and total prepaid expenses are primarily attributable to the acquisitions completed in December 1998.

     For the year ended December 31, 1998, we used $36.7 million of cash for acquisitions. Cash was also used in the purchase of a twelve month bank certificate of deposit of $500,000 and to acquire $944,000 of fixed assets. Cash was further reduced by the $693,000 of costs incurred in acquisitions. Cash was increased by the redemption of short-term investments, principally bank certificates of deposit and accrued interest thereon, in the amount of $5.1 million.

     For the year ended December 31, 1998, cash provided from financing activities consisted primarily of the issuance of the $27.0 million of bank debt and $15.0 million of notes payable to a related party described below. During the year ended December 31, 1998, based upon a pre-existing agreement, we sold to a director, five-year options to purchase 75,000 shares of our common stock at an exercise price of $5.00 per share, the market value on the purchase date, for $75,000.

     Based on our projected level of operations, including the integration of our recent acquisitions and anticipated cost savings and revenue growth, we believe that the net proceeds of this offering, our cash flow from operations and available cash will be adequate to meet our future liquidity needs for at least twelve months after this offering.

     Recent Acquisitions and Financings

     In December 1998, we completed the following acquisitions of old time radio and classic video businesses:

   o We acquired Radio Spirits, Inc., a company which specialized in syndicating, selling and licensing old time radio programs, from Carl Amari, who became an officer of MediaBay upon the closing. The purchase price for the acquisition was $340,000 in cash, 425,000 shares of our common stock and options to purchase 175,000 shares of our common stock at an exercise price of $12.875 per share. We also paid $1.8 million of liabilities of Radio Spirits at the closing. In connection with the Radio Spirits acquisition, we also acquired from Mr. Amari (1) the assets of Buffalo Productions, Inc. relating to its business of duplicating pre-recorded compact discs for $369,000 and (2) a 50% interest in a joint venture engaged in the production, broadcast, marketing and distribution of old time radio programs for $2.3 million. We also assumed liabilities of $224,446 of the joint venture.

   o We acquired the assets used by Metacom, Inc. for its Adventures in Cassettes business of producing, marketing and selling old time radio programs for $1.1 million, 50,000 shares of our common stock and warrants to purchase 50,000 shares of our common stock.

   o We acquired the assets used by Premier Electronic Laboratories, Inc. relating to its business of producing, marketing and selling old time radio and classic video programs for $240,000 and 125,000 shares of our common stock.

     On December 31, 1998, we acquired from Columbia House substantially all of the assets of its Audiobook Club, including its membership file of over 600,000 members. We also entered into a marketing agreement with Columbia House in which we received access to Columbia House's current and future club mailing lists, which currently consist of over 20 million names of active and inactive members, through 2006. In addition, Columbia House entered into a non-competition agreement. As consideration for the acquisition, we paid to Columbia House $30.8 million in cash and issued to Columbia House and its designees, Sony Music Entertainment, Inc. and WCI Record Club Inc., a subsidiary of Time Warner, a total of 325,000 shares of our common stock and warrants to purchase an additional 100,000 shares of our common stock at a price of $11.125 per share.

     In December 1998, we obtained financing for these acquisitions from (1) Fleet National Bank and ING (U.S.) Capital Corporation and (2) Norton Herrick, our Chairman. Under the credit facility with Fleet and ING, we borrowed an aggregate of $27.0 million, consisting of a $25.0 million term loan and a $2.0 million advance under a $9.0 million revolving line of credit. The term loan is payable as follows: four quarterly payments of $930,000 in the year 2000; four quarterly payments of $1,550,000 in the year 2001; four quarterly payments of $2,170,000 in the year 2002; and the balance due on March 31, 2003. We granted to the lenders a security interest in substantially all of our assets and the assets of our subsidiaries and pledged the capital stock of our subsidiaries to the lenders as collateral under the credit facility. We also issued to the lenders three-year warrants to purchase up to 197,450 shares of common stock at an exercise price of $9.967 per share. Our borrowings from Mr. Herrick were made under a $15.0 million principal amount 9% convertible promissory note due December 31, 2004, of which $1.0 million principal amount was repaid in January 1999. Mr. Herrick subsequently sold $5.0 million principal amount of the note to a third party. The interest rate of the portion of the note sold by Mr. Herrick is payable quarterly at an annual rate of 9%. In December 1999 and January 2000, Mr. Herrick sold approximately $4.2 principal amount of the remaining note to a third party. The third party converted the portion of the note it purchased into 379,662 shares. See "Related Party Transactions."


     In connection with the acquisitions described above, we granted the sellers the right, under specified conditions, to sell back to us up to an aggregate of 675,000 shares issued to the sellers in connection with the acquisitions. These rights have terminated as to 370,000 shares. The sellers have the right under certain conditions to sell the remaining 305,000 shares of stock to us at prices ranging from $14.00 to $15.00 per share at various times commencing in December 2003 and expiring in December 2008, unless the rights are terminated earlier as a result of our satisfying common stock price and/or performance targets prior to exercise. If all of the rights are exercised prior to termination, the maximum amount we could be required to pay for the repurchase of all of the shares is approximately $4.6 million, payable as follows: (1) $350,000 commencing December 2003; (2) $3.5 million commencing December 2004; and (3) $750,000 commencing December 2005.


     From April through August 1999, we sold 2,040,000 shares of common stock to qualified institutional buyers for gross proceeds of $24.9 million. We used the proceeds primarily to finance the Audiobooks Direct acquisition described below. Cash fees associated with these sales were $295,000 and were paid to an unaffiliated third party.


     In June 1999, we acquired from Doubleday Direct the assets of Audiobooks Direct, including its membership file of approximately 500,000 members. We also entered into a marketing agreement with Doubleday Direct in which we received access to Doubleday Direct's existing and future club mailing lists, which currently consist of over 14 million names of active and inactive members. In addition, Doubleday Direct entered into a non-competition agreement and a transitional services agreement with us. As consideration for the acquisition, we paid Doubleday Direct $18.6 million in cash. We also incurred cash costs and fees of $184,000 and estimated additional costs and fees of approximately $175,000.


     In connection with the acquisition of Audiobooks Direct, we, Fleet and ING amended the terms of our existing credit agreement to provide for an additional $6.0 million of term loans. The interest rate under the credit agreement is currently 3.75% above LIBOR and interest is payable at the expiration of the respective LIBOR contracts. In connection with the additional loan in June 1999, we issued the lenders three-year warrants to purchase up to 119,940 shares at an exercise price of $14.20 per share. In August 1999, we repaid $8.6 million of indebtedness under the credit agreement.


     We also obtained a portion of the financing for our acquisition of the business of Doubleday Direct's Audiobooks Direct club by borrowing $4.4 million from Norton Herrick under a convertible promissory note. This loan was repaid in full in July 1999. See "Related Party Transactions."


     At September 30, 1999, an aggregate of $28.6 million principal amount of indebtedness was outstanding under our credit agreement with Fleet and ING. At December 31, 1999, indebtedness outstanding under the credit agreement was $28.3 million.


     In December 1999 and January 2000, we borrowed a total of $2.0 million from Evan Herrick, a son of Norton Herrick and brother of Michael Herrick and Howard Herrick, by issuing to Evan Herrick 9% convertible promissory notes due December 31, 2004. We used the proceeds of these loans for working capital and corporate purposes.

     We intend to use a portion of the proceeds of this offering to repay the $28.3 million of indebtedness outstanding under the credit agreement, the approximately $4.8 million principal amount convertible promissory note held by Norton Herrick and the $2.0 million principal amount convertible promissory notes held by Evan Herrick.

     As a result of recent acquisition activity and sales of our common stock, MediaBay, Fleet and ING amended the terms of our existing credit agreement whereby certain covenants under the agreement were adjusted. In connection therewith we paid legal expenses and fees of $317,000.

Year 2000

     We have not experienced any business interruptions or supplier delays from year 2000 problems to date and have not discovered any year 2000 problems in internal computer systems material to our operations. We intend to continue to monitor our internal system for year 2000 problems. There can be no assurance, however, that we or our suppliers may not face future problems as a result of year 2000 issues.

Quarterly Fluctuations

     Our operating results vary from period to period as a result of purchasing patterns of members, the timing, costs, magnitude and success of direct mail campaigns and Internet initiatives and other new member recruitment advertising, member attrition, the timing and popularity of new audiobook releases and product returns. The timing of new member enrollment varies depending on the timing, magnitude and success of new member advertising, particularly Internet advertising and direct mail campaigns.

     Our gross profit margin is affected by the percentage of new Audio Book Club member enrollment purchases. Initial purchases by new members are at substantially reduced prices to encourage enrollment. These offers, which are typically four audiobooks for either $.99 or $.01 plus shipping and handling, result in an initial loss to us which is expected to be recovered through additional member purchases at regular prices. New member enrollment purchases typically account for a higher percentage of sales following significant Audio Book Club direct marketing activities.

     We believe that a significant portion of our sales of old time radio and classic video programs are gift purchases by consumers. Therefore, we tend to experience increased sales of these products in the fourth quarter in anticipation of the holiday season and the second quarter in anticipation of Fathers' Day.


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
                                   BUSINESS
General

     MediaBay, Inc. is a leading provider of premium spoken word content and products in hard goods and digital download formats via the Internet and offline methods. Our content library includes approximately 72,000 audiobook titles, 59,000 old time radio programs and 3,500 classic video programs. We market our audiobooks through Audio Book Club, the largest membership-based club of its kind with approximately 1.8 million members, and our audiobookclub.com web site. Our old time radio and classic video programs are marketed through the Internet and direct mail catalogs and, on a wholesale basis, to major retailers, including Costco, Best Buy, Sam's Club, Barnes & Noble, Waldenbooks, B. Dalton Booksellers and Amazon.com. All of our products are available for purchase over the Internet through our content-rich portal located at MediaBay.com. MediaBay.com utilizes our extensive library of premium spoken word content and various product offerings to attract visitors, increase the duration and frequency of their visits and expand our e-commerce opportunities. According to PC Data Online, audiobookclub.com ranked as the third most visited web site for books, the 69th most visited retail shopping web site and the 34th fastest growing web site during November 1999. In addition, we are currently encoding our library of proprietary and licensed content and are beginning to offer products in a digital download format.

     We have consolidated the club industry for audiobooks by acquiring what we believe to be our only competitors. As part of the acquisitions of Columbia House's Audiobook Club and Doubleday Direct's Audiobooks Direct club, we acquired over 1.1 million members and gained the exclusive right to access their other club mailing lists of over 34 million existing active and inactive members, as well as future members they acquire, without any list rental or insertion fees. As a result of these acquisitions and our expanded customer database, we have been able to negotiate better prices for products, enjoy increased economies of scale with our advertising, printing and mailing costs, stratify our member mailings to better serve our members and form specialty clubs for audiobooks. In December 1998, we also acquired the assets of three companies that produce, license, broadcast, syndicate and sell old time radio and classic video programs. Through these acquisitions we obtained an extensive library of over 59,000 old time radio and classic video programs, most of which are exclusively licensed, and a customer list of over 400,000 names. We have also enhanced our product offerings by acquiring and licensing diverse media content and increased our customer base from approximately 260,000 customers at December 31, 1997 to over 2.2 million customers at December 31, 1999.

Business Strategy


     The market for spoken word content is large and growing rapidly. We consider ourselves the market leader in this market and are implementing the following strategies to capture additional market share:


   o Increase Internet Presence. MediaBay.com is an innovative content and e-commerce web site that combines the entertainment of content-driven web sites, with the product selection and service of e-commerce sites, while providing a sense of community for visitors. We launched MediaBay.com to
     (1) capitalize on our substantial customer base and ability to drive traffic to our web sites and (2) transport our unique spoken word, audiobook and old time radio, and classic video content library online. We believe that we were the first significant entrant into the spoken word content e-commerce market. Since we launched our online strategy in January 1998, we have added over 100,000 Audio Book Club members through audiobookclub.com. New members are enrolling online at an average rate of over 6,000 per month and the number of unique visitors to our web sites is approximately 1.2 million per month. Since our current cost of acquiring new members via the Internet is lower than through our offline marketing activities, we intend to increasingly emphasize this method of membership acquisition. We currently have a database of over 440,000 e-mail addresses. We are continuously enhancing our web sites and are actively leveraging our marketing, customer service and fulfillment expertise and capabilities to grow our online business.

     We believe that the club model used by Audio Book Club translates well to an Internet model because the club model ensures communication between us and our members and engenders a sense of belonging to a community. In addition, the model provides a significant breadth of product offerings and substantial information about our products. Unlike traditional web retailers, our members have a purchase obligation associated with their membership and there is a strong likelihood that they will remain members and repeat buyers for a sustained period.

   o Capitalize on Emerging Digital Delivery Technologies. We have entered into arrangements with Microsoft and Reciprocal and now have the infrastructure necessary to provide customers with secure digital downloads of our content. We are currently encoding our library of old time radio programs and selected audiobook titles to offer these products in a secure digital download format. We are finalizing agreements with publishers of other forms of spoken word content, including audio versions of newspapers, magazines and newsletters, to obtain the rights to market these items on our sites in secure digital download format. As digital download becomes an increasingly accepted method for delivery of spoken word content, we will expand our offering of products in this format. We believe that these distribution methods will further improve our product margins as they eliminate the costs of reproduction, packaging and warehousing.

   o Expand Marketing Strategy. We have developed a marketing strategy which incorporates a broad range of online and offline marketing methods to increase our customer base and revenues, including Internet marketing and advertising, targeted e-mails to our database, growing our online Affiliate Network and direct marketing. We utilize our 2.2 million name customer list, product inserts into our 750,000 retail packages, 3.7 million mail order packages and inserts into our 13.5 million mailings to our customers to drive traffic to MediaBay.com and audiobookclub.com. We continuously add affiliates to our Affiliate Network program, which currently consists of approximately 13,500 other Internet sites which promote our web sites. We also have the exclusive right to use Columbia House's and Doubleday Direct's mailing lists, which provide us access to over 34 million of their other club members for direct mail campaigns and inserts into club member mailings to acquire Audio Book Club members without any list rental or insertion fees. We use our substantial knowledge relating to the use of third-party mailing lists to efficiently and cost effectively target buyers on these lists and to continue to acquire new members from third-party lists.

     We devote significant efforts to developing and testing various online and offline marketing strategies in a concerted effort to increase revenue and reduce marketing costs. Through constant testing and refinement of our marketing efforts we have grown, and are continuing to grow, our customer lists and have reduced, and continue to reduce, our per-customer acquisition costs. We have significantly reduced our costs to acquire Audio Book Club members online to less than 5% of the per-member costs of our initial Internet marketing campaigns and to less than the per-member acquisition costs of our offline marketing campaigns while continuing to attract qualified and desirable members.

   o Leverage Our Unique Content. We offer approximately 135,000 spoken word and video products which we sell online and offline. We are able to use this content to attract and retain web site visitors and to offer this content to strategic partners in exchange for directing traffic to our sites. One method of attracting and retaining web site visitors is to enable them to sample video and audio clips free of charge from our library of audio books, old time radio programs and classic videos. Unlike many web sites which purchase third-party content and resell products, we own or license and manufacture a majority of our products and content. We license the rights to sell audiobooks in a club format from major publishers and pay royalties for each audiobook sold. We also own or exclusively license substantially all of our old time radio and classic video products. As a result, we believe that we have a low product cost compared to retailers and online book sellers. We also utilize our content to enter into content alliances whereby we offer leading web sites samples or full length programs in exchange for their directing traffic to our web sites. We currently have content alliances with Microsoft's windowsmedia.com, Diamond Rio's media portal, rioport.com, and Real Network's real.com.


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

Industry Overview


     Audiobooks and Other Spoken Word Entertainment

     First introduced to the mass market in 1985, audiobooks are literary works, including best-selling selections from today's most popular writers, and other printed materials, many of which are made more marketable through the use of readings by the author, a celebrity actor, or an ensemble of readers or actors. Audiobooks are recorded on cassettes and on compact discs. Most best-selling hardcover books printed today are released simultaneously as audiobooks. Audiobooks are usually author approved abridged versions of the original works converted to an audio format and are typically three to six hours in length.

     The audiobook market has increased at a nine-year compound annual growth rate of approximately 27% from an estimated $250 million in 1989 to approximately $2.2 billion in 1998. We believe that this sales growth is driven by several factors, including:

  o the expanding number of available titles in audiobook format;
  o an increase in the number of retailers selling audiobooks;
  o an increase in product quality;
  o broadening public awareness of the portability and convenience of audiobooks as a viable alternative to printed books and music recordings; and
  o increasing time constraints on consumers.

As the market for audiobooks grows, some titles are being released only in audio format. In December 1999, Simon & Schuster published a Stephen King title, Blood and Smoke in audio format only and not in the written format.

     Audiobook titles span every genre, including non-fiction, fiction, self-help, mystery, fantasy, business, science fiction, biography, romance, religion, motivational and children's, among others. Audiobooks cover new releases as well as many of the literary classics.

     Consumers of audiobooks are traditionally individuals who do not read as often as they desire due to time constraints. As an alternative, these individuals listen to audiobooks while engaging in other activities such as driving or exercising. This demographic group has expanded to encompass a wide variety of consumers. A 1996 market study by the Yankee Group indicates that 87% of automobile commuters listened to the radio an average of 50 minutes a day while commuting. As individuals look to use their commuting time more efficiently and manage an increasing amount of available content, we believe that audiobooks have emerged as a personalized pay-to-listen alternative to radio.

     Old Time Radio and Classic Video Products

     Old time radio programs include radio dramas, mysteries, detective stories, comedies, westerns, science fiction and adventure stories that originally aired from the 1930s to the 1970s. Classic video programs include films originally released from the silent film era of the 1930s through the 1970s.

     We believe there has been a resurgence in consumer interest for old time radio and classic radio programs, as demonstrated by the growth of our sales of these products and increased opportunities to enter into co-branding and cross-marketing agreements, such as our agreements with the Frank Sinatra estate, Walter Cronkite, the Smithsonian Institute and American Movie Classics. We also believe that these programs have become a niche entertainment market, appealing to those consumers who remember the "golden age of radio" and their childhood film favorites with nostalgia and to younger listeners seeking new forms of entertainment. According to a 1998 industry report, the United States market for collectibles, which we believe includes old time radio and classic video products, was estimated to exceed $10 billion. We believe that our old time radio and classic video products can increase their share of this market.

     Digital Delivery of Spoken Word Content

     The Internet has recently emerged as a significant global communications resource enabling millions of people to access and share information, experience entertainment offerings and purchase products. Through the Internet, users have the ability to quickly receive information in various forms, from text and multimedia to newer technologies such as streaming audio. According to Jupiter Communications, almost 33% of online consumers, representing 43 million people worldwide, often listen to spoken word content on their personal computers. The current environment available on the Internet generally restricts consumers to listening at their personal computers. However, consumer electronics and computer manufacturers are addressing this constraint by developing a new generation of mobile devices that are capable of playing back digital downloads of spoken word content. An industry research analyst estimates that sales of Internet-connected portable audio players will increase from under 1.0 million units in 1999 to over 6.5 million units in 2002. As a result, we believe that this market will expand rapidly and that we are positioned to capitalize on its growth.


MediaBay Network


     We operate the MediaBay network of web sites which consists of MediaBay.com, audiobookclub.com and bestbookclubs.com.


     MediaBay.com


     Our MediaBay.com media portal site is an innovative content and e-commerce web site offering our 2.2 million customers and approximately 1.2 million unique web site monthly visitors a single location for premium spoken word content and products. MediaBay.com combines the entertainment of content-driven web sites with the product selection and service of e-commerce sites, while providing a sense of community for visitors. In July 1999, we launched MediaBay.com to (1) capitalize on our substantial customer base and ability to drive traffic our websites and (2) transport our unique spoken word, radio and video content library online. We believe we were the first significant entrant into the spoken word content e-commerce market.


     In addition to providing our own content, we have entered into several arrangements to provide unique content, such as webcasts, including the American Express Blue concert series, celebrity and author interviews and audio horoscopes to attract and retain web site visitors.


     MediaBay.com was originally designed to network our various e-commerce sites and is currently being redesigned as a true portal site. Redesigning MediaBay.com into a channel format enables visitors to conveniently purchase products from multiple channels in a single transaction and navigate MediaBay.com without leaving the site. The redesigned site, which we expect to re-launch by the end of the first quarter of 2000, will be comprised of the following channels which are representative of our content and commerce offerings:


   o Audiobook channel. At this channel, visitors can purchase on a retail basis almost any of the 72,000 audiobook titles in existence, sample 15,000 audio clips from various audiobook titles, listen to streaming audio and digital downloads of selected audiobooks, read reviews, receive recommendations and visit our chatrooms.


   o Old time radio channel. This channel provides visitors with a searchable database to select from over 59,000 programs from our old time radio program library to purchase and offers free full-length programs in streaming audio and digital download formats, information on the programs, celebrities and talent of the Golden Age of Radio and contests and trivia information. This site is heavily promoted by our nationally-syndicated radio program "When Radio Was," which is heard by over 3 million listeners weekly.


   o Classic video channel. This channel is devoted to classic, nostalgic and other unique film and video programs. This channel has a fully searchable database of over 3,500 video programs from our classic video library for purchase by visitors. We also intend to offer a large library of current and vintage video programs in the near future.


   o Newsstand channel. This channel offers newspapers, newsletters, magazines and other time sensitive content for purchase as hard goods, as well as in secure digital download formats and non-secure formats such as the mp3 format.

   o Music channel. This channel is devoted to old time and current music in CD format and has a searchable database of tens of thousands of titles in addition to unique content, such as concert webcasts and archived performances from prior webcasts.

     Audiobookclub.com

     Audiobookclub.com provides visitors the opportunity to become members of our Audio Book Club and provides our members with the ability to order almost any audiobook in existence. Audiobookclub.com has acquired over 100,000 members online since January 1998 and is currently enrolling new members at an average rate of over 6,000 per month. This site currently receives over 1.0 million unique visitors per month, according to recent measurements by PC Data Online. Approximately 20% of the traffic to this site comes directly to audiobookclub.com, and the remainder is driven to the site through links with other sites. According to PC Data Online, audiobookclub.com ranked as the third most visited web site for books, the 69th most visited retail shopping web site and the 34th fastest growing web site during November 1999.

     Audiobookclub.com utilizes Net Perceptions GroupLens Recommendation Engine, an advanced tool designed to deliver highly personalized content, to attempt to create personalized audiobook buying experiences customized for each member. Once members have logged onto audiobookclub.com, they are offered audiobook selections that correspond to their previous buying patterns. Online members also receive e-mail alerts that inform them of the addition of new titles that may appeal to them. Members visiting audiobookclub.com are able to sample over 15,000 audio clips from various audiobook titles, read reviews, visit our chat room, "Coffee Talk", to discuss audiobook interests with other members, and visit special sections such as CD Central and Unabridged Only. Audiobookclub.com is updated simultaneously with the Audio Book Club catalog to add new selections and the new current featured selection, as well as to add new book cover images and audio clips to preview.

     Bestbookclubs.com

     Bestbookclubs.com, a co-branded web site with Doubleday Direct, was established to accumulate a database of e-mail addresses, acquire new Audio Book Club members and attract visitors to our web sites. We promote Doubleday Direct's clubs and this joint web site on our audiobookclub.com and MediaBay.com sites and Doubleday promotes our products and services on its web sites, including doubledaybookclub.com, crossings.com and literaryguild.com.


Audio Book Club

     We believe that we are the largest marketer of audiobooks through our Audio Book Club, the largest membership-based club of its kind. Our total member file, which includes active and inactive members, has grown significantly from approximately 64,000 names at December 31, 1995 to approximately 1.8 million names at December 31, 1999. Of these members, 625,000 members were added as a result of our acquisition of Columbia House's Audiobook Club and 500,000 members were added as a result of our acquisition of Doubleday Direct's Audiobooks Direct club. In addition, we added 200,000 members in 1999 through internal growth.

     We emphasize the timely introduction of new audiobook titles to our catalogs and attempt to offer a balance between various genres and between unabridged and abridged audiobooks, cassettes and compact discs to satisfy differing member preferences. We also offer a special order service which enables members to call us and order virtually any of the approximately 72,000 published titles in existence, whether or not listed in our member mailings.

     We are in the process of creating specialty clubs for audiobooks based on consumer preferences which we have identified from our extensive database of member information including a Christian audiobook club which is expected to be launched by the second quarter of 2000. Our specialty clubs will feature a specific interest, such as self help, religion, mystery, romance and science fiction.

     We engage in list rental programs to maximize the revenue generation potential of these programs. As Audio Book Club's membership base continues to grow, we anticipate that our member list will continue to be attractive to direct marketers as a source of potential customers.

     Our Audio Book Club is modeled after the Book-of-the-Month Club. Audio Book Club members can enroll in the club through the mail by responding to direct mail or print media advertisements, online through our web site or by calling or faxing us. We typically offer new members four audiobooks at an introductory price of $.99 or less. By enrolling, the member commits to purchase a minimum number of additional audiobooks, typically two or four, at Audio Book Club's regular prices which generally range from $10.00 to $35.00 per audiobook. Our members continue to receive member mailings and typically purchase audiobooks beyond their minimum purchase commitment.


Unique Spoken Word and Video Content


     We have exclusive rights to a substantial portion of our library of popular old time radio and classic video programs, including vintage comedy, mystery, detective, adventure and suspense programs. Our library consists of over 59,000 radio programs, most of which are licensed on an exclusive basis, including:

  o H.G. Wells' "War of the Worlds" broadcast;
  o hit series, such as The Lone Ranger, Superman, Tarzan, Sherlock Holmes, The Life of Riley and Lights Out;
  o recordings of stars, such as Humphrey Bogart, Lucille Ball, Frank Sinatra and Jack Benny; and
  o recordings of comedy teams, such as Abbott and Costello, Burns and Allen, Martin and Lewis and Baby Snooks and Daddy.

     We also produce and syndicate three national "classic" radio programs:
"When Radio Was" hosted by Stan Freberg, "Radio Movie Classics" hosted by Jeffrey Lyons, and "Radio Super Heroes." These three programs are collectively heard in more than 450 markets, including one of the nation's largest radio stations, KNX1070 Los Angeles, by over 3 million listeners weekly. Our library of old time radio programs provides the content and the basis for these programs.

     We leverage the content of our old time radio and classic video library by entering into marketing and co-branding arrangements which provide us a means to repackage these programs. We offer the following collections:

   o "The Greatest Old-Time Radio Shows of the 20th Century -- hand-picked by Walter Cronkite" -- a collection of approximately 60 old time radio programs. We have entered into a license agreement to use Mr. Cronkite's name and likeness. This collection includes approximately 30 hours of radio's most memorable programs, a spoken foreword by Mr. Cronkite and a companion informational booklet.

   o "The Smithsonian Collection" -- a collection of old time radio programs branded under this name. We entered into an agreement with the Smithsonian Institution to produce a series of recordings of nostalgic radio programs to be sold through all major bookstore chains carrying audio programs. Each Smithsonian collection features a foreword by a recognized celebrity from radio's golden age such as George Burns, Jerry Lewis and Ray Bradbury.

   o "AMC's Audio Movies to Go" -- a collection of old time radio adaptations of classic movies branded under this name featuring film stars such as Humphrey Bogart, Jimmy Stewart, John Wayne and Betty Davis. We entered into an exclusive agreement with American Movie Classics in October 1999. This product line is being sold on American Movie Classics' cable channels reaching 69 million homes, in retail chains carrying audio and video programs, in our product catalogs and on our web site and AMC's web site.

     In the second quarter of 2000, we expect to release a collection of Frank Sinatra's Greatest Radio Performances which we anticipate will contain approximately 60 of Frank Sinatra's old time radio appearances. We have entered into an agreement with Mr. Sinatra's estate for the use of Mr. Sinatra's name and likeness in connection with a collection of his performances.

     We also have an extensive library of over 3,500 video programs, including an extensive collection of foreign and silent films, as well as classic films from the 1930s through the 1970s.

     We sell our old time radio and classic video programs on a retail basis through our catalogs and direct mail. We maintain a list of over 400,000 names of customers of radio and video programs through our catalogs. This list includes all customers to which our radio and video programs or catalogs have been mailed. We engage in list rental programs to maximize the revenue generation potential of our customer list. We also sell our radio and video programs on a wholesale basis through major retailers and online retailers, including Costco, Best Buy, Sam's Club, Barnes & Noble, Waldenbooks, B. Dalton Booksellers and Amazon.com.


Marketing

     Since our inception, we have engaged in an aggressive marketing program to expand our Audio Book Club member base, expand our Internet presence, develop alliances with other Internet companies and attract visitors to our web sites. We devote significant efforts to developing various online and offline marketing strategies in a concerted effort to increase revenue and reduce marketing costs. We continually analyze the results of our marketing activities in an effort to maximize sales, extend membership life cycles, and efficiently target our marketing efforts to increase response rates to our advertisements and reduce our per-member and per-customer acquisition costs.

     Internet Marketing

     Our marketing activities on the Internet have resulted in the enrollment of over 100,000 new Audio Book Club members through our web sites since January 1998, with an average of over 6,000 new members currently enrolling over the Internet each month. Audiobookclub.com currently attracts over 1.0 million unique visitors per month.

     Our Internet marketing program focuses on developing alliances with other Internet companies to attract visitors to our web sites to sell products and obtain Audio Book Club members. We have entered into advertisement arrangements with various Internet companies such as America Online, Yahoo!, Broadcast.com, Mail.com, iVillage, Go2Net, Inc. and Microsoft for several of its web sites, including its MSN.com portal site and its HotMail, WebTV and Link Exchange properties, and we continue to explore arrangements with other Internet companies. Most of the arrangements provide us with the flexibility to promote one or more of our web sites to direct visitor traffic to the web site or sites that we expect will benefit the most from the promotion.

     We established an Internet department which evaluates our click-through rates and rate of conversions of visitors to customers on a daily basis and alters our initiatives to maximize our Internet marketing and advertising activities. We believe that this focus and our ability to negotiate favorable agreements has resulted in a cost to acquire new members on the Internet which is lower than our offline cost. Since our current cost of acquiring new members via the Internet is lower than through offline marketing activities, we intend to increasingly emphasize this method of member acquisition.

     We have established an Associates Network program of over 13,500 affiliate web sites which advertise audiobookclub.com and receive a commission for each member obtained through a link from their site.

     We also use push-marketing programs consisting of targeted e-mail campaigns to our existing e-mail address database of over 440,000 e-mail addresses.

     We utilize our content to enter into alliances with many leading web sites, including Microsoft's windowsmedia.com, Diamond Rio's media portal, rioport.com, and Real Network's real.com which enable us to drive traffic to our web sites to sell products and build our e-mail address database.

     In the belief that enticing, easy to use web sites are the best source of marketing for repeat visitors, we continually make technological improvements to our web sites to facilitate user access. By offering an increasingly varied array of fresh content, audio and video clips and other features, we aim to attract visitors to our Internet web sites both to remain at our sites to purchase additional products and to return to our network of sites when they choose to browse the Internet for entertainment options.

     Offline Marketing to Attract Online Customers

     We emphasize the use of our offline marketing efforts to attract visitors to our web sites. We promote MediaBay.com and audiobookclub.com by inserting promotional advertisements in our product packages, product shipments, direct mailings, inserts and other selected mailings. In addition, we advertise our web sites on our nationally syndicated radio program "When Radio Was," which is heard seven days a week and has a weekly audience of over 3 million listeners.

     Club Member Acquisition

     We have historically acquired new Audio Book Club members primarily through direct mailings of member solicitation packages, acquisitions, Internet advertising, and to a lesser extent from advertisements in magazines, newspapers and other publications and package insert programs. We seek to attract a financially sound and responsible membership base and target these types of persons in our direct mail and other advertising efforts.

     We select lists of names of membership candidates based on the extensive knowledge and experience we have gained which we believe are characteristic of persons who are likely to join Audio Book Club, purchase sufficient quantities of audiobooks to be a profitable source of sales for us and remain long-term members. We analyze our existing mailing lists and our promotional campaigns to target membership lists which are more likely to yield higher response rates. We have gained substantial knowledge relating to the use of third-party mailing lists and believe we can target potential members efficiently and cost effectively by utilizing third-party mailing lists.

     In connection with our acquisitions of Columbia House's Audiobook Club and Doubleday's Audiobooks Direct club, we obtained the exclusive right to use their other current and future club mailing lists, which currently consist of over 34 million active and inactive members, over the next several years, without paying rental and insertion fees. Since these club mailing lists are comprised of individuals who have previously joined other membership clubs, we anticipate favorable future response rates and improved per-member acquisition costs.

     We also acquired mailing lists with an aggregate of approximately 400,000 names of buyers and prospective buyers of old time radio and classic video programs in connection with the acquisition of our old time radio and classic video operations in December 1998. Since these persons have previously purchased spoken word content through direct marketing, we have begun to target them as potential customers or members of Audio Book Club.

     Member Retention and Recurring Revenue

     We encourage Audio Book Club members to purchase more than their minimum purchase commitment by offering all members special discount pricing and other incentives based on the volume of their purchases. Audio Book Club members receive one mailing approximately every three weeks. Audio Book Club mailings typically include a multi-page catalog which, together with the "more titles" insert, offers approximately 500 titles, including a featured selection, which is usually one of the most popular titles at the time of mailing; alternate selections, which are best selling and other current popular titles; and backlist selections, which are long-standing titles that have continuously sold well. Each member mailing also includes an order form and a "Member-Get-a-Member" form.

     In order to encourage members to maintain their relationship with Audio Book Club and to maximize the long-term value of members, we seek to provide friendly, efficient, personalized service. Our goal is to simplify the order process and to make members comfortable shopping via the Internet and by mail order. Audio Book Club's membership club format makes it easy for members to receive the featured selection without having to take any action. Under the membership club reply system, the member receives the featured selection unless he or she replies by the date specified on the order form by returning the order form, calling us with a reply, faxing a reply to us or replying online via our Internet web site with a decision not to receive such selection. Members can also use any of these methods to order additional selections from each catalog.

     We maintain a database of information on each name in our member file, including number and genre of titles ordered, payment history and the marketing campaign from which the member joined. We also maintain a lifetime value analysis of each mailing list we use and each promotional campaign we undertake. The substantially increased size of our database enables us to better stratify our member mailings by sending marketing materials and monthly selections that better reflect members' particular interests as evidenced by their buying patterns and purchasing preferences, rather than sending the same mailing and monthly selection to all members. Our objective is to use this stratification technique and our database analysis expertise to decrease members' returns of monthly selections, increase members' positive response to our product offerings and thereby increase net sales and extend the membership lifecycle.

     Marketing of Old Time Radio and Classic Video Products

     We sell our old time radio and classic video products primarily through direct mail, radio and print advertisements and online marketing and promotion of our web sites. Our catalogs offer cassettes and compact discs from our old time radio library and videos from our classic video library. We mail our catalogs four to six times each year to all persons on our customer list, as well as to portions of our Audio Book Club member list. We also include product insert advertisements for our radio and video programs in selected Audio Book Club member mailings.

     We advertise these products on our nationally syndicated programs, which reach an audience of 3 million listeners of old time radio programs weekly. We also place advertisements in selected publications, including Reader's Digest, TV Guide and Parent Magazine. We also offer our old time radio and classic video programs to retail customers through our web sites, primarily on the old time radio and classic video channels on MediaBay.com.

     We market our old time radio and classic video programs to wholesale customers through our inhouse sales personnel and through third-party distributors. We also engage in cooperative advertising to induce retailers to purchase our products.


Supply and Production

     We have established relationships with substantially all of the major audiobook publishers, including Random House Audio Publishing Group, Simon & Schuster Audio, Harper Audio and Time Warner Audio Books for the supply of audiobooks. For the year ended December 31, 1998 and the nine months ended September 30, 1999, approximately 55% and 47% of our gross sales were from sales of titles licensed from the Random House Audio Publishing Group.

     As a membership club, our Audio Book Club enjoys a cost of goods advantage over traditional audiobook retailers. Retailers and other online book sellers purchase audiobooks from the finished inventory of either a publisher or a third-party distributor. As a club operator, we license a recording or group of recordings from the publisher for sale in a club format on a royalty or per copy basis and subcontract the manufacturing, duplicating and printing to a third party. As a result of the improved economies of scale achieved from our acquisitions of Columbia House's Audiobook Club and Doubleday Direct's Audiobooks Direct club, we have achieved significant cost savings in the production of audiobooks.

     Our licensing agreements generally are non-exclusive, have one to three-year terms, require us to pay an advance against future royalties upon signing the license, permit us to sell audiobooks in our inventory at the expiration of the term during a sell-off period and prohibit us from selling an audiobook prior to the publisher's release date for each audiobook. Most of the license agreements permit us to make our own arrangements for the packaging, printing and cassette duplication of audiobooks. Most of our license agreements permit us to produce and sell audiobook titles in cassette and compact disc form. A few of our license agreements grant us digital rights to the titles as well. We are negotiating with publishers to obtain the rights to produce and sell additional titles in a digital download format.

     We have acquired exclusive licensing rights to a substantial majority of our old time radio library. These rights have been principally acquired from the original rights holders (actors, directors, writers, producers or others) or their estates. Engineers in our Illinois facility use digital sound equipment to improve the sound quality of our old time radio programs. We then contract with third-party manufacturers to duplicate and manufacture the old time radio cassettes and CDs which we sell. We duplicate or use third parties to manufacture most of our videos.

     We are also in the process of encoding some of our old time radio products and audiobooks which we license to provide digital download delivery of these products.


Fulfillment and Customer Service

     Doubleday Direct currently provides order processing and data processing services, warehousing and distribution services for our Audio Book Club members. Doubleday Direct's services include accepting member orders, implementing our credit policies, inventory tracking, billing, invoicing and generating periodic reports, such as reports of sales activity, accounts receivable aging, customer profile and marketing effectiveness. Doubleday Direct also packs and ships the order, using the invoice as a packing list, to the club member.


     Doubleday Direct continued to provide these services to the members we acquired through our acquisition of their Audiobooks Direct club in June 1999 and has provided these services for all of our Audio Book Club members since January 2000. We were able to negotiate a favorable pricing structure with Doubleday Direct for these services based on the increased volume of business we will provide to them. As a result, we currently anticipate that we will begin to experience cost savings for these functions in the first quarter of 2000.


     For our Audio Book Club members, we offer fast ordering options, including placing orders online through our web site, calling us with an order and faxing an order to us. Orders are sent fourth class mail and are typically delivered 10 to 14 days following our receipt of orders. For an additional fee, members can receive faster delivery of an order either by priority delivery, which takes three to five days, or by overnight delivery.


     Members are billed for their purchases at the time their orders are shipped and are required to make payment promptly. We generally allow members in good standing to order up to $50 of products on credit, which may be increased if the member maintains a good credit history with us.


     Our policy is to accept returns of damaged audiobooks. In order to maintain favorable customer relations, we generally also accept prompt returns of unopened audiobooks. We monitor each member's account to determine if the member has made excessive returns. Our policy is to either terminate a membership or change member status to positive option, if the member makes three to five consecutive returns of either audiobooks ordered or of featured selections received because the member did not return the reply card on time.


     We will fulfill MediaBay.com orders from National Fulfillment Services, Inc. National Fulfillment will accept orders, aggregate old time radio, classic video, audiobook and third-party products, ship products to customers, invoice, accept and apply collections and generate periodic reporting. We used National Fulfillment for fulfillment services to our Audio Book Club prior to our using Doubleday Direct.


     We fulfill retail orders for old time radio programs at our Illinois facility. Wholesale product orders are drop shipped directly from our tape duplicator or our facility.


     For our old time radio and classic video products, we only accept credit card orders from retail customers and require wholesale customers to pay invoices within 90 days. We maintain a toll-free customer service telephone hotline for these customers and we can also be contacted by mail and e-mail. Our policy is to accept returns of damaged products sold on a retail basis. We accept returns of unsold products sold on a wholesale basis.


Competition


     The audiobook and mail order industries are intensely competitive. However, we believe that we operate the only club for audiobooks in the United States and that we are the largest marketer of old time radio programs.


     We compete with all other outlets through which audiobooks and other spoken word content are offered, including bookstores, audiobook stores which rent or sell only audiobooks, mail order companies that offer audiobooks for rental and sale through catalogs and retail establishments such as convenience stores, video rental stores and wholesale clubs.


     As the markets for spoken word content increasingly shifts towards the Internet, we face competition for the marketing and distribution of these products from other highly trafficked sites, offering a variety of competing products, including Amazon.com and Barnes and Noble.com. Currently, there are several other sites offering streaming audio content and products in digital download format, including audiohighway.com and audible.com, which offer digital download spoken word content, including audiobooks.


     We also compete for discretionary consumer spending with mail order clubs and catalogs, other direct marketers and retailers that offer products with similar entertainment value as audiobooks and old time radio and classic video programs, such as music cassettes and compact discs, printed books, videos, and laser and digital video discs.


Intellectual Property


     We have a United States registered trademark for the Audio Book Club logo and have several pending United States trademark and service mark registrations, including "MediaBay," "MediaBay.com," "audiobookclub.com" and the MediaBay logos. We have applied for several additional service marks relating to slogans and designs used in our advertisements, member mailings and member solicitation packages. We believe that our trademarks and service marks have significant value and are important to our marketing. We also own or license the rights to the radio and video programs in our content library.


     We rely on trade secrets and proprietary know-how and employ various methods to protect our ideas, concepts and membership database. In addition, we typically obtain confidentiality agreements with our executive officers, employees, list managers and appropriate consultants and service suppliers.


Employees


     As of January 24, 2000, we had 70 full-time employees. Of these employees, 7 served in management and 32 served in operational positions at our Audio Book Club operations and 4 served in management and 27 served in operational positions at our old time radio and classic video operations. We believe our employee relations to be good. None of our employees is covered by a collective bargaining agreement.


Properties


     We lease 1,155 square feet of office space in Boca Raton, Florida pursuant to a lease agreement which expires in November 2000 at a monthly rent of $1,307. We have the option to renew the lease for two consecutive three-year periods.


     We sublease 828 square feet of space in Morristown, New Jersey from H.H. Realty Investors, Inc., an affiliate of Norton Herrick, pursuant to a sublease agreement that expires in December 2003 at a monthly rate of $1,340, the amount paid by the related party to the landlord under the master lease.


     We sublease 2,793 square feet of space in Morristown, New Jersey from H.H. Realty Investors, Inc., an affiliate of Norton Herrick pursuant to a sublease agreement on a month to month basis at a monthly rate of $3,215, the amount paid by the related party to the landlord under the master lease.


     We also lease approximately 3,655 square feet of space in Morristown, New Jersey on a month to month basis at a current rent of $5,735 per month.


     We lease 8,000 square feet of space in Schaumburg, Illinois pursuant to a lease agreement which expires in December 2005, subject to a three-year renewal option. Monthly rent under this lease is $4,667.


Legal Proceedings


     We have been named as a co-defendant together with an established collection agency we use in a lawsuit filed in March 1999 in the United States District Court for the Northern District of Illinois, Eastern Division, alleging violations by the collection agency and by us of the Fair Debt Collection Practices Act. The lawsuit has been brought as a class action on behalf of individuals who were sent certain collection letters within the State of Illinois during the one year period preceding the filing of the lawsuit. The lawsuit has not yet been certified as a class action. The collection agency has agreed to indemnify us. Therefore, we believe that the outcome of the action will not have a material impact on us.

     We are not a party to any other lawsuit or proceeding which we believe is likely to have a material adverse effect on us.

                                  MANAGEMENT


Executive Officers and Directors

Our executive officers and directors are:




Name                                Age    Position
--------------------------------   -----   ------------------------------------------------------
Norton Herrick .................    61     Chairman and Director
Michael Herrick ................    32     Chief Executive Officer, President and Director
Stephen M. McLaughlin ..........    33     Executive Vice President and Chief Technology Officer
Howard Herrick .................    34     Executive Vice President and Director
John F. Levy ...................    44     Executive Vice President and Chief Financial Officer
Robert Toro ....................    35     Senior Vice President of Finance
Jesse Faber ....................    45     President of Audio Book Club, Inc. and Director
Carl P. Amari ..................    36     President of Radio Operations and Director
Roy Abrams .....................    56     Director
Carl T. Wolf ...................    56     Director

     Norton Herrick, 61, is our co-founder and has been Chairman and Director since our inception. Mr. Herrick served as our President from our inception until January 1996 and was Chief Executive Officer from January 1996 through January 2000. Mr. Herrick has been a private businessman for over 30 years and through his wholly-owned affiliates, Mr. Herrick has completed transactions, including building, managing and marketing primarily real estate valued at an aggregate of approximately $2 billion. Mr. Herrick serves on the advisory board of the Make-A-Wish Foundation, the advisory committee of the National Multi Housing Council and the National Board of Directors for People for the American Way. Mr. Herrick is the father of Michael Herrick, our Chief Executive Officer, President, and a director, and Howard Herrick, our Executive Vice President and a director.

     Michael Herrick, 32, is our co-founder and has been our Chief Executive Officer and President since January 2000 and a director since our inception. Mr. Herrick was our Co-Chief Executive Officer from April 1998 to January 2000 and has held various other offices with us since our inception. Since August 1993, Michael Herrick has been an officer (since January 1994, Vice President) of the corporate general partner of a limited partnership which is a principal shareholder of The Walking Company, a nationwide retailer of comfort and walking footwear and related apparel and accessories. Mr. Herrick is a member of the Board of Directors of the Audio Publisher's Association. Mr. Herrick is the son of Norton Herrick, our Chairman, and brother of Howard Herrick, our Executive Vice President and a director. Mr. Herrick received his B.A. degree from the University of Michigan.

     Stephen M. McLaughlin, 33, has been our Executive Vice President and Chief Technology Officer since February 1999. Prior to joining us, Mr. McLaughlin was Vice President, Information Technology for Preferred Healthcare Staffing, Inc., a nurse-staffing division of Preferred Employers Holdings, Inc. Mr. McLaughlin co-founded and was a director, Chief Operating Officer and Chief Information Officer of NET Healthcare, Inc., from 1997 until it was acquired by Preferred Employers Holdings in August 1998. In 1994, Mr. McLaughlin founded FX Media, Inc., an Internet and multimedia development company. As CEO of FX Media, he served as senior software engineer for all of its projects. Mr. McLaughlin holds a degree in Computer Science and Engineering from the Massachusetts Institute of Technology and conducted research at the MIT Media and Artificial Intelligence labs.

     Howard Herrick, 34, is our co-founder and has been our Executive Vice President, Editorial Director and a director since our inception. Since August 1993, Howard Herrick has been Vice President of the corporate general partner of a limited partnership which is a principal shareholder of The Walking Company. Since 1988, Mr. Herrick has been an officer of The Herrick Company, Inc. and is currently its President. Mr. Herrick is also an officer of the corporate general partners of numerous limited partnerships which acquire, finance, manage and lease office, industrial and retail properties; and which acquire, operate, manage, redevelop and sell residential rental properties. Mr. Herrick is the son of Norton Herrick, our Chairman and brother of Michael Herrick, our Chief Executive Officer, President and director.

     John F. Levy, 44, has been our employee since November 1997 and has served as our Executive Vice President and Chief Financial Officer since January 1998. Prior to joining us, Mr. Levy was Senior Vice President of Tamarix Capital Corporation and had previously served as Chief Financial Officer of both public and private entertainment and consumer goods companies. During 1994, Mr. Levy served as Chief Financial Officer of the Continuum Entertainment Group, Inc., a publicly-held record label which filed for protection under Chapter 11 of the United States Bankruptcy Code in 1995 after Mr. Levy had left that company. Mr. Levy is a Certified Public Accountant with nine years experience with the national public accounting firms of Ernst & Young, Laventhol & Horwath and Grant Thornton.

     Robert Toro, 35, has been our Senior Vice President of Finance since July 1999 and an employee since April 1999. Prior to joining us, Mr. Toro was Senior Vice President of AM Cosmetics Co. and had previously served in senior financial positions in both public and private entertainment and publishing companies. From 1992 through early 1997, Mr. Toro served in various senior financial positions with Marvel Entertainment Group, Inc., a publicly traded youth entertainment company. Mr. Toro is a Certified Public Accountant with six years of progressive experience with the national public accounting firm of Arthur Andersen where he was employed immediately prior to joining Marvel Entertainment Group.

     Jesse Faber, 45, has been President of Audio Book Club, Inc. since January 2000 and a director since October 1997. Mr. Faber was our President from October 1996 through January 2000. From 1989 to October 1996, Mr. Faber was Senior Vice President and Partner of AyerDirect, a direct response advertising agency wholly-owned by McManus, Inc., one of the ten largest advertising and marketing agencies in the world.

     Carl P. Amari, 36, has been the President of Radio Operations since we acquired our old time radio and classic video operations in December 1998 and a director of MediaBay since September 1999. Since 1989, Mr. Amari was the CEO and principal shareholder of Radio Spirits, Inc. Radio Spirits is recognized as the largest company in the world specializing in the syndication, sales and licensing of old time radio programming. He is also the executive producer of a nationally syndicated version of "When Radio Was" which airs on 450 affiliates, as well as for three other related syndicated radio programs. Radio Spirits twice made Inc's list of the fastest growing privately held companies. In connection with our acquisition of Radio Spirits, Inc. from Mr. Amari, Norton Herrick agreed to vote his shares to elect Mr. Amari as a director.

     Roy Abrams, 56, has been a director of MediaBay since October 1997. Since April 1993 and from 1986 through March 1990, Mr. Abrams has owned and operated Abrams Direct Marketing, a marketing consulting firm.

     Carl T. Wolf, 56, has been a director of MediaBay since March 1998. Mr. Wolf is the managing partner of the Lakota Investment Group. Mr. Wolf was formerly Chairman of the Board, President and Chief Executive Officer of Alpine Lace Brands, Inc. Mr. Wolf founded Alpine Lace and its predecessors and had been the Chief Executive Officer of each of them since the inception of Alpine Lace in 1983. Mr. Wolf became a director of Alpine Lace shortly after its incorporation in February 1986.

     Our Board of Directors is classified into three classes, each with a term of three years, with only one class of directors standing for election by the shareholders in any year. Norton Herrick and Jesse Faber are Class I directors and stand for re-election at the 2001 annual meeting of shareholders, Michael Herrick, Roy Abrams and Carl Amari are Class II directors and stand for re-election at the 2002 annual meeting of shareholders and Howard Herrick and Carl Wolf are Class III directors and stand for re-election at the 2000 annual meeting of shareholders. Our executive officers serve at the direction of the Board and until their successors are duly elected and qualified.

     We have agreed with L.H. Friend, Weinress, Frankson & Presson, LLC who conducted our October 1997 initial public offering, to use our best efforts to nominate and elect one director designated by the underwriters to serve on our Board of Directors. This agreement expires on October 22, 2000. To date, they have not exercised this right. Our Board of Directors held one meeting during the fiscal year ended December 31, 1999. The meeting was attended by all of the directors, either in person or by telephone. The Board also took action by unanimous written consent in lieu of meetings.

Board Committee

     We have established an Audit Committee, which is responsible for making recommendations concerning the engagement of independent public accountants, reviewing the plans and results of the audit engagement with the independent public accountants, approving professional services provided by the independent public accountants and reviewing the adequacy of our internal accounting controls. The Audit Committee is currently comprised of Messrs. Michael Herrick, Roy Abrams and Carl T. Wolf. We do not have standing compensation or nominating committees.

     We reimburse our directors for reasonable travel expenses incurred in connection with their activities on our behalf, but we do not pay our directors any fees for Board participation.


Executive Compensation

     The following table discloses, for the periods indicated, compensation paid to our Chief Executive Officers and other executive officers whose salary, together with any bonus, exceeded $100,000 during the fiscal year ended December 31, 1998.

     Summary Compensation Table

                                                                              Long-Term Compensation Awards
                                                                             ------------------------------
                                                Annual Compensation
                                          --------------------------------        Securities Underlying
      Name and Principal Position          Year       Salary       Bonus            Options/SAR's (#)
---------------------------------------   ------   -----------   ---------   ------------------------------
Norton Herrick ........................   1998      $100,000      $     0              1,000,000
 Chairman                                 1997        19,354            0                      0
                                          1996             0            0                      0
Michael Herrick .......................   1998       125,000            0                250,000
 Chief Executive Officer and President    1997        72,879            0                      0
                                          1996        59,500            0                      0
Jesse Faber ...........................   1998       140,000       35,000                 50,000
 President of Audio Book Club, Inc.       1997       128,417       40,000                 50,000
                                          1996        15,062       25,000                      0
Howard Herrick ........................   1998       125,000            0                250,000
 Executive Vice President                 1997       115,129            0                      0
                                          1996       102,000            0                      0
John F. Levy ..........................   1998       137,083        7,500                 50,000
 Executive Vice President and Chief       1997        19,125            0                      0
 Financial Officer                        1996             0            0                      0

     Norton Herrick served as our Chief Executive Officer during the years presented in the above table and Michael Herrick served as Co-Chief Executive Officer from April 1998 through January 2000 and has served as Chief Executive Officer and President since January 2000. Jesse Faber served as our President from October 1996 through January 2000 and is currently President of Audio Book Club, Inc.

     The 50,000 options reflected above for Mr. Faber were originally granted in the fiscal year ended December 31, 1997, but their exercise price was reduced during the fiscal year ended December 31, 1998 to the fair market value of the underlying common stock at the time of repricing. The options reflected in the above table do not include warrants issued to Norton Herrick in connection with financing provided by Mr. Herrick. For more information about these warrants, see "Related Party Transactions."

     The following table discloses options granted during the fiscal year ended December 31, 1998 to these executives:

     Option/SAR Grants in Fiscal Year Ending December 31, 1998

                                Number of
                            Shares Underlying    % of Total Options Granted to    Exercise Price
           Name              Options Granted        Employees in Fiscal Year        ($/share)           Expiration Date
-------------------------  -------------------  -------------------------------  ---------------  ---------------------------
Norton Herrick ..........        250,000                       13.8                  $ 3.50       6/16/03
                                 750,000                       41.5                  $ 5.25       9/10/03
Michael Herrick .........        100,000                        5.5                  $ 3.50       2/09/03
                                 150,000                        8.3                  $ 7.88       11/05/03
Jesse Faber .............         50,000(1)                     2.8                  $ 3.50       Five Years from Vesting(1)
Howard Herrick ..........        100,000                        5.5                  $ 3.50       2/09/03
                                 150,000                        8.3                  $ 7.88       11/05/03
John F. Levy ............         30,000(2)                     1.7                  $ 3.50       Five Years from
                                  20,000(3)                     1.1                  $ 3.50       Vesting(2)(3)

------------
(1) On September 17, 1997, we granted to Mr. Faber options to purchase 50,000 shares of our common amount stock at an exercise price of $11.00 per share, which amount was in excess of fair market value on the date of grant. In June 1998, the exercise price of the options was reduced to the fair market value of the underlying common stock on that date. Those options vest annually in equal one-fifth increments commencing on October 31, 1998 and are exercisable for a period of five years commencing immediately upon the applicable vesting period. However, the options shall terminate and be canceled if Mr. Faber is no longer employed by us prior to the date on which the options vest.

(2) One third of the 30,000 options granted to Mr. Levy vested on January 1, 1999, and the balance will vest on January 1, 2000. All of the options are exercisable for a period of five years commencing immediately upon the applicable vesting period, subject to earlier expiration if Mr. Levy is not employed by us.

(3) One half of the 20,000 options granted to Mr. Levy vested on June 16, 1999, and the balance will vest on June 16, 2000. All of the options are exercisable for a period of five years commencing immediately upon the applicable vesting period, subject to earlier expiration if Mr. Levy is not employed by us.

     The following table sets forth information concerning the number of options owned by these executives and the value of any in-the-money unexercised options as of December 31, 1998. No options were exercised by any of these executives during fiscal 1998:

     Aggregated Option Exercises And Fiscal Year-End Option Values

                            Number of Securities Underlying
                                                                   Value of Unexercised
                                Unexercised Options at                 In-the-Money
                                   December 31, 1998           Options at December 31, 1998
                            -------------------------------   ------------------------------
           Name              Exercisable     Unexercisable     Exercisable     Unexercisable
-------------------------   -------------   ---------------   -------------   --------------
Norton Herrick ..........     1,000,000               0        $6,812,500        $      0
Michael Herrick .........       250,000               0         1,374,250               0
Jesse Faber .............        10,000          40,000            81,250         325,000
Howard Herrick ..........       250,000               0         1,374,250               0
John F. Levy ............        10,000          40,000            81,250         325,000

     The year-end values for unexercised in-the-money options represent the positive difference between the exercise price of such options and the fiscal year end market value of the common stock. An option is "in-the-money" if the fiscal year-end fair market value of the common stock exceeds the option exercise price. The closing sale price of our common stock on December 31, 1998 was $11.625.

Employment Agreements

     Effective as of October 22, 1999, we entered into a one-year employment agreement with Norton Herrick which provides for an annual base salary of $100,000 and such increases and bonuses as the Board of Directors may determine from time to time. The employment agreement does not require that Mr. Herrick devote any stated amount of time to our business and activities and contains noncompetition and nonsolicitation provisions for the term of the employment agreement and for two years thereafter. If Mr. Herrick's employment is terminated under circumstances described in the employment agreement, including as a result of a change in control, Mr. Herrick will be entitled to receive severance pay equal to the greater of $600,000 or six times the total compensation received by Mr. Herrick from us during the twelve months prior to the date of termination. If the severance payment is triggered, it is possible that the payments may be deemed "excess parachute payments" under Section 280(g) of the Internal Revenue Code and, as a result, we may not receive a tax deduction for those payments.

     Effective October 22, 1997, we entered into three-year employment agreements with each of Michael Herrick and Howard Herrick which provide for an annual base salary of $125,000 and such increases and bonuses as the Board of Directors may determine from time to time. The employment agreements require each of Michael and Howard Herrick to devote substantially all of his business time to our business and affairs. The agreements contain noncompetition and nonsolicitation provisions for the term of the employment agreements and for two years thereafter. In the event of termination of employment under circumstances described in the employment agreements, including as a result of a change in control, we will be required to provide severance pay equal to the greater of $375,000 or three times the total compensation received from us during the twelve months prior to the date of termination.

     On October 22, 1999, we entered into an employment agreement with Jesse Faber which provides for an annual base salary of $165,000. The agreement expires on October 31, 2000 and provides for a bonus of $55,000 payable if Mr. Faber is employed by us at the end of the term. Pursuant to the agreement, we granted to Mr. Faber options to purchase 10,000 shares of the common stock at an exercise price of $12.00 per share. The options vest on October 31, 2000, provided that Mr. Faber is employed by us on such date.

     We have entered into a two-year employment agreement with John Levy which expires in November 2001. The agreement provides for an annual base salary of $165,000, in the first year of the agreement and an annual base compensation of $180,000 in the second year of the agreement. Mr. Levy's agreement also provides for a minimum bonus of $15,000 in the first year of the agreement and a minimum bonus of $17,500 in the second year of the agreement, provided Mr. Levy is employed by us on each bonus date. Pursuant to the agreement, we agreed to grant to Mr. Levy options to purchase 30,000 shares of common stock at an exercise price of $13.00 per share. Options for 10,000 shares vest at the end of the first year of the employment agreement and options for 20,000 shares vest at the end of the second year of employment, provided Mr. Levy is employed by us on the vesting dates. However, in the event of a change in control, all options shall immediately vest and become exercisable.

     We entered into a two-year employment agreement with Stephen McLaughlin, effective February 15, 1999, which provides for an annual base salary of $150,000, a performance-based bonus of $15,000 payable if Mr. McLaughlin is employed by us at the end of the first year of the employment term, $10,000 reimbursement for moving expenses and a $35,000 interest free loan. Pursuant to the agreement, we granted to Mr. McLaughlin options to purchase 150,000 shares of the common stock at an exercise price of $9.75 per share and options to purchase 8,000 shares of the common stock at an exercise price of $0.10 per share. The 8,000 options exercisable at $0.10 per share vested on February 15, 1999. The 150,000 options exercisable at $9.75 vest as follows: options for 25,000 shares vested on February 15, 1999; options for 25,000 shares vest on February 15, 2000; options for 30,000 shares vest on February 15, 2001; and options for 35,000 shares vest on each of February 15, 2002 and February 15, 2003.

     In December 1998, we entered into a three-year employment agreement with Carl Amari. Pursuant to the agreement, Mr. Amari is entitled to receive a base salary of $200,000 per year during the first 18 months of the agreement and $300,000 per year during the second 18 months of the agreement. The agreement also provides that Mr. Amari shall also be appointed as a member of our Board of Directors for as long as he is employed by us.

Stock Plans

     Our 1997 Stock Option Plan provides for the grant of stock options to purchase up to 2,000,000 shares. As of January 19, 2000, options to purchase an aggregate of 1,986,100 shares of our common stock have been granted under the 1997 plan.

     Our 1999 Stock Incentive Plan provides for the grant of any or all of the following types of awards: (1) stock options, which may be either incentive stock options or non-qualified stock options, (2) restricted stock, (3) deferred stock and (4) other stock-based awards. A total of 2,500,000 shares of common stock have been reserved for distribution pursuant to the 1999 plan. As of January 19, 2000, options to purchase an aggregate of 1,877,350 shares of our common stock have been granted under the 1999 plan.

Limitation on Liability and Indemnification Matters

     Our Articles of Incorporation and By-Laws provide that we shall indemnify, and upon request shall advance expenses to, our directors and officers to the fullest extent permitted by the Florida Business Corporation Act. Our Articles of Incorporation also include a provision that limits, to the fullest extent now or hereafter permitted by the Florida Act, the personal liability of our directors to us or our shareholders for monetary damages arising from a breach of their fiduciary duties as directors. The Florida Act provides that no director or officer shall be personally liable to us or our shareholders for damages for breach of any duty owed to us or our shareholders, except for liability for (1) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (2) any unlawful payment of a dividend or unlawful stock repurchase or redemption in violation of the Florida Act, (3) any transaction from which the director received an improper personal benefit or (4) a violation of a criminal law.

     We have entered into indemnification agreements with some of our employees, officers and consultants in which we have agreed to indemnify them, to the fullest extent permitted under law, against any amounts which the employee, officer or consultant may become legally obligated to pay in connection with any claim relating to any services performed on our behalf and some related expenses. However, each employee, officer or consultant shall be required to reimburse us if the individual is found not to have been entitled to such indemnification, as finally judicially determined by a court of competent jurisdiction.

     Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to our directors, officers and controlling persons pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                            PRINCIPAL SHAREHOLDERS

     The following table sets forth information regarding the beneficial ownership of common stock, based on information provided by the persons named below in publicly available filings, as of January 28, 2000 and as adjusted to reflect the completion of this offering by:

  o each of MediaBay's directors and executive officers;
  o all directors and executive officers of MediaBay as a group; and
  o each person who is known by MediaBay to beneficially own more than five percent of our outstanding shares of common stock.

     Unless otherwise indicated, the address of each beneficial owner is care of MediaBay, Inc., 20 Community Place, Morristown, New Jersey 07960. Unless otherwise indicated, we believe that all persons named in the following table have sole voting and investment power with respect to all shares of common stock that they beneficially own.

     For purposes of this table, a person is deemed to be the beneficial owner of the securities that person can acquire upon the exercise of options, warrants or other convertible securities within 60 days of the date of this prospectus. In determining the percentage ownership of the persons in the table above, we assumed in each case that the person exercised and converted all options, warrants or convertible securities which are currently held by that person and which are exercisable within 60 days of the date of this prospectus, but that options, warrants or other convertible securities held by all other persons were not exercised or converted.

     As of the date of this prospectus, 9,538,159 shares of our common stock were issued and outstanding.



                                                                                   Percentage of Shares
                                                                                    Beneficially Owned
                                                       Number of Shares     -----------------------------------
       Name and Address of Beneficial Owner           Beneficially Owned     Before Offering     After Offering
--------------------------------------------------   --------------------   -----------------   ---------------
Norton Herrick ...................................        3,696,660(1)             29.0%              22.1%
Howard Herrick ...................................        3,602,640(2)             36.2               25.8
Michael Herrick ..................................        1,038,460(3)             10.3                7.4
Quantum Partners LDC .............................          750,000                 7.9                5.5
 Kaya Flamboya
 Willemsted, Curacao
 Netherlands, Antilles
President and Fellows of Harvard College .........          700,000                 7.3                5.2
 c/o Harvard Management Company, Inc.
 600 Atlantic Avenue
 Boston, Massachusetts 02210
Carl P. Amari ....................................          447,875(4)              4.7                3.3
Carl T. Wolf .....................................          102,750(5)              1.1                  *
Stephen M. McLaughlin ............................           58,300(6)                *                  *
John F. Levy .....................................           41,000(7)                *                  *
Jesse Faber ......................................           30,000(8)                *                  *
Roy Abrams .......................................           10,000(9)                *                  *
Robert Toro ......................................                0(10)               *                  *
All directors and executive officers as a group
 (10 persons)                                             8,539,225                61.1%              47.5%

------------
* Less than 1%

 (1) Represents (a) 8,200 shares of common stock held by Norton Herrick, (b) 488,460 shares of common stock held by Howard Herrick, (c) 2,075,000 shares of common stock issuable upon exercise of options, (d) 150,000 shares of common stock issuable upon exercise of options granted to Evan Herrick and (e) 975,000 shares of common stock issuable upon exercise of warrants issued on December 31, 1998. Does not include 2,714,180 shares held by the Norton Herrick Irrevocable Trust. Evan Herrick has irrevocably granted to Norton Herrick sole voting and dispositive power with respect to the shares of common stock issuable upon exercise of the options held by Evan Herrick.

 (2) Represents (a) 2,714,180 shares held by the Norton Herrick Irrevocable ABC Trust, (b) 488,460 shares of common stock held by Howard Herrick, and (c) 400,000 shares of common stock issuable upon exercise of options. Howard Herrick is the sole trustee and Norton Herrick is the sole beneficiary of the Norton Herrick Irrevocable ABC Trust. The trust agreement provides that Howard Herrick shall have sole voting and dispositive power over the shares held by the trust. Howard Herrick has irrevocably granted to Norton Herrick sole dispositive power with respect to the shares of common stock held by Howard Herrick.

 (3) Represents 488,460 shares and 550,000 shares of common stock issuable upon exercise of options.

 (4) Represents 395,125 shares of common stock and options to purchase 52,750 shares of common stock held by Mr. Amari. Does not include options to purchase 100,000 shares of common stock held in escrow subject to release to Mr. Amari if specific earnings performance targets are met by our old time radio and classic video operations acquired from Mr. Amari.

 (5) Includes 5,000 shares of common stock and 97,500 shares of common stock issuable upon exercise of options.

 (6) Represents 300 shares and 58,000 shares of common stock issuable upon exercise of options. Does not include 100,000 shares of common stock issuable upon exercise of options.

 (7) Represents 1,000 shares of common stock and 40,000 shares of common stock issuable upon exercise of options. Does not include 40,000 shares issuable upon exercise of options.

 (8) Represents shares of common stock issuable upon exercise of options. Does not include 40,000 shares of common stock issuable upon exercise of options.

 (9) Represents shares of common stock issuable upon exercise of options.

(10) Does not include 50,000 shares issuable upon exercise of options.

                          RELATED PARTY TRANSACTIONS

     Companies wholly-owned by Norton Herrick, our Chairman, have in the past provided accounting, administrative and general office services to us and obtained insurance coverage for us at cost since our inception. We paid these entities $60,000, $73,000 and $42,000 for these services during the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999 respectively. In addition, a company wholly-owned by Norton Herrick provides us access to a corporate airplane. We generally pay the fuel, fees and other costs related to our use of the airplane directly to the service providers. For use of this airplane, we paid rental fees of less than $25,000 in 1998 and approximately $10,000 the nine months ended September 30, 1999 to Mr. Herrick's affiliate. We anticipate obtaining similar services from time to time from companies affiliated with Norton Herrick, and we will reimburse their costs in providing the services to us.

     On March 18, 1998, we sold to Carl Wolf, one of our directors, a five-year option to purchase 50,000 shares of our common stock at an exercise price of $5.00 per share, the market value on the purchase date. The purchase price of the option was $50,000. We also granted to Mr. Wolf the right to acquire a second five-year option to purchase 25,000 shares at an exercise price of $5.00 per share for $25,000. Mr. Wolf exercised this right and purchased the additional option in September 1998.

     In December 1998, we acquired Radio Spirits, Inc. from Carl Amari, who subsequently became one of our directors, as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Acquisitions and Financings."

     In December 1998, we obtained a portion of the financing for our acquisitions of Columbia House's Audiobook Club and our old time radio and classic video operations from Norton Herrick by issuing him a $15.0 million principal amount 9% convertible subordinated promissory note due December 31, 2004. In January 1999, we repaid $1.0 million of the note. In August 1999, Mr. Herrick sold $5.0 million principal amount of the note to a third party. Interest on this note is payable monthly. The note was initially convertible, in whole or in part, at the holder's option, into shares of our common stock at $11.125 per share. As additional consideration for the bridge loan, we issued to Mr. Herrick five-year warrants to purchase 500,000 shares of our common stock at an exercise price of $12.00 per share, subject to adjustment. Because the bridge loan was not refinanced, repaid or replaced by September 30, 1999,
(1) the interest rate of the note increased to 11%, (2) the conversion price of the note was adjusted to the lesser of $11.125 per share and the average closing bid price of our common stock for the five trading days prior to conversion and (3) the exercise price of the warrants was adjusted to $8.41. The additional 2% interest on the note through December 31, 1999 is being added to the principal amount of the note and is due on the maturity of the note, and the additional 2% interest commencing January 1, 2000 is payable monthly. The note is subordinated to our obligations under our credit facility with Fleet and ING and is secured by a second lien security interest on assets of our old time radio and classic video operations. The terms of Mr. Herrick's loan to us were approved by the independent members of our Board of Directors. We also received a fairness opinion in connection with this loan.

     In December 1998, we also agreed that if the note is refinanced, repaid or replaced by anyone other than Norton Herrick or a family member or affiliate of Mr. Herrick, we will issue to Mr. Herrick warrants to purchase an additional 350,000 shares of our common stock on the same terms as those issued to him in December 1998. In September 1999, we issued to Mr. Herrick warrants to purchase 140,000 shares of our common stock at a price of $8.41 per share.

     In December 1999 and January 2000, Norton Herrick sold $4,223,750 principal amount of the note issued to him in December 1998 to a third party and, in January 2000, we issued to the third party warrants to purchse 340,000 shares of our common stock at an exercise price of $12.50 per share. Under the December 1998 agreement, we issued to Mr. Herrick warrants to purchase 98,554 shares of our common stock at an exercise price of $8.41 per share on terms which were identical to the warrants issued to Mr. Herrick in December 1998. Upon the repayment of the remaining $4,776,250 owed to Mr. Herrick under the note with a portion of the proceeds of this offering, under the December 1998 agreement we will issue to Mr. Herrick warrants to purchase 111,446 shares of our common stock at an exercise price of $8.41 per share on terms which are identical to the warrants issued to Mr. Herrick in December 1998.

     In June 1999, we obtained a portion of the financing for our acquisition of the business of Doubleday Direct's Audiobooks Direct club through a $4.4 million loan from Norton Herrick. In connection with this loan, we agreed, subject to shareholder approval, that we would issue to Mr. Herrick warrants to purchase 125,000 shares of our common stock at an exercise price of $8.41 per share and on the same terms as the warrants issued to him in December 1998. This loan was intended to be a bridge financing and was repaid in full in July 1999. Shareholder approval was obtained in September 1999, and we issued the warrants to Mr. Herrick.

     In December 1999 and January 2000, Evan Herrick, loaned the Company $2.0 million for which he received $2.0 million principal amount 9% convertible promissory notes due December 31, 2004. The notes are convertible into shares of our common stock at $11.25 per share. We intend to repay these notes from the proceeds of this offering. Evan Herrick is Norton Herrick's son and Michael Herrick's and Howard Herrick's brother.

     We lease office space in New Jersey and Florida from affiliates of Norton Herrick and other facilities in Illinois from Carl Amari. The terms of these leases are described under "Business-Properties."

     Companies affiliated with Norton Herrick may continue to provide accounting and general and administrative services to us, provide us with access to a corporate airplane and obtain insurance coverage for us at cost. It is our policy that each transaction between us and our officers, directors and 5% or greater shareholders will be on terms no less favorable than could be obtained from independent third parties.

                         DESCRIPTION OF CAPITAL STOCK

General

     We are authorized to issue 75,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value. As of January 28, 2000, there were 9,538,159 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

     The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders, including the election of directors, and, subject to preferences that may be applicable to any preferred stock outstanding at the time, are entitled to receive ratably dividends, if any, as may be legally declared from time to time by the board of directors. In the event of liquidation or dissolution of MediaBay, the holders of common stock are entitled to receive all assets available for distribution to the shareholders, subject to any preferential rights of the holders of any preferred stock then outstanding. The holders of our common stock have no preemptive, subscription, conversion or redemption rights. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the right of the holders of any shares of preferred stock which our board of directors may designate in the future.

Preferred Stock

     Authorized but undesignated shares of preferred stock may be issued from time to time in one or more series upon authorization by our board of directors. Our board of directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could adversely affect the voting power of the holders of common stock and make it more difficult for a third party to gain control of MediaBay, prevent or substantially delay a change of control, discourage bids for our common stock at a premium or otherwise adversely affect the market price of our common stock.

Other Securities

     Our 1997 Stock Option Plan provides for the grant of options to purchase up to 2,000,000 shares of common stock. A total of 2,500,000 shares of common stock have been reserved for distribution pursuant to our 1999 Stock Incentive Plan. We have issued options to purchase an aggregate of 3,864,450 shares of common stock at a weighted average price of $8.23 per share pursuant to the 1997 Stock Option Plan and the 1999 Stock Incentive Plan. We have also issued non-plan options and warrants to purchase approximately 3.8 million shares of common stock at a weighted average price of approximately $11.00 per share.

     Warrants to purchase a total of 197,450 shares at an exercise price of $9.967 per share and warrants to purchase 119,940 shares at an exercise price of $14.20 per share are subject to antidilution adjustment provisions for the exercise price and number of warrants in connection with issuances below market price, including the issuance of shares in this offering.

     Warrants to purchase a total of 975,000 shares held by Norton Herrick, our Chairman, are subject to anti-dilution protection for issuances below their exercise price, currently $8.41 per share.

     The conversion price of a $4.8 million convertible promissory note that will be outstanding after this offering is subject to anti-dilution protection for issuances of securities below the conversion price, currently $11.125 per share. The conversion price of the convertible promissory note may be adjusted as a result of this offering.

     As a result of this offering, the number of shares of common stock issuable upon exercise of outstanding warrants or upon conversion of the note may increase, and the exercise or conversion prices may decrease as a result of future issuances of our securities.

Anti-Takeover Provisions under Florida Law

     We are subject to several anti-takeover provisions under Florida law that apply to public corporations organized under Florida law unless the corporation has elected to opt out of those provisions in its articles of incorporation or its bylaws. We have not elected to opt out of these provisions.

     The Florida Business Corporation Act prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a "control share acquisition" unless the board of directors approves the control share acquisition or the holders of a majority of the corporation's voting shares approve the granting of voting rights to the acquiring party. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party, directly or indirectly, to vote in the election of directors within any of the following ranges of voting power:

  o 1/5 or more but less than 1/3;
  o 1/3 or more but less than a majority; or
  o a majority or more.

     There are some exceptions to the "control share acquisition" rules.

     Florida law also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless:

  o the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder;
  o the corporation has not had more than 300 stockholders of record during the past three years;
  o the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years;
  o the interested shareholder is the beneficial owner of at least 90% of the voting shares (excluding shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors);
  o consideration is paid to the holders of the corporation's shares equal to the highest amount per share paid by the interested shareholder for the acquisition of the corporation's shares in the last two years or fair market value, and other specified conditions are met; or
  o the transaction is approved by the holder of two-thirds of the company's voting shares other than those owned by the interested shareholder.

     An "interested shareholder" is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a company's outstanding voting shares. Florida law defines "beneficial ownership" in more detail.

Classified Board of Directors

     Our by-laws divide our board of directors into three classes, serving staggered three-year terms. The staggered terms of the classes of directors may make it more difficult for a third party to gain control of our board or to acquire MediaBay and may discourage bids for our common stock at a premium. In addition, our Articles of Incorporation provide that shareholders may not call special meetings of shareholders unless they represent at least 25% of our outstanding voting shares of stock.

Transfer Agent

     The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The market price of our common stock could drop due to sales of large number of shares of our common stock or the perception that these sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

     After this offering, 13,538,159 shares of common stock will be outstanding (14,138,159 shares if the underwriters exercise their over-allotment option in full). Of these shares, 7,520,282 shares (8,120,282 shares if the underwriters exercise their over-allotment option in full), including the 4,000,000 shares sold in this offering, will be freely tradeable without restriction under the Securities Act, except for any shares purchased by any of our affiliates, as that term is defined in Rule 144 under the Securities Act. The remaining 6,017,877 shares are restricted securities within the meaning of Rule 144 under the Securities Act. The restricted securities generally may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act. Approximately 2.3 million of these restricted shares, plus an approximately 3.2 million additional shares issuable upon exercise of outstanding options, warrants and convertible notes, are currently registered for resale and may, subject to lock-up agreements with the managing underwriter, as described below, be sold in the public market by their holders.

     Our officers and directors, their affiliates, our employees and consultants and other shareholders have entered into lock-up agreements pursuant to which they have agreed not to offer or sell any shares of common stock or securities exercisable or convertible into common stock for periods of 60-180 days after the date of this prospectus without the prior written consent of the managing underwriter, on behalf of the underwriters. The managing underwriter may, at any time and without notice, waive any of the terms of these lock-up agreements specified in the underwriting agreement.

     The following table sets forth the approximate number of restricted shares of common stock, including shares issuable upon exercise or conversion of outstanding options, warrants and convertible securities, and the dates on which these shares become available for resale in the public market.



    Approximate
     Number of
 Restricted Shares   Date of availability of restricted shares for resale into public market
-------------------  ------------------------------------------------------------------------------------
------               Immediately available.
------               60-180 days after the date of this prospectus due to lock-up agreements with the managing underwriter.

     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of

     o 1% of the then-outstanding shares of common stock and
     o the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the SEC.

     Sales under Rule 144 are also subject to provisions relating to notice and manner of sale and the availability of current public information about us.

     In addition, a person (or persons whose shares are aggregated) who has not been an affiliate of ours at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the completion of this offering. The foregoing summary of Rule 144 is not intended to be a complete description.

                                 UNDERWRITING


     We have entered into an underwriting agreement with the underwriters named below, for whom Cruttenden Roth Incorporated and L.H. Friend, Weinress, Frankson & Presson, LLC are acting as representatives. We are obligated to sell, and the underwriters are obligated to purchase, all of the shares offered on the cover page of this prospectus, if any are purchased. Subject to certain conditions of the underwriting agreement, each underwriter has severally agreed to purchase the shares indicated opposite its name:



                                                             Number
                      Underwriters                          of Shares
--------------------------------------------------------   ----------
Cruttenden Roth Incorporated ...........................
L.H. Friend, Weinress, Frankson & Presson, LLC .........

                                                           ----------
   Total ...............................................


     The underwriters may sell more shares than the total number of shares offered on the cover page of this prospectus and they have, for a period of 45 days from the date of this prospectus, an over-allotment option to purchase up to 600,000 additional shares from us. If any additional shares are purchased, the underwriters will severally purchase the shares in the same proportion as per the table above.

     The representatives of the underwriters have advised us that the shares will be offered to the public at the offering price indicated on the cover page of this prospectus. The underwriters may allow to selected dealers a concession not in excess of $.___ per share and such dealers may reallow a concession not in excess of $.___ per share to certain other dealers. After the shares are released for sale to the public, the representatives may change the offering price and the concessions.

     We have agreed to pay to the underwriters the following fees, assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.




                                                      Total Fees
                            --------------------------------------------------------------
                                Fee         Without Exercise of        Full Exercise of
                             Per Share     Over-Allotment Option     Over-Allotment Option
                            -----------   -----------------------   ----------------------
Fees paid by us .........   $                     $                         $

     In addition, we estimate that we will spend approximately $_____in expenses for this offering. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of these liabilities.

     Our officers, directors, their affiliates, our employees and some consultants and other shareholders have entered into lock-up agreements pursuant to which they have agreed not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for periods ranging from 60 to 180 days from the date of this prospectus without the prior written consent of Cruttenden Roth Incorporated, on behalf of the underwriters. Cruttenden Roth Incorporated may, at any time and without notice, waive the terms of these lock-up agreements specified in the underwriting agreement.

     Cruttenden Roth Incorporated, on behalf of the underwriters, may engage in the following activities in accordance with applicable securities rules:

   o Over-allotments involving sales in excess of the offering size, creating a short position. Cruttenden Roth Incorporated may elect to reduce this short position by exercising some or all of the over-allotment option.

   o Stabilizing and short covering; stabilizing bids to purchase the shares are permitted if they do not exceed a specified maximum price. After the distribution of shares has been completed, short covering purchases in the open market may also reduce the short position. These activities may cause the price of the shares to be higher than would otherwise exist in the open market.

   o Penalty bids permitting the representatives to reclaim concessions from a syndicate member for the shares purchased in the stabilizing or short covering transactions.

     These activities, which may be commenced and discontinued at any time, may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     We have agreed with L.H. Friend, Weinress, Frankson & Presson, LLC who conducted our October 1997 initial public offering, to use our best efforts to nominate and elect one director designated by the underwriters to serve on our Board of Directors. This agreement expires on October 22, 2000. To date, they have not exercised this right.

                                 LEGAL MATTERS

     Blank Rome Tenzer Greenblatt, New York, New York will pass upon the validity of the common stock offered by us with this prospectus. Certain legal matters in connection with this offering have been passed upon for the underwriters by Klehr, Harrison, Harvey, Branzburg & Ellers LLP, Philadelphia, Pennsylvania.


                                    EXPERTS

     The financial statements of Audio Book Club, Inc. and the related financial statement schedule as of and for the year ended December 31, 1998 and the financial statements of The Columbia House Audiobook Club, a division of The Columbia House Company, as of and for the year ended December 18, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The report of Deloitte & Touche LLP on the financial statements of The Columbia House Audiobook Club as of and for the year ended December 18, 1998 includes an explanatory paragraph stating that the financial statements have been prepared from the separate records maintained by The Columbia House Company and may not necessarily be indicative of conditions that would have existed or results of operations if The Columbia House Audiobook Club had been operated as an unaffiliated company.

     The financial statements of Audio Book Club, Inc. as of December 31, 1997 and for the year ended December 31, 1997 included in the Registration Statement of which this prospectus is a part have been audited by KPMG LLP, independent certified public accountants. Such financial statements are included in the Registration Statement of which this prospectus is a part in reliance upon the report of KPMG LLP and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Radio Spirits, Inc. as of December 31, 1997 and for the years then ended are included in this prospectus in reliance on the report of BD&A Certified Public Accountants, Ltd., independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The audited carve-out financial statements of The Columbia House Audiobook Club as of December 19, 1997 and December 20, 1996 and for the years then ended are included in this prospectus in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Audio Books Direct (a wholly-owned operation of Doubleday Direct, Inc.) as of June 30, 1998 and June 30, 1997 and for the years then ended included in the Registration Statement of which this prospectus is a part have been audited by KPMG LLP, independent certified public accountants. Such financial statements are included in the Registration Statement of which this prospectus is a part in reliance upon the report of KPMG LLP and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP includes an explanatory paragraph stating that the club was operated as an integral part of Doubleday Direct, Inc. and had no separate legal existence.


                            ADDITIONAL INFORMATION

     We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. You can obtain copies of these materials from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC's Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov.

     We have filed a registration statement on Form SB-2 with the SEC under the Securities Act with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the SEC's rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document which is filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the public reference facilities maintained by the SEC, and copies of such materials can be obtained from the Public Reference Section of the SEC at prescribed rates.

                MediaBay, Inc. (Formerly Audio Book Club, Inc.)
                         Index to Financial Statements



                                                                                                                Page
                                                                                             -----
Combined Pro Forma Financial Statements
   Introduction ..........................................................................    F-2
   Combined Statement of Operations for the nine months ended September 30, 1999 and
    related Notes (unaudited) ............................................................    F-3
   Combined Statement of Operations for the year ended December 31, 1998 and related Notes
    (unaudited) ..........................................................................    F-4
Consolidated Financial Statements of MediaBay, Inc. (formerly Audio Book Club, Inc.)
   Consolidated Balance Sheet as of September 30, 1999 (unaudited) .......................    F-5
   Consolidated Statements of Operations for the three and nine months ended September
    30, 1999 and 1998 (unaudited) ........................................................    F-6
   Consolidated Statements of Cash Flows for the nine months ended September 30, 1999 and
    1998 (unaudited) .....................................................................    F-7
   Notes to Consolidated Financial Statements (unaudited) ................................    F-8
   Independent Auditors' Reports .........................................................   F-13
   Consolidated Balance Sheets as of December 31, 1998 and 1997 ..........................   F-15
   Consolidated Statements of Operations for the years ended December 31, 1998 and 1997 ..   F-16
   Consolidated Statements of Stockholders' Equity (Deficiency) for the years ended
    December 31, 1998 and 1997 ...........................................................   F-17
   Consolidated Statements of Cash Flows for the year ended December 31, 1998 and 1997 ...   F-18
   Notes to Consolidated Financial Statements ............................................   F-19
Financial Statements of Audio Books Direct (a wholly-owned operation of Doubleday Direct,
    Inc.) Independent Auditors' Report ...................................................   F-33
   Balance Sheets as of June 30, 1998 and 1997 ...........................................   F-34
   Statements of Operations for the years ended June 30, 1998 and 1997 ...................   F-35
   Statements of Divisional Deficit for the years ended June 30, 1998 and 1997 ...........   F-36
   Statements of Cash Flows for the years ended June 30, 1998 and 1997 ...................   F-37
   Notes to Financial Statements .........................................................   F-38
Carve-Out Financial Statements of The Columbia House Audiobook Club (a Division of the
 Columbia House Company)
   Independent Auditors' Report ..........................................................   F-42
   Balance Sheet as of December 18, 1998 .................................................   F-43
   Statement of Operations for the fiscal year ended December 18, 1998 ...................   F-44
   Statement of Cash Flows for the fiscal year ended December 18, 1998 ...................   F-45
   Notes to Financial Statements .........................................................   F-46
   Report of Independent Accountants .....................................................   F-49
   Carve-Out Balance Sheet as of December 19, 1997 and December 20, 1996 .................   F-50
   Carve-Out Statements of Income for the fiscal years ended December 19, 1997 and
    December 20, 1996 ....................................................................   F-51
   Carve-Out Statements of Cash Flows for the fiscal years ended December 19, 1997 and
    December 20, 1996 ....................................................................   F-52
   Notes to Carve-Out Financial Statements ...............................................   F-53
Financial Statements of Radio Spirits, Inc.
   Independent Auditors' Report ..........................................................   F-57
   Balance Sheet as of December 31, 1997 .................................................   F-58
   Statement of Income for the year ended December 31, 1997 ..............................   F-59
   Statement of Retained Earnings for the year ended December 31, 1997 ...................   F-60
   Statement of Cash Flows for the year ended December 31, 1997 ..........................   F-61
   Notes to Financial Statements .........................................................   F-62
   Schedules of Direct and Indirect Cost of Goods Sold for the year ended
    December 31, 1997.....................................................................   F-66
   Schedules of Selling and Administrative Expenses for the year ended December 31, 1997 .   F-67
Schedule II-- Valuation and Qualifying Accounts and Reserves .............................    S-1

                    Combined Pro Forma Financial Statements
                                  (Unaudited)

     The unaudited interim historical financial data presented for MediaBay, Inc. (formerly Audio Book Club, Inc.) herein gives effect to the purchase of Doubleday Direct's Audiobooks Direct club on June 15, 1999. Additionally, the balance sheet and statement of operations for the year ended December 31, 1998 gives effect to the following transactions:

   o The acquisitions of Radio Spirits, Inc., the assets of an affiliated company, Buffalo Productions, Inc., and a 50% interest in a joint venture owned by the sole shareholder of Radio Spirits on December 14, 1998.
   o The acquisition of substantially all of the assets used by Metacom, Inc. in connection with its Adventures in Cassettes business on December 14, 1998.
   o The acquisition of substantially all of the assets used by Premier Electronic Laboratories, Inc. in connection with its business of producing, marketing, and selling old time radio and classic video programs on December 14, 1998.
   o The acquisition of substantially all of the assets of Columbia House's Audiobook Club on December 31, 1998.

     The unaudited combined pro forma statement of operations being presented for the year ended December 31, 1998 combines (1) the results of operations for MediaBay for the year ended December 31, 1998, which includes the results of operations for the acquisitions discussed above since the closing dates of the respective acquisitions; and (2) the results of operations for the latest 12-month period available immediately before the closing date of those acquisitions; which are as follows: Radio Spirits for the period from January 1, 1998 through December 14, 1998, Metacom for the twelve months ended October 31, 1998, Premier for the twelve months ended October 31, 1998, Columbia House's Audiobook Club for the year ended December 31, 1998 and Doubleday Direct's Audiobooks Direct club for the twelve months ended March 31, 1999.

     The unaudited combined pro forma statement of operations being presented for the nine months ended September 30, 1999 combines (1) the historical consolidated statements of operations of MediaBay and its subsidiaries, which includes the effect of the acquisitions completed in December 1998 discussed above for the entire nine month period ended September 30,1999 and the statement of operations of Audiobooks Direct from the closing date of the acquisition through September 30, 1999; and (2) Audiobooks Direct's statement of operations for the six months ended March 31, 1999 as if this acquisition was completed on January 1, 1999.

     The unaudited combined pro forma financial statements are intended for information purposes only and are not necessarily indicative of the future financial position or future results of operations of our combined company, or of the financial position or results of operations of our combined company that would have actually occurred had the acquisitions taken place as of the date or for the periods presented. You should also note that the combined pro forma financial statements do not include any adjustments for any realized or anticipated elimination of duplicative costs, including but not limited to, payroll, rent and other general and administrative costs, or economies of scale resulting from the acquisitions.

     These unaudited combined pro forma financial statements should be read in conjunction with the historical financial statements, including the accompanying notes included elsewhere in this prospectus.

                  Combined Pro Forma Statement of Operations
                 For the nine months ended September 30, 1999
                 (Dollars in thousands, except per share data)
                                  (unaudited)




                                                                                                          Combined
                                                              Audiobooks      Pro Forma                   Pro forma
                                                MediaBay        Direct       Adjustments      Notes        9/30/99
                                              ------------   ------------   -------------   ---------   ------------
Dollars in thousands
Statement of Operations Data:
Gross Sales ...............................     $ 41,986        $12,264                                   $ 54,250
Returns, discounts and allowances .........      (11,297)        (3,543)                                   (14,840)
                                                --------        -------                                   --------
 Net sales ................................       30,689          8,721                                     39,410
Cost of sales .............................       15,037          4,082                                     19,119
                                                --------        -------                                   --------
 Gross profit .............................       15,652          4,639                                     20,291
 Advertising and promotion ................        5,356          3,692                                      9,048
 General and administrative ...............        6,604          1,705                                      8,309
 Depreciation and Amortization ............        4,862                         1,152       (1)             6,014
                                                --------                         -----       ---          --------
  Operating income (loss) .................       (1,170)          (758)        (1,152)                     (3,080)
 Interest (income) expense, net ...........        3,362                           739       (2)             4,101
                                                --------                        ------       ---          --------
 Income (loss) before provision for income
   taxes ..................................       (4,532)          (758)        (1,891)                     (7,181)
 Provision for income taxes ...............                                                                     --
                                                                                                          --------
  Net income (loss) .......................    ($  4,532)      ($   758)      ($ 1,891)                  ($  7,181)
                                                ========        =======        =======                    ========
 Net loss per share of common stock
   (basic and diluted) ....................    ($   0.57)                                                ($   0.91)
                                                ========                                                  ========
 Weighted average number of common shares
   outstanding (in thousands) .............        7,882                                                     7,882
                                                ========                                                  ========


------------
Notes:
(1) Represents amortization of goodwill and identifiable intangible assets in connection with the acquisition of Doubleday Direct's Audiobooks Direct club based on their estimated useful lives as follows:

              Goodwill                      20 years
              Customer list                  3 years
              Covenant not to compete        5 years
              Mailing agreement              4 years

(2) Represents interest expense and amortization of deferred financing fees associated with the acquisition of Doubleday Direct's Audiobooks Direct club as described elsewhere in this document.

                  Combined Pro Forma Statement of Operations
                      For the year ended December 31, 1998
                 (Dollars in thousands, except per share data)
                                  (Unaudited)




                                                              Radio      Columbia
                                               MediaBay     Group(1)       House
                                             ------------  ----------  ------------
Sales .....................................     $22,242     $12,772       $17,244
Returns, discounts and allowances .........       7,348         228         2,857
                                                -------     -------       -------
 Sales, net ...............................      14,894      12,544        14,387
Cost of sales .............................       9,452       5,505         6,118
                                                -------     -------       -------
 Gross profit .............................       5,442       7,039         8,269
Expenses:
 Advertising and promotion ................       8,910       1,552         8,857
 General and administrative ...............       3,673       4,153         1,307
 Depreciation and amortization ............          24         183
                                                -------     -------
  Operating income (loss) .................      (7,165)      1,151        (1,895)
 Interest (expense) income, net ...........         180        (115)
                                                -------     -------
  Income (loss) before provision for
   income taxes ...........................      (6,985)      1,036        (1,895)
 Provision for income taxes ...............                     279
                                                            -------
  Net income ..............................    ($ 6,985)    $   757      ($ 1,895)
                                                =======     =======       =======
Net loss per share of common stock
  (basic and diluted) .....................    ($  1.13)
                                                =======
Weighted average number of common shares
 outstanding (in thousands) ...............       6,154
                                                =======


                                                            Audiobooks     Pro Forma
                                               Combined       Direct      Adjustments     Notes      Combined
                                             ------------  ------------  -------------  ---------  ------------
Sales .....................................     $52,258       $21,886                                $ 74,144
Returns, discounts and allowances .........      10,433         6,430                                  16,863
                                                -------       -------                                --------
 Sales, net ...............................      41,825        15,456                                  57,281
Cost of sales .............................      21,075         4,861                                  25,936
                                                -------       -------                                --------
 Gross profit .............................      20,750        10,595                                  31,345
Expenses:
 Advertising and promotion ................      19,319         9,094                                  28,413
 General and administrative ...............       9,133         2,978           (161)    (2)           11,950
 Depreciation and amortization ............         207                        5,986     (3)            6,193
                                                -------                        -----                 --------
  Operating income (loss) .................      (7,909)       (1,477)        (5,825)                 (15,211)
 Interest (expense) income, net ...........          65                       (5,220)    (4)           (5,155)
                                                -------                       ------                 --------
  Income (loss) before provision for
   income taxes ...........................      (7,844)       (1,477)       (11,045)                 (20,366)
 Provision for income taxes ...............         279                                                   279
                                                -------                                              --------
  Net income ..............................    ($ 8,123)     ($ 1,477)     ($ 11,045)               ($ 20,645)
                                                =======       =======       ========                 ========
Net loss per share of common stock
  (basic and diluted) .....................                                                         ($   2.92)
                                                                                                     ========
Weighted average number of common shares
 outstanding (in thousands) ...............                                      925                    7,079
                                                                            ========                 ========

------------
Notes:
(1) Includes the results of operations of Radio Spirits, Metacom and Premier for the periods specified in the Combined Pro Forma Financial Statements Introduction.

(2) Represents a reduction in officer's salary and rent based on executed agreements pursuant to the transactions.

(3) Represents amortization of goodwill and identifiable intangible assets in connection with the transactions based on their estimated useful lives follows:


                 Goodwill                             20 years
                 Customer Lists                        3 years
                 Covenant not to compete               5 years
                 Mailing Agreements                  4-7 years

(4) Represents interest expense and amortization of deferred financing fees associated with the transactions as described elsewhere in this document.

                                MEDIABAY, INC.
                          Consolidated Balance Sheet
                              September 30, 1999
                            (Dollars in thousands)
                                  (Unaudited)



                                                             Assets
Current assets:
   Cash and cash equivalents ......................................................    $     865
   Short-term investments to be held to maturity ..................................          100
   Accounts receivable, net of allowances for sales returns and doubtful accounts
    of $3,983 .....................................................................        6,874
   Inventory ......................................................................        5,564
   Royalty advances ...............................................................        3,414
   Prepaid expenses ...............................................................        1,787
   Deferred member acquisition costs -- current ...................................        2,945
                                                                                       ---------
     Total current assets .........................................................       21,549
Fixed assets, at cost, net of accumulated depreciation of $744 ....................        1,349
Deferred member acquisition costs - non-current ...................................        3,585
Deferred financing costs ..........................................................        1,814
Prepaid expenses -- non-current ...................................................          233
Other intangibles, net ............................................................       13,779
Goodwill, net .....................................................................       47,008
                                                                                       ---------
                                                                                       $  89,317
                                                                                       =========
                                       Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable ...............................................................    $   4,939
   Accrued expenses ...............................................................        5,754
   Current portion of long-term debt ..............................................        3,120
                                                                                       ---------
     Total current liabilities ....................................................       13,813
                                                                                       ---------
Long-term debt ....................................................................       39,313
                                                                                       ---------
Commitments and contingencies
   Preferred stock, no par value, authorized 5,000,000 shares; no shares issued and outstanding ...............................................................
   Common stock subject to contingent put .........................................        4,283
   Common stock; no par value, authorized 75,000,000 shares; 9,136,897 issued
    and outstanding ...............................................................       57,576
   Contributed capital ............................................................        2,323
   Accumulated deficit ............................................................      (27,991)
                                                                                       ---------
     Total common stockholders' equity ............................................       31,908
                                                                                       ---------
                                                                                       $  89,317
                                                                                       =========


          See accompanying notes to consolidated financial statements.

                                MEDIABAY, INC.
                     Consolidated Statements of Operations
                 (Dollars in thousands, except per share data)
                                  (Unaudited)




                                                   Three months ended               Nine months ended
                                                      September 30,                   September 30,
                                                   1999            1998            1999            1998
                                              -------------   -------------   -------------   -------------
Sales .....................................     $  16,614       $   5,778       $  41,986       $  16,190
Returns, discounts and allowances .........         4,817           1,903          11,297           4,655
                                                ---------       ---------       ---------       ---------
  Sales, net ..............................        11,797           3,875          30,689          11,535
Cost of sales .............................         5,729           2,448          15,037           7,558
                                                ---------       ---------       ---------       ---------
  Gross profit ............................         6,068           1,427          15,652           3,977
Expenses:
   Advertising and promotion ..............         2,259           2,423           5,356           6,108
   General and administrative .............         2,565             691           6,604           1,878
   Depreciation and Amortization ..........         1,997             222           4,862             233
                                                ---------       ---------       ---------       ---------
   Operating loss .........................          (753)         (1,909)         (1,170)         (4,242)
   Interest (expense) income, net of inter-
    est income of $31 and $118 for three
    and nine months ended September
    30, 1999, respectively ................        (1,190)             58          (3,362)            249
                                                ---------       ---------       ---------       ---------
      Net loss ............................     $  (1,943)      $  (1,851)      $  (4,532)      $  (3,993)
                                                =========       =========       =========       =========
      Net loss per share of common
       stock (basic and diluted) ..........     $    (.22)      $    (.30)      $    (.57)      $    (.65)
                                                =========       =========       =========       =========


          See accompanying notes to consolidated financial statements.

                                MEDIABAY, INC.
                     Consolidated Statements of Cash Flows
                            (Dollars in thousands)
                                  (Unaudited)




                                                                             Nine months ended September
                                                                                         30,
                                                                                 1999            1998
                                                                            -------------   -------------
Cash flows from operating activities:
   Net loss .............................................................     $  (4,532)      $  (3,993)
   Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization .......................................         4,862             233
    Amortization of deferred member acquisition costs ...................           807              --
    Amortization of deferred financing fees .............................           273              --
    Changes in asset and liability accounts:
      Increase in accounts receivable, net ..............................        (1,951)         (1,373)
      Increase in inventory .............................................          (234)           (242)
      Increase in prepaid expenses ......................................          (811)           (582)
      Increase in royalty advances ......................................        (1,167)           (407)
      Increase in deferred member acquisition costs .....................        (7,337)             --
      Increase in accounts payable and accrued expenses .................         4,288           1,049
                                                                              ---------       ---------
         Net cash used in operating activities ..........................        (5,802)         (5,315)
                                                                              ---------       ---------
Cash flows from investing activities:
   Acquisition of fixed assets, software and Internet development costs .          (404)           (788)
   Maturity of short-term investment ....................................           500           5,135
   Purchase of short-term investment ....................................          (100)           (500)
   Acquisition of Audiobooks Direct .....................................       (18,875)             --
   Additions to goodwill relating to acquisitions .......................          (850)             --
                                                                              ---------       ---------
         Net cash (used in) provided by investing activities ............       (19,729)          3,847
                                                                              ---------       ---------
Cash flows from financing activities:
   Increase in borrowings under amended credit agreement ................        11,080              --
   Net proceeds from issuance of common stock ...........................        23,840              --
   Proceeds from issuance of long-term debt .............................         4,350              --
   Payments of long-term debt ...........................................       (14,797)             --
   Increase in deferred financing costs .................................          (763)             --
   Proceeds from issuance of options ....................................            --              75
                                                                              ---------       ---------
         Net cash provided by financing activities ......................        23,710              75
                                                                              ---------       ---------
Net decrease in cash and cash equivalents ...............................        (1,821)         (1,393)
Cash and cash equivalents at beginning of period ........................         2,686           3,655
                                                                              ---------       ---------
Cash and cash equivalents at end of period ..............................     $     865       $   2,262
                                                                              =========       =========

          See accompanying notes to consolidated financial statements.

                                MEDIABAY, INC.
                 (Dollars in thousands, except per share data)

                  Notes to Consolidated Financial Statements

                                  (Unaudited)

(1) Organization

     MediaBay, Inc. (formerly Audio Book Club, Inc.) (the "Company"), a Florida corporation, was formed on August 16, 1993. MediaBay, Inc. is a leading marketer of premium spoken word content, including audiobooks and old time radio and classic video programs. The Company markets audiobooks primarily through its Audio Book Club, the largest membership-based club of its kind. Our old time radio and classic video programs are marketed through direct-mail catalogues and, on a wholesale basis, to major retailers. All of the Company's products are also available for purchase over the Internet through its content-rich media portal at MediaBay.com and its community of sites, including audiobookclub.com, audiobook.com, radiospirits.com, videoyesteryear. com and downloadbay.com.

(2) Significant Accounting Policies

     Basis of Presentation

     The interim unaudited financial statements should be read in conjunction with the Company's audited financial statements contained in its Annual Report on Form 10-KSB for the year ended December 31, 1998. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. On an ongoing basis management reviews its estimates based on current available information. Changes in facts and circumstances may result in revised estimates. In the opinion of management, the interim unaudited financial statements include all material adjustments, all of which are of a normal recurring nature, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods presented. The results for any interim period are not necessarily indicative of results for the entire year or any other interim period.

     Advertising and Promotional Costs

     Promotional costs directed at current members are expensed on the date the promotional materials are mailed. The cost of any premiums, gifts or the discounted audiobooks in the promotional offer to new members is expensed as incurred. The Company accounts for direct response advertising for the acquisition of new members in accordance with AICPA Statement of Position 93-7, Reporting on Advertising Costs (SOP 93-7). SOP 93-7 states that the cost of direct response advertising (a) whose primary purpose is to elicit sales to customers who could be shown to have responded specifically to the advertising and (b) that results in probable future benefits should be reported as assets net of accumulated amortization. Prior to 1999, the Company had expensed these costs as incurred. Beginning in 1999, the Company must capitalize such direct response advertising costs and amortize these costs over the period of future benefit, which has been determined to be 30 months, in accordance with SOP 93-7 because the Company, after five years of operations, now has a sufficient historical pattern of results. The costs are being amortized on a straight-line basis. If the Company had expensed the cost of direct response advertising, which resulted in new members in the Company's Audio Book Club who will generate revenue in the future, as incurred contrary to SOP 93-7, the Company would have reported a net loss of $ 4,022 and $11,062 and a net loss per share of common stock of $.46 and $1.40 for the three and nine months ended September 30, 1999, respectively. The majority of this loss would have been primarily due to the direct response advertising, which resulted in new members in the Company's Audio Book Club who will generate revenue in the future, amortization of goodwill and other intangibles of $1,858 and $4,479 and net interest expense of $1,190 and $3,362 for the three and nine months ended September 30, 1999, respectively, in connection with the Company's various acquisitions.

                                MEDIABAY, INC.
                 (Dollars in thousands, except per share data)

           Notes to Consolidated Financial Statements  -- (Continued)

                                  (Unaudited)

(2) Significant Accounting Policies  -- (Continued)

     Reclassifications

     Certain prior year amounts have been reclassified to conform to the current year presentation.


(3) Acquisition


     On June 15, 1999, a wholly-owned subsidiary of the Company acquired from Doubleday Direct, Inc. ("Doubleday") its business of direct marketing and distribution of audiobooks and related products through Doubleday's Audiobooks Direct Club ("Audiobooks Direct"). At the time of the acquisition, Audiobooks Direct was one of the industry's leading direct marketers of audiobooks using a membership club format.


     As part of the acquisition, the Company acquired Audiobooks Direct's total membership file of over 500,000 members as well as some other assets relating exclusively to the Audiobooks Direct Club. The Company also entered into a reciprocal marketing arrangement with Doubleday pursuant to which it received the exclusive rights, with respect to audiobooks, for three years, subject to a one-year extension, at no additional cost and an additional three years, at market rates, to insert its new member acquisition materials into the member mailings of Doubleday's consumer book clubs and Doubleday Select's professional book clubs, as well as rights to distribute its member solicitation packages via direct mail campaigns to the Doubleday and Doubleday Select book club membership lists. Subject to exceptions, we will also be Doubleday's exclusive source for audiobooks.


     In addition, the Company entered into a non-compete agreement whereby Doubleday agreed not to engage in designated activities which compete with the operation of the Company's Audio Book Club for five years. Moreover, the Company entered into a transitional services agreement with Doubleday.


     At the time of the acquisition, together with Doubleday, the Company announced the launch of a co-branded website to be coupled with an online cross-marketing and advertising campaign. The website at bestbookclubs.com was launched on September 15, 1999.


     As consideration for the acquisition and the related transactions, including the mailing, non-compete, and transitional services agreements, Doubleday received from the Company cash consideration of $18,615.


     The Company also incurred cash costs and fees of $320 and estimates additional costs and fees of approximately $115. The Company has accounted for the acquisition using the purchase method of accounting. The total purchase price of approximately $19,050 has been allocated on a preliminary basis as follows: royalty advances ($1,286), identifiable intangible assets ($5,400, representing customer lists, covenant not to compete and certain agreements acquired in the acquisition) and goodwill ($12,364). Identifiable intangible assets will be amortized over their estimated useful lives (ranging from 3 to 5 years) and goodwill will be amortized over a period not to exceed 20 years.


     The following unaudited combined pro forma results of operations for the nine months ended September 30, 1999 and 1998 assume that the acquisition of Doubleday occurred as of January 1, 1998. Additionally, the unaudited pro forma consolidated results of operations for the nine months ended September 30, 1998 assumes that the following transactions also occurred as of January 1, 1998:


   (1) The acquisitions of Radio Spirits, Inc., certain assets of an affiliated company, Buffalo Productions, Inc. and a 50% interest in a joint venture owned by the sole shareholder of Radio Spirits on December 14, 1998.


   (2) The acquisition of substantially all of the assets used by Metacom, Inc. in connection with its Adventures in Cassettes business on December 14, 1998.

                                MEDIABAY, INC.
                 (Dollars in thousands, except per share data)

           Notes to Consolidated Financial Statements  -- (Continued)

                                  (Unaudited)

(3) Acquisition  -- (Continued)

   (3) The acquisition of substantially all of the assets used by Premier Electronic Laboratories, Inc. in connection with its business of producing, marketing, and selling old time radio and classic videos programs on December 14, 1998

   (4) The acquisition of substantially all of the assets used by The Columbia House Company in its Audio Book Club on December 31, 1998.



                                               Nine Months ended September
                                                            30,
                                               ----------------------------
                                                   1999            1998
                                               ------------   -------------
Net sales ..................................     $ 39,410       $  41,122
                                                 ========       =========
Net loss ...................................     $ (7,181)      $ (15,969)
                                                 ========       =========
Loss per share (basic and diluted) .........     $   (.91)      $   (2.26)
                                                 ========       =========

(4) Financings

     In June 1999, in connection with the acquisition of Audiobooks Direct, the Company, Fleet National Bank and ING (U.S.) Capital Corporation amended the terms of the Company's existing credit agreement to provide for an additional $6,000 of term loans. The interest rate under the credit agreement is currently 3.75% above LIBOR and interest is payable at the expiration of the respective LIBOR contracts.

     At September 30, 1999, an aggregate of $28,633 principal amount of indebtedness was outstanding under the credit agreement, $21,553 as a term loan and $7,080 under a revolving line of credit. The principal amount outstanding under the term advance is payable in quarterly installments as follows: a quarterly payment of $330 on December 31, 1999, four quarterly payments of $930 in the year 2000, four quarterly payments of $1,550 in the year 2001, four quarterly payments of $2,170 in the year 2002 and the balance on due on March 31, 2003.

     In connection with the additional loan in June 1999, the Company granted the lenders three-year warrants to purchase up to 119,941 shares of the Company's common stock at an exercise price of $14.20, subject to adjustment. The warrants have been valued at $2.63 using the Black-Scholes valuation model and have been included in deferred financing costs.

     The Company also obtained a portion of the financing for the acquisition of Audio Books Direct by borrowing $4,350 from Norton Herrick, Chairman of the Board and Co-Chief Executive Officer, under a bridge convertible senior subordinated promissory note. In a separate letter agreement, the Company agreed, that if the Company refinanced or replaced this note with debt or equity financing provided by anyone other than Mr. Herrick or a family member or affiliate of Mr. Herrick, the Company would issue to Mr. Herrick warrants to purchase an additional 125,000 shares of common stock at $8.41 per share, which warrants will also be identical to the warrants issued to him in connection with the initial note issued to Mr. Herrick in December 1998. In July 1999, this promissory note was repaid and the warrants were issued upon receipt of stockholder approval in September 1999.

     As a result of recent acquisition activity and sales of common stock, the Company, Fleet National Bank and ING (U.S.) Capital Corporation amended the terms of the Company's existing credit agreement whereby certain covenants under the agreement were adjusted. In connection therewith the Company paid legal expenses and fees of $317.

     In August 1999, Norton Herrick, Chairman of the Board and Co-Chief Executive Officer sold $5,000 of the remaining $14,000 9% convertible senior subordinated promissory note due December 31, 2004 issued to

                                MEDIABAY, INC.
                 (Dollars in thousands, except per share data)

           Notes to Consolidated Financial Statements  -- (Continued)

                                  (Unaudited)

(4) Financings  -- (Continued)

him in December 1998 in connection with various acquisitions by the Company to ABC Investment, L.L.C., an unaffiliated third party. The $5,000 promissory note has substantially the same terms and conditions as the original promissory note bearing interest at 9% per annum and convertible at $11.125 per share.

(5) Stockholders' Equity and Stock Options and Warrants

     In March 1999, the Company's stockholders approved (i) an amendment to the Company's Articles of Incorporation to increase the Company's authorized common stock to 75,000,000 shares and (ii) the adoption of the Company's 1999 Stock Incentive Plan. The 1999 Stock Incentive Plan provides for grants of awards of stock options, restricted stock, deferred stock or other stock based awards. A total of 2,500,000 shares of common stock have been reserved for issuance pursuant to the plan.

     In April and June 1999, the Company sold 800,000 shares of its common stock for gross proceeds of $8,800 to qualified institutional buyers as such term is defined in Rule 144A of the Securities Act of 1933.

     In July and August 1999, the Company sold 1,240,000 shares of its common stock for gross proceeds of $16,120 to qualified institutional buyers as such term is defined in Rule 144A of the Securities Act of 1933. Fees paid to an unaffiliated third party in connection with the August 1999 sale were $273.

     In addition to 244,941 warrants granted in connection with the various financings described in footnote (4) above, during the nine months ended September 30, 1999, the Company granted both plan and non-plan options and warrants to purchase a total of 1,478,050 shares of the Company's common stock to officers, directors, Advisory Board members, employees and consultants. The options and warrants vest at various times and have exercise periods of five and ten years. Exercise prices range from $8.00 to $13.50 per share except for 8,000 warrants which have an exercise price of $.10 per share. In addition, the Company canceled five-year options to purchase a total of 29,500 shares of the Company's common stock.

(6) Net Loss Per Share of Common Stock

     The weighted average number of common shares used in the net loss per share computations for the three and nine months ended September 30, 1999 were 8,794,455 and 7,882,324, respectively and 6,153,920 for each of the comparable periods of the prior year.

     Common equivalent shares that could potentially dilute basic earnings per share in the future and that were not included in the computation of diluted loss per share because of antidilution were 6,212,290 at September 30, 1999 and 1,742,100 at September 30, 1998. Included in the September 30, 1999 common share equivalents are 1,240,450 shares assuming the conversion of $13,800 in convertible senior subordinated promissory notes.

(7) Supplemental Cash Flow Information

     In March 1998, the Company granted options to purchase 21,600 shares of the Company's common stock at $4.40 per share to a company as compensation for the costs incurred in transferring to the Company the toll free phone numbers,
(800) AUDIOBOOK and (888) AUDIOBOOK. Such options were immediately vested and exercisable and have a five-year term. The Company has recorded an asset in the amount of $54, the negotiated cost of transferring the phone numbers and is amortizing the asset over six years. Subsequent to September 30, 1999 these options were exercised yielding proceeds of $95.

     During the nine months ended September 30, 1999, 8,000 of the options and warrants granted were granted to an officer of the Company below the current market price at the date of grant. These options have been valued at $7.16 each using the Black-Scholes valuation model and have been included in prepaid expenses and are being amortized over the term of the related employment agreement.

                                MEDIABAY, INC.
                 (Dollars in thousands, except per share data)

           Notes to Consolidated Financial Statements  -- (Continued)

                                  (Unaudited)

(7) Supplemental Cash Flow Information  -- (Continued)

     In April 1999, the Company formed a Technology Advisory Board ("Advisory Board") to further enhance its Internet strategy. The Advisory Board consists of five members. The Advisory Board will work with the Company to increase its online business and its strategic alliances on the Internet. Included in the total options and warrants granted during the nine months ended September 30, 1999 were options and warrants granted to the Internet Advisory Board members. These options were valued at $113 using the Black-Scholes valuation model and have been included in prepaid expenses and are being amortized over the period of service.

     Included in the total options and warrants granted during the nine months ended September 30, 1999 were warrants granted to a law firm as partial payment for legal services provided in connection with the Company's various acquisitions. The warrants have been valued at $50 using the Black-Scholes valuation model and have been included in the cost of the acquisitions.

     In August 1999, ABC Investment LLP, the holder of a $5,000 9% convertible senior subordinated promissory note due December 31, 2004 converted $200 of the note into 17,977 shares of the Company's common stock.

     Cash paid for interest expense was $2,739 for the nine months ended September 30, 1999.

(8) Subsequent Events

     Subsequent to September 30, 1999, the Company granted plan options to purchase 62,600 shares of the Company's common stock to officers, employees and consultants at exercise prices ranging from $11.375 to $13.3125. The options have an exercise period of five years and vest over various periods. The Company canceled five-year plan options to purchase a total of 1,000 shares of common stock. Additionally, non-plan options to purchase 21,600 shares of common stock were exercised yielding proceeds of $95.

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Audio Book Club, Inc. (now known as MediaBay, Inc.)

We have audited the accompanying consolidated balance sheet of Audio Book Club, Inc. (the Company) as of December 31, 1998, and the related statements of operations, stockholders' equity (deficiency), and cash flows for the year then ended. Our audit also included the financial statement schedule listed in the Index to Financial Statements on Page F-1. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such 1998 financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.


/s/ Deloitte & Touche LLP
Parsippany, New Jersey
March 22, 1999

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Audio Book Club, Inc.

We have audited the accompanying consolidated balance sheet of Audio Book Club, Inc. and subsidiaries (the Company) as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the year then ended. In connection with our audit of the consolidated financial statements, we have also audited the financial statement schedule as listed in the accompanying index. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such 1997 consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


/s/ KPMG LLP
March 13, 1998
New York, New York

                             AUDIO BOOK CLUB, INC.
                          Consolidated Balance Sheets



                                                                                      December 31,
                                                                                 1998               1997
                                                                           ----------------   ----------------
                                  Assets
Current assets: ........................................................
   Cash and cash equivalents ...........................................    $   2,686,330      $   3,655,053
   Short-term investment ...............................................          500,000          5,143,699
   Accounts receivable, net of allowances for sales returns and doubtful accounts of $1,418,275 and $1,449,445 at December 31, 1998 and
    1997, respectively .................................................        4,923,077          1,783,456
   Inventory ...........................................................        5,330,319          1,700,374
   Prepaid expenses ....................................................          401,154            111,896
   Royalty advances ....................................................          961,320            267,518
                                                                            -------------      -------------
      Total current assets .............................................       14,802,200         12,661,996
Fixed assets, net ......................................................        1,328,575             59,805
Deferred financing costs ...............................................        1,515,800                 --
Non-current prepaid expenses ...........................................          121,552             48,219
Other intangibles ......................................................       11,300,000                 --
Goodwill ...............................................................       35,270,747                 --
                                                                            -------------      -------------
                                                                            $  64,338,874      $  12,770,020
                                                                            =============      =============
                        Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable ....................................................    $   4,869,422      $   2,776,544
   Accrued expenses ....................................................        1,361,590            240,124
   Current portion -- long-term debt ...................................        2,000,000                 --
                                                                            -------------      -------------
      Total current liabilities ........................................        8,231,012          3,016,668
                                                                            -------------      -------------
Long term debt .........................................................       40,000,000                 --
                                                                            -------------      -------------
   Preferred Stock, no par value, authorized 5,000,000 shares; no shares
    issued and outstanding .............................................               --                 --
   Common stock subject to contingent put ..............................        8,284,375                 --
   Common stock; no par value, authorized 25,000,000 shares; issued and outstanding 7,078,920 and 6,153,920, at December 31, 1998
    and 1997, respectively .............................................       28,959,812         25,741,063
   Contributed capital .................................................        2,322,867            486,217
   Accumulated deficit .................................................      (23,459,192)       (16,473,928)
                                                                            -------------      -------------
      Total common stockholders' equity ................................        7,823,487          9,753,352
                                                                            -------------      -------------
                                                                            $  64,338,874      $  12,770,020
                                                                            =============      =============


          See accompanying notes to consolidated financial statements.

                             AUDIO BOOK CLUB, INC.
                     Consolidated Statements of Operations



                                                                               Years ended December 31.
                                                                                1998               1997
                                                                          ----------------   ----------------
Sales .................................................................     $ 22,242,155       $ 15,119,093
Returns, discounts and allowances .....................................        7,348,584          5,040,939
                                                                            ------------       ------------
    Sales, net ........................................................       14,893,571         10,078,154
Cost of sales .........................................................        9,451,601          5,495,358
                                                                            ------------       ------------
    Gross profit ......................................................        5,441,970          4,582,796
Expenses:
   Internet expenses for acquisition and retention of members .........        4,624,701                 --
   Direct mail and other advertising and promotion expenses for
    acquisition and retention of members ..............................        4,285,459          6,843,250
   General and administrative .........................................        3,697,444          2,224,889
                                                                            ------------       ------------
      Operating loss ..................................................       (7,165,634)        (4,485,343)
   Interest income (expense), net of interest (expense) income of
    ($93,750) and $105,631 in 1998 and 1997, respectively .............          180,370           (435,508)
                                                                            ------------       ------------
     Net loss .........................................................     $ (6,985,264)      $ (4,920,851)
                                                                            ============       ============
   Net loss per share of common stock (basic and diluted) .............     $      (1.13)      $      (1.29)
                                                                            ============       ============


          See accompanying notes to consolidated financial statements.

                             AUDIO BOOK CLUB, INC.
         Consolidated Statements of Stockholders' Equity (Deficiency)
                    Years Ended December 31, 1997 and 1998



                                              Common         Common
                                              stock      stock subject        Common
                                            number of      contingent     stock; no par    Contributed      Accumulated
                                              shares          puts            value          capital          deficit
                                           -----------  ---------------  ---------------  -------------  -----------------
Balance at December 31, 1996 ............         200             --       $       200     $  231,325      $ (11,553,077)
 16,282 to 1 stock split ................   3,256,200             --                --             --                 --
 Imputed interest on notes payable
   -- related parties ...................          --             --                --        254,892                 --
 Conversion of notes payable --
   related parties to common stock .          597,520             --         5,975,200             --                 --
 Proceeds from sale of common
   stock, net of offering expenses
   of $3,234,337 ........................   2,300,000             --        19,765,663             --                 --
 Net loss ...............................                                                                     (4,920,851)
                                                                                                           -------------
Balance at December 31, 1997 ............   6,153,920             --        25,741,063        486,217        (16,473,928)
 Options sold to director ...............          --             --                --         75,000                 --
 Warrants for URL and phone
   numbers ..............................          --             --                --        104,000                 --
 Warrants granted in acquisitions .......          --             --                --      1,002,000                 --
 Warrants granted for financing and
   consulting in connection with the
   acquisitions .........................          --             --                --        655,650                 --
 Common stock issued in the
   acquisitions .........................     925,000      8,284,375         3,218,749             --                 --
 Net loss ...............................          --             --                --             --         (6,985,264)
                                            ---------      ---------       -----------     ----------      -------------
Balance at December 31, 1998 ............   7,078,920      8,284,375        28,959,812     $2,322,867      $ (23,459,192)
                                            =========      =========       ===========     ==========      =============

          See accompanying notes to consolidated financial statements.

                             AUDIO BOOK CLUB, INC.

                     Consolidated Statements of Cash Flows



                                                                                    Years ended December 31,
                                                                               -----------------------------------
                                                                                     1998               1997
                                                                               ----------------   ----------------
Cash flows from operating activities:
 Net loss ..................................................................    $  (6,985,264)      $ (4,920,851)
 Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization ...........................................          366,825              8,334
   Imputed interest on notes payable -- related parties ....................               --            254,892
   Changes in asset and liability accounts:
    (Increase) in accounts receivable, net .................................         (894,920)        (1,187,826)
    Decrease in due from related party .....................................               --             20,000
    (Increase) in inventory ................................................       (1,265,685)          (863,714)
    (Increase) in prepaid expenses .........................................         (521,589)          (111,896)
    (Increase) in prepaid expenses -- non-current ..........................         (601,173)           (48,219)
    (Increase) in royalty advances .........................................          (71,802)           (32,078)
    Increase in accounts payable and accrued expenses ......................          605,404          1,375,227
                                                                                -------------       ------------
       Net cash used in operating activities ...............................       (9,368,204)        (5,506,131)
                                                                                -------------       ------------
Cash flows from investing activities:
 Purchase of short-term investment .........................................         (500,000)        (5,143,699)
 Acquisition of fixed assets ...............................................         (944,383)           (48,636)
 Sale of short term investments ............................................        5,143,699                 --
 Cash payments for acquisitions ............................................      (36,681,581)                --
 Cost incurred in acquisitions .............................................         (693,254)                --
                                                                                -------------       ------------
       Net cash used in investing activities ...............................      (33,675,519)        (5,192,335)
                                                                                =============       ============
Cash flows from financing activities:
 Proceeds from issuance of notes payable -- related parties ................       15,000,000          1,295,000
 Repayment of notes payable -- related parties .............................               --         (6,800,000)
 Proceeds from issuance of long-term debt ..................................       27,000,000          9,000,000
 Repayment of long-term debt ...............................................               --         (9,000,000)
 Proceeds of issuance of options ...........................................           75,000                 --
 Proceeds of sale of common stock, net of offering costs ...................               --         19,765,663
                                                                                -------------       ------------
       Net cash provided by financing activities ...........................       42,075,000         14,260,663
                                                                                -------------       ------------
Net (decrease) increase in cash and cash equivalents .......................         (968,723)         3,562,197
Cash and cash equivalents at beginning of period ...........................        3,655,053             92,856
                                                                                -------------       ------------
Cash and cash equivalents at end of period .................................    $   2,686,330       $  3,655,053
                                                                                =============       ============

          See accompanying notes to consolidated financial statements.

                             AUDIO BOOK CLUB, INC.

                  Notes to Consolidated Financial Statements



(1) Organization

     Audio Book Club, Inc., now known as MediaBay, Inc. (the "Company"), a Florida corporation, was formed on August 16, 1993. The Company is a direct marketer of audiobooks through Audio Book Club, a membership club which markets and sells audiobooks and other forms of audio entertainment by mail order and via the Internet.

(2) Significant Accounting Policies

     Principals of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts have been eliminated.

     Cash and Cash Equivalents

     Securities with maturities of three months or less when purchased are considered to be cash equivalents.

     Fair Value of Financial Instruments

     The carrying amount of cash, short-term investments, accounts receivable, accounts payable and accrued expenses approximates fair value due to the short maturity of those instruments.

     The fair value of long-term debt is estimated based on the interest rates currently available for borrowings with similar terms and maturities. The Company's long-term debt is at a variable rate; therefore, the carrying value approximates market prices.

     Inventory

     Inventory, consisting primarily of audiocassettes held for resale, is valued at the lower of cost (weighted average cost method) or market.

     Prepaid Expenses

     Prepaid expenses consist principally of deposits and other amounts being expensed over the period of benefit. All current prepaid expenses will be expensed over a period no greater than the next twelve months.

     Fixed Assets, Computer Software and Internet Web Site Development Costs

     Fixed assets, consisting primarily of furniture, leasehold improvements, computer equipment, purchased computer software and web site development costs are recorded at cost. Depreciation is provided by the straight-line method over the estimated useful life of five years for equipment, seven years for furniture and fixtures, five years for leasehold improvements, three years for software and two years for Internet web site development costs. Ongoing maintenance and other recurring charges are expensed as incurred as are all internal costs and charges.

     Intangible Assets

     Intangible assets, consisting of customer lists and certain agreements acquired in the acquisitions, are being amortized over their estimated useful life.(Note 3).

     Goodwill

     Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for using the purchase method of accounting. Goodwill will be amortized over the estimated period of benefit not to exceed 20 years. Goodwill is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable using the expected undiscounted future cash flow model.

                             AUDIO BOOK CLUB, INC.

(2) Significant Accounting Policies  -- (Continued)

     Revenue Recognition

     Revenue is recorded upon shipment of merchandise and simultaneous billing. Allowances for doubtful accounts and future returns are based upon historical experience and evaluation of current trends.

     Income Taxes

     Prior to October 22, 1997, the Company had elected to be taxed as a small business corporation (S corporation) under Section 1362 of the Internal Revenue Code. As a small business corporation, all federal income taxes, if any, were the obligations of the stockholders. Conversely, any losses incurred by the Company may be used by the stockholders.

     As a result of the consummation of the Company's public offering effective on October 22, 1997, the Company's S corporation election terminated and the Company ceased to be an S corporation. Commencing October 22, 1997, the Company became taxable as an incorporated entity (C Corporation). Accordingly, losses incurred by the Company on or after October 22, 1997 may be used by the Company and not by the stockholders to the extent permitted under the Internal Revenue Code. Conversely, future federal income taxes, if any, will be the obligation of the Company.

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

     Advertising and Promotional Costs

     The Company expenses all production costs of advertising. Direct-mail advertising consists primarily of print advertisements and mailings to individuals that include order forms for the Company's products. The capitalized costs of the direct mail advertising are amortized in the month of publication of the magazine in which it appears or the month in which the individual letters are mailed. As of December 31, 1998 and 1997, costs of all direct mail advertising have been expensed and, accordingly, there were no capitalized costs of direct mail advertising.

     Promotional costs for new and current members are expensed on the date the promotional materials are mailed.

     Royalties

     The Company is liable for royalties to licensors based upon revenue earned from the respective licensed product. Royalties, in excess of advances, are payable based on contractual terms. Royalty advances not expected to be recovered through royalties on sales are charged to royalty expense. For the years ended December 31, 1998 and 1997, no writedowns of royalty advances were required.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             AUDIO BOOK CLUB, INC.

(2) Significant Accounting Policies  -- (Continued)

     Reclassifications

     Certain prior year amounts have been reclassified to conform with the current year presentation.

(3) Acquisitions

     Radio Companies Acquisitions

     In December 1998, through its wholly-owned subsidiary, Classic Radio Holding Corp. ("Classic"), the Company acquired Radio Spirits, Inc. ("Radio Spirits") for an aggregate base purchase price of $340,000, 425,000 shares of its common stock valued on the date of acquisition at $12.875 per share, warrants to purchase an additional 175,000 shares of its common stock at an exercise price of $13.125 per share and payment of $1,840,784 of liabilities at closing. The warrants have been valued at $3.04 per share using the Black-Scholes valuation model. A total of 100,000 of the 425,000 shares and 100,000 of the 175,000 warrants were placed in escrow and are subject to release if certain specified "EBITDA" (as defined in the purchase agreement) levels for the acquired company are met for the year ending December 31, 1999 (with respect to the escrowed shares) and for the year ending December 31, 2000 (with respect to the escrowed options). The Company also entered into a put agreement which granted the seller and his designees the right, under certain circumstances, commencing three years from the closing, to require the Company to repurchase up to 175,000 shares of common stock issued in connection with the acquisition at prices ranging from $4.00 to $12.00 per share. The acquisition was accounted for under the purchase method.

     At the time of the acquisition, Radio Spirits specialized in the syndication, sales and licensing of popular radio programs which originally aired from the 1930's through the late 1950's. Radio Spirits also produced and syndicated three national "classic" radio programs that are collectively heard in more than 500 markets by over 3 million listeners weekly. Through its in-house production and mail order services, Radio Spirits also produced and distributed audiocassettes and compact discs of vintage comedy, mystery, detective, adventure and suspense programs to customers worldwide. Radio Spirits also controlled the licensing rights to many popular serials and had an exclusive licensing arrangement with the Smithsonian Institute to market products under the Smithsonian name.

     In connection with its acquisition of Radio Spirits, through its indirectly wholly-owned subsidiary, CRAC, the Company also acquired certain assets of Buffalo Productions, Inc. ("Buffalo"), an affiliate of Carl Amari (who was the sole stockholder and Chairman of Radio Spirits prior to the acquisition), for $369,000, and Mr. Amari's 50% interest in a joint venture engaged in producing, broadcasting, marketing and distributing a series of old-time radio programs for $2,325,554, and assumed liabilities of $224,446. The Company also paid cash costs and fees of $169,504 and non-cash costs and fees of $18,301 related to the acquisition. The assets acquired from Buffalo were those relating to its business of duplicating pre-recorded compact discs. The total purchase price of the acquisitions was $11,067,018. The Company has accounted for the acquisitions using the purchase method of accounting and has allocated a portion of the total purchase price to certain identifiable intangible assets, based on their relative fair values which will be amortized over their useful lives. The Company has recorded $8,152,779 of goodwill which will be amortized over a period not to exceed 20 years.

     In December 1998, through CRAC, the Company acquired all of the assets used by Metacom, Inc. ("Metacom") in connection with its "Adventures in Cassettes" business of producing, marketing, and selling old-time radio programs for $1,060,829, 50,000 shares of the Company's common stock valued on the date of acquisition at $12.875 per share and warrants to purchase up to 50,000 shares of the Company's common stock at an exercise price of $8.125 per share. The warrants have been valued at $4.18 per share using the Black-Scholes valuation model. In addition, the Company granted Metacom the right, subject to certain limitations, to sell such shares back to the Company at a price of $10.00 per share between the third and tenth

                             AUDIO BOOK CLUB, INC.

(3) Acquisitions  -- (Continued)

anniversary of the closing. The Company also paid cash costs and fees of $25,981 and non-cash costs and fees of $2,805 in the acquisition. The total purchase price of $1,942,365 has been accounted for under the purchase method of accounting. The Company has recorded $1,621,536 of goodwill which will be amortized over a period not to exceed 20 years.

     In December 1998, through CRAC, the Company acquired all the assets used by Premier Electronic Laboratories, Inc. ("Premier") in connection with its business of licensing, producing, marketing and selling classic videos and radio programs through mail order catalogs, phone solicitations and specialty mail organizations for $240,000, 125,000 shares of the Company's common stock valued at the date of closing at $12.875. The Company also paid cash costs and fees of $25,109 and non-cash costs and fees of $2,711 relating to the acquisition, for a total purchase price of $1,877,195. The Company has recorded $1,691,269 of goodwill which will be amortized over a period not to exceed 20 years. The Company also granted Premier the right, under certain circumstances and subject to certain limitations, to sell the 125,000 shares received by it back to the Company at prices ranging from $7.00 per share for the first 25,000 shares so sold to $15.00 per share for the last 50,000 shares so sold, at various times between the second and tenth year anniversary of the closing of the acquisition.

     Acquisition of Columbia House's Audiobook Club Division

     On December 31, 1998, a wholly-owned subsidiary of the Company acquired substantially all of the assets used in the audiobook club division (the "CH Audiobook Club") of The Columbia House Company ("Columbia House").

     As part of the acquisition, the Company acquired Columbia House's audiobook club's membership file of approximately 600,000 members, as well as substantially all of Columbia House's other assets relating exclusively to the CH Audiobook Club, including inventory and certain accounts receivable. The Company also entered into a mailing agreement which allows the Company to (i) use Columbia House's compact disc, VHS, laser and DVD video club's membership lists for Audio Book Club new member acquisition campaigns, (ii) insert new member acquisition material into Columbia House's member mailing programs sent to various other clubs maintained by Columbia House and (iii) be referred to as the Columbia House recommended source for audiobooks in a club format, for a period of seven years. In addition, Columbia House entered into a non-compete agreement pursuant to which it agreed not to engage in certain activities that compete with our operation of Audio Book Club for a period of five years. Moreover, the Company entered into a transitional services agreement with Columbia House.

     As consideration for the acquisition and the related transactions, including the mailing agreement, the non-compete agreement and the transitional services agreement, Columbia House received from the Company cash consideration of $30,750,000 plus expenses of $24,345. In addition, the Company issued to Columbia House's designees (Sony Music Entertainment Inc. and WCI Record Club Inc.) an aggregate of 325,000 shares of its common stock (the "Shares") valued on the date of acquisition at $11.625 and warrants to purchase an additional 100,000 shares of its common stock at a price of $11.125 per share. The warrants have been valued at $2.61 using the Black-Scholes valuation model. The Company also granted to Columbia House the right, under certain circumstances, commencing six years from the Closing, to require the Company to purchase from Columbia House and its designees the Shares at a price of $15.00 per Share.

     The Company also incurred cash costs and fees of $472,660 and non-cash costs and fees of $51,033 related to the acquisition. The total purchase price of $35,337,163 has been accounted for using the purchase method of accounting. The Company has specifically identified $10,600,000 of intangible assets (customer lists, covenants not to compete and certain agreements acquired in the acquisitions) which will be amortized over their useful lives (ranging between 3 and 7 years) and $23,805,163 of goodwill which will be amortized over a period not to exceed 20 years.

                             AUDIO BOOK CLUB, INC.

(3) Acquisitions  -- (Continued)

     The following unaudited pro forma consolidated results of operations for the years ended December 31, 1998 and 1997 assume the acquisitions occurred as of January 1, 1997 (in thousands, except per share data):





                                                     1998          1997
                                                 ------------   ----------
       Net sales .............................    $  40,360      $ 36,954
       Net loss (basic and diluted) ..........      (11,366)       (7,079)
                                                  ---------      --------
       Loss per share ........................    $   (1.61)     $  (1.00)
                                                  =========      ========


     The following table represents the allocation of the purchase price:





                                     Columbia           Radio
                                      House            Spirits          Premier         Metacom           Total
                                 ---------------   ---------------   ------------   --------------   ---------------
Cash .........................     $        --      $    268,931     $       --       $       --      $    268,931
Accounts receivable ..........              --         2,244,701             --               --         2,244,701
Inventory ....................         629,000         1,179,828        155,432          400,000         2,364,260
Other current assets .........         622,000                --             --           70,829           692,829
Fixed assets .................              --           659,471         30,494               --           689,965
Goodwill .....................      23,805,163         8,152,779      1,691,269        1,621,536        35,270,747
Other intangibles ............      10,600,000           700,000             --               --        11,300,000
Liabilities assumed ..........        (319,000)       (2,138,692)            --         (150,000)       (2,607,692)
                                   -----------      ------------     ----------       ----------      ------------
                                   $35,337,163      $ 11,067,018     $1,877,195       $1,942,365      $ 50,223,741
                                   ===========      ============     ==========       ==========      ============

(4) Fixed Assets

     Fixed Assets consist of the following:





                                                              1998           1997
                                                         -------------   ------------
       Office equipment ..............................    $  408,260      $  70,629
       Furniture and fixtures ........................        90,535          4,423
       Leasehold improvements ........................       419,081          1,300
       Web site development costs ....................       780,584             --
                                                          ----------      ---------
          Total ......................................     1,698,460         76,352
       Accumulated depreciation ......................      (369,885)       (16,547)
                                                          ----------      ---------
       Property, plant and equipment -- net ..........    $1,328,575      $  59,805
                                                          ==========      =========


(5) Short-Term Investments to be Held to Maturity

     At December 31, 1998, short-term investments to be held to maturity consisted of a $500,000 bank certificate of deposit plus accrued interest bearing interest at 5.40% maturing on April 1, 1999. At December 31, 1997, short-term investment to be held to maturity consisted of a bank certificate of deposit in the amount of $500,000 bearing interest at 5.5% maturing on May 2, 1998 and a bank certificate of deposit in the amount of $100,000 bearing interest at 5.9% maturing on May 6, 1998 plus accrued interest on both certificates of deposit.

                             AUDIO BOOK CLUB, INC.

(6) Long-Term Debt


                                                                1998
                                                           --------------
    Credit agreement, senior secured bank debt ..........   $27,000,000
    Related party note ..................................    15,000,000
                                                            -----------
                                                             42,000,000
    Less: Current maturities ............................     2,000,000
                                                            -----------
    Long term debt ......................................   $40,000,000
                                                            ===========


     Bank Debt

     In December 1998, the Company obtained Senior Secured Bank Debt from (i) Fleet National Bank ("Fleet") and (ii) ING (U.S.) Capital Corporation pursuant to a Credit Agreement dated as of December 31, 1998.

     Pursuant to the Credit Agreement, the Company borrowed an aggregate of $27,000,000, consisting of a $25,000,000 Term Advance (as defined in the Credit Agreement) and a $2,000,000 Revolving Credit Advance (as defined in the Credit Agreement). The Term Advance and Revolving Credit Advances bear interest at a rate of 2.00% above the bank's price rate payable quarterly. Subject to certain limitations set forth in the Credit Agreement, the maximum principal amount of all advances under the Credit Agreement cannot exceed $30,000,000 through and including March 30, 1999, thereafter increasing to a maximum of $34,000,000. The principal amount outstanding under the Credit Agreement is payable in quarterly installments commencing on March 31, 1999 through December 31, 2003. The quarterly payments will begin at $250,000 on March 31, 1999 and increase by $500,000 increments on each March 31, to $2,250,000 on March 31, 2003, provided, however, that the final principal installment on December 31, 2003 will be equal to the aggregate principal amount outstanding on such date. The Company granted to the lenders a security interest in substantially all of the Company's assets and the assets of its subsidiaries and pledged the capital stock of its subsidiaries to the lenders as collateral under the Credit Agreement. The Company also agreed to a number of financial and business covenants including a restriction on the payment of dividends. The covenants do not take effect until March 31, 1999. The Company also issued to the lenders three-year warrants to purchase up to an aggregate of 196,800 shares of our common stock at an exercise price of $10.00 per share.

     On May 9, 1997, the Company borrowed $6,000,000 from a major bank which was used to repay a portion of the outstanding notes payable to the Company's Chairman, Chief Executive Officer and founder. The loan has a one-year term, had an interest rate which was 1/2% under the bank's reference rate and had interest payable monthly.

     On August 2, 1997, the Company borrowed an additional $2,250,000 from the same major bank to fund working capital. The loan was to be due October 31, 1998, and had an interest rate which was 1/2% under the bank's reference rate and which was payable monthly.

     On September 16, 1997, the Company borrowed an additional $750,000 from the same major bank to fund working capital. The loan was also to be due October 31, 1998, and had an interest rate which was 1/2% under the bank's reference rate and was payable monthly.

     The Company used a portion of the proceeds of its initial public offering to repay the loans from a major bank in the aggregate principal amount of $9,000,000 plus accrued interest thereon of $56,167.

                             AUDIO BOOK CLUB, INC.

(6) Long-Term Debt  -- (Continued)

     The loan maturities for the next five years are as follows:



 Year ending
December 31,
------------------------------
  1999 .......................   $ 1,000,000
  2000 .......................     3,000,000
  2001 .......................     5,000,000
  2002 .......................     7,000,000
  2003 .......................    11,000,000
                                 -----------
  Total maturities ...........   $27,000,000
                                 ===========

     Related Party Debt

     In December 1998, the Company borrowed $15,000,000 from its Chairman and Chief Executive Officer, pursuant to a $15,000,000 principal amount 9% Convertible Senior Subordinated Promissory Note due December 31, 2004 (the "Note"). Pursuant to the Note, the Company borrowed $15,000,000, of which $1,000,000 was repaid on January 12, 1999. The Note is due December 31, 2004, bears interest at the initial rate of 9% per annum, payable monthly in arrears and is convertible, in whole or in part, at the holder's option, into shares of our common stock at the rate of one share per $11.125 of principal or interest outstanding under the Note. The Company issued to its Chairman and Chief Executive Officer five-year warrants to purchase 500,000 shares of our common stock at an exercise price of $12.00 per share. Pursuant to the terms of a letter agreement dated December 31, 1998 between the Company and its Chairman and Chief Executive Officer, the interest rate of the Note will increase to 11%, the conversion rate of the Note is subject to adjustment and the exercise price of the warrants is subject to adjustment, in the event that the Note is not refinanced on or prior to September 30, 1999. Pursuant to the Letter Agreement, the Company also agreed that if the Note is refinanced by anyone other than its Chairman and Chief Executive Officer or a family member or affiliate of its Chairman and Chief Executive Officer, the Company will issue to its Chairman and Chief Executive Officer warrants to purchase an additional 350,000 shares of our common stock, which warrants shall be identical to the warrants issued to him in connection with the Note. The Note is subordinated to the Company's obligations under the Credit Agreement and is secured by a second lien security interest of certain assets of Classic and CRAC. Additionally, pursuant to the terms of a letter agreement, its Chairman and Chief Executive Officer agreed with Fleet not to take certain actions with respect to the Note as long as he held the Note. The terms of its Chairman and Chief Executive Officer's investment were approved by the independent members of the Company's Board of Directors. Prior to consummating the transaction the Board obtained a fairness opinion from an investment banker.

     On November 17, 1995, the Company executed a loan agreement with its Chairman, Chief Executive Officer and founder in the amount of $8,000,000, of which $5,805,000 had been granted in the form of unsecured, non-interest bearing advances as of December 31, 1995.

     On February 6, 1997, the loan agreement was amended to increase the maximum borrowing amount to $13,000,000 from $12,000,000. On May 12, 1997, the loan agreement was further amended to stipulate that the loan does not and will not bear interest, and removed all references to interest in prior documents.

     Immediately prior to the consummation of the Company's initial public offering, the Company's Chairman, Chief Executive Officer, and founder (Norton Herrick) converted the outstanding $5,975,200 of indebtedness owed to him under the loan agreement into 597,520 shares of common stock at a price per share equal to the initial offering price of the common stock. The loan agreement between the Company and Norton Herrick was terminated on October 22, 1997.

     In June 1994, the Company received $50,000 from both the Chief Operating Officer and Executive Vice President for a total of $100,000, in exchange for the Company issuing two notes payable of $50,000 each.

                             AUDIO BOOK CLUB, INC.

(6) Long-Term Debt  -- (Continued)

     In February 1997, the Company's Executive Vice President loaned the Company an additional $350,000 pursuant to a loan agreement (the "1997 HH Loan"). On May 12, 1997, loans payable to the Company's Executive Vice President in the amounts of $50,000 and $350,000 were consolidated via a consolidated and restated loan agreement. The consolidated loan balance of $400,000 did not bear interest until August 1, 1997, after which time interest was calculated at an annual rate of 10%.


     On May 12, 1997, the Chief Operating Officer loaned the Company $350,000 pursuant to a loan agreement (the "1997 MEH Loan"). Borrowings under the 1997 MEH Loan were consolidated via a loan agreement with the $50,000 loan balance originated in June of 1994. The consolidated loan balance of $400,000 did not bear interest until August 1, 1997, after which time interest was calculated at an annual rate of 10%.


     On September 15, 1997, the Company repaid the $800,000 of outstanding notes payable plus accrued interest in the amount of $10,082 to the Company's Chief Operating Officer and Executive Vice President.


     In accordance with Staff Accounting Bulletin Topic 5:T, the Company imputed an interest cost on the portion of the non-interest bearing notes payable to related parties which were not converted to equity upon the completion of the Company's initial public offering. The imputed rate used was based on the terms negotiated by the Company for its bank debt and was 8.00% for the year ended December 31, 1997. Interest expense imputed was $254,892 for the year ended December 31, 1997.


(7) Commitments and Contingencies


     Leases -- Related Parties


     Rent expense for each of the years ended December 31, 1998 and 1997 amounted to $58,320 and $38,000, respectively.


     The Company sublets office space from an entity, HH Realty Investors, Inc., wholly-owned by officers and directors of the Company.


     In 1999, the New Jersey location subleased with HH Realty Investors, Inc. was amended to a month by month lease at $2,900 per month. Also on March 1, 1999 additional space was directly leased in New Jersey for a period to expire on the earlier of December 31, 1999 or 30 days from the occurrence of a defined event.


     During 1998, the Company subleased office space in Florida from The Herrick Company, a company owned by Norton Herrick, Co-CEO, at $653 per month. Such sublease was terminated on March 1, 1999.


     In January 1998, the Company amended a sublease agreement to provide for additional space at its New Jersey location. Minimum monthly rent under the amended lease is $2,900 per month through December 1998 and is subject to two extension periods of five years each under certain conditions. In December 1998, the lease was amended to provide for a month to month lease. In May 1998, the Company amended a sublease agreement to provide for additional space at its Florida location. Minimum monthly rent under the amended lease is $1,307 per month through November 2000 and is subject to two extension periods of three years each under certain conditions.


     Leases -- Other


     In September 1998, the Company entered into a lease for a kiosk at a major shopping mall. The lease which commenced in November 1998 has a one year term, with monthly rental amounts of $5,000 per month with the provision for increases based on annual sales in excess of $750,000.

                             AUDIO BOOK CLUB, INC.

(7) Commitments and Contingencies  -- (Continued)

     In connection with the acquisition of Radio Spirits, the Company leases 8,000 square feet of space in South Schaumburg, Illinois from a trust owned by the President of the Company's radio group. The lease agreement expires in December 2005, subject to a three year renewal option. Monthly rent under the leases is $4,667.

     In connection with the acquisition of Premier, the Company entered into two ten-year leases on 7,000 square feet of space in Bethel, Connecticut and 3,000 square feet in Sandy Hook, Connecticut. Lease payments on each lease are $100 per year with mandatory capital improvement payments starting in 2004 of $3,500 per year and $1,500 per year on the Bethel and Sandy Hook properties, respectively.

     Minimum annual lease commitments including capital improvement payments under non-cancelable operating leases are as follows:




 Year ending
December 31,
-------------------------------------
  1999 ..............................    $123,187
  2000 ..............................      70,573
  2001 ..............................      56,200
  Thereafter ........................     250,400
                                         --------
  Total lease commitments ...........    $500,360
                                         ========


     Employment Agreements

     The Company has commitments pursuant to employment agreements with certain of its officers. The Company's aggregate commitments under such employment agreements are approximately $841,517 and $452,054 during 1999 and 2000, respectively. In connection with the Radio Spirits acquisition, the Company hired Carl Amari as President of Classic, to manage the combined, post-merger radio operations pursuant to a three-year employment agreement that provides for an annual salary of $200,000 for the first 18 months and $300,000 for the next 18 months.


(8) Initial Public Offering

     The Company's Registration Statement on Form SB-2 for its initial public offering was declared effective by the Securities and Exchange Commission on October 22, 1997. On October 27, 1997, the Company closed its initial public offering of 2,300,000 shares of Common Stock, with no par value, at a price of $10.00 per share of Common Stock. In connection with the public offering, the underwriters were granted an over-allotment option to purchase an additional 345,000 shares of Common Stock, exercisable until December 6, 1997. The underwriters partially exercised their over allotment option by purchasing 110,000 shares from a minority shareholder (with holdings of less than 5% of the Company's common stock.) The Company incurred expenses of $3,234,337 related to its initial public offering, including underwriting discounts and commissions, legal and accounting fees, printing expenses and other expenses. Upon completion of the offering, the associated costs were deducted from net proceeds of the offering.

(9) Stock Option Plan

     In June 1998, the Company amended the 1997 Stock Option Plan, under the amendment the Company is now authorized to grant up to 2,000,000 shares of authorized but unissued common stock.

     In June 1997, the Company adopted the 1997 Stock Option Plan, pursuant to which the Company's Board of Directors may grant stock options to key employees of the Company. The Plan authorizes grants of options to purchase up to 750,000 shares of authorized but unissued common stock. Under the Plan, the

                             AUDIO BOOK CLUB, INC.

(9) Stock Option Plan  -- (Continued)

Company may grant incentive and non-qualified stock options. The terms and conditions of options granted under the Plan may vary at the discretion of the Company's Board of Directors. In addition, shares issued pursuant to the exercise of the options may be restricted as to their transferability.

     Stock option activity is as follows:

                                                                Weighted
                                                                average
                                                Shares       exercise price
                                             ------------   ---------------
Outstanding at December 31, 1996 .........           --         --
 Granted .................................       50,000     $ 11.00
 Exercised ...............................           --         --
 Canceled ................................           --         --
Outstanding at December 31, 1997 .........       50,000     $ 11.00
 Granted .................................    1,808,500     $  5.37
 Exercised ...............................           --         --
 Canceled ................................           --         --
                                              ---------     -------
Outstanding at December 31, 1998 .........    1,858,500     $  5.52
                                              =========     =======

     The per share weighted-average fair value of stock options granted during the year ended December 31, 1997 was $4.55 on the date of the grant using the Black-Scholes option-pricing model with the following assumptions for the year ended December 31, 1997; risk free rate of return 5.56%; option life five years from date of vesting; and no dividend yield.

     The per share weighted-average fair value of stock options granted during the year ended December 31, 1998 is as follows using the Black-Scholes option-pricing model with the following assumptions and no dividend yield. The shares were granted as follows:



                              No. of          Exercise         Assumed        Risk-free       Fair Value
          Date                Shares           Price         Volatility     interest rate     per Share
------------------------   ------------   ---------------   ------------   ---------------   -----------
June 1998 ..............      551,500     $ 3.50                25%        5.49%             $  .86
September 1998 .........      750,000     $ 5.25                25%        4.58%             $ 1.21
November 1998 ..........      450,000     $ 7.875               25%        4.50%             $ 1.82
Various ................       57,000     $6.00 - $10.81
                              -------
Total ..................    1,808,500
                            =========

     At December 31, 1998, there were 141,500 additional shares available for grant under the Plan.

     The Company applies the intrinsic value method to account for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements because the exercise price was equal to or greater than the fair value at the date of grant.

     At December 31, 1998, the weighted average remaining contractual life of outstanding options was five years. At December 31, 1998, 1,682,500 options were exercisable.

(10) Income Taxes

     Prior to October 22, 1997, the Company had elected to be taxed as a small business corporation
(S corporation) under Section 1362 of the Internal Revenue Code. As a result of the consummation of the Company's public offering effective on October 22, 1997, the Company's S corporation election terminated and the Company ceased to be an S corporation. Commencing October 22, 1997, the Company became taxable as an incorporated entity (C Corporation).

                             AUDIO BOOK CLUB, INC.

(10) Income Taxes -- (Continued)

     Income tax benefit for the year ended December 31, 1998 differed from the amount computed by applying the U.S. Federal income tax rate of 34% and the state income tax rate of 5.39% to the pre-tax loss as a result of the following:



                                                                                 1998               1997
                                                                           ----------------   ----------------
Computed tax benefit (Federal and State at 39.39%) .....................     $ (2,751,215)      $ (1,673,089)
Adjustment for partial-year C-corporation status .......................                           1,347,673
Adjusted computed tax benefit at 34% ...................................                            (325,416)
Valuation allowance for Federal and State deferred tax assets ..........        2,751,215            325,416
                                                                             ------------       ------------
Income tax expense .....................................................     $        -0-       $        -0-
                                                                             ============       ============

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets are as follows:



                                                                        1998             1997
                                                                  ---------------   -------------
Deferred tax assets:
 Federal and state net operating loss carry-forwards ..........    $  3,099,025      $  269,715
 Accounts receivable, principally due to allowance for doubtful
   accounts and reserve for returns ...........................         547,312         112,778
 Fixed assets .................................................          (9,251)
                                                                   ------------
 Total gross deferred tax assets ..............................       3,637,086         382,493
 Less valuation allowance .....................................      (3,637,086)       (382,493)
                                                                   ------------      ----------
 Net deferred tax assets ......................................    $        -0-      $      -0-
                                                                   ============      ==========


     The Company has provided a valuation allowance of $3,637,086 and $382,493 for deferred tax assets as of December 31, 1998 and 1997, respectively. In assessing the realizability of deferred tax assets, management has determined that the Company does not have a history of earnings on which to base its determination. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary timing differences become deductible. The Company's limited operating history does not allow management to make a judgment regarding future taxable income over those periods.

     The Company has approximately $7,591,631 of net operating loss carry-forwards which may be used to offset possible future earnings, if any, in computing future income tax liabilities. The net operating losses will expire between December 31, 2017 and December 31, 2018 for federal income tax purposes. For state purposes, the net operating losses will expire at varying times, as the Company is subject to corporate income tax in several states.


(11) Net Loss Per Share of Common Stock


     Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the applicable reporting periods. The computation of diluted net loss per share is similar to the computation of basic net loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. However, the Company's computation of dilutive net loss per share does not assume any conversion or exercise of securities as their effect is antidilutive for all periods presented.


     The weighted average number of shares outstanding used in the net loss per share computations for the years ended December 31, 1998 and 1997 were 6,187,687 and 3,820,027, respectively.

                             AUDIO BOOK CLUB, INC.

     Common equivalent shares that could potentially dilute basic earnings per share in the future and that were not included in the computation of diluted loss per share because of antidilution were 4,670,927 for the year ended December 31, 1998 and 50,000 for the year ended December 31, 1997.


(12) Supplemental Cash Flow Information


     No cash has been expended for income taxes for the years ended December 31, 1998 and 1997. Cash expended for interest was -0- and $286,246 for the years ended December 31, 1998 and 1997, respectively.


     In connection with its acquisitions, the Company provided a total of 925,000 shares of its common stock and 380,000 options and warrants to the former owners of the acquired companies, and attorneys and advisors to the transactions. The total value of the stock, $11,503,124 and warrants of $1,002,000 has been recorded as part of the acquisition prices to be amortized over periods not to exceed 20 years. The Company also provided 35,000 warrants to advisors to the transaction. The value of warrants of $75,650 has been included in the cost of the acquisitions and recorded as goodwill. The Company also provided 196,800 warrants to the banks providing financing for the acquisitions. The value of the warrants of $580,000 has been included in deferred financing fees.


     In May 1998, the Company, in addition to a cash payment of $20,000, granted options to a third party to purchase 20,000 shares of the Company's Common Stock at $4.81 per share to acquire the Universal Resource Locators ("URL"), audiobook.com and audiobook.net. The Company has included the value of the options of $50,000 in the asset value of $70,000, the negotiated price, and is amortizing the asset over six years. In March 1998, the Company granted options to purchase 21,600 shares of the Company's Common Stock at $4.40 per share to a company in compensation for the costs incurred in transferring to the Company the toll free phone numbers, (800) AUDIOBOOK and (888) AUDIOBOOK. Such options vest and are exercisable immediately and have a five-year term. The Company has recorded an asset in the amount of $54,000, the negotiated cost of transferring the phone numbers, and is amortizing the asset over six years.


     During the year ended December 31, 1997, the Company had a non-cash financing activity related to the recognition of imputed interest on a portion of the notes payable -- related parties of $254,892.


     Immediately prior to the consummation of the Company's initial public offering, the Company's Chairman, Chief Executive Officer, and founder converted the outstanding $5,975,200 of indebtedness owed to him into 597,520 shares of common stock at a price per share of $10.00.


(13) Related Party Transactions


     Companies wholly-owned by Norton Herrick provided certain accounting, administrative and general office services to, and obtained insurance coverage for, the Company. In connection with such services the Company paid to such entities the aggregate of $73,000 and $60,000, during the years ended December 31, 1998 and 1997, respectively. The Company anticipates obtaining similar services from time to time from companies affiliated with Norton Herrick for which it will reimburse such companies' cost to provide such services to the Company.


(14) Recently Issued Accounting Standards


     In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Disclosures" ("SFAS 131") which requires that a public enterprise disclose financial and descriptive information about segments of their operations using a management approach. The approach involves reporting financial information on the basis used internally by management to evaluate segment performance and decide how resources are allocated to

                             AUDIO BOOK CLUB, INC.

(14) Recently Issued Accounting Standards  -- (Continued)

segments. SFAS 131 additionally requires that a public business report a measure of segment profit or loss, certain specific revenue and expense items and segment assets. Management has not disclosed any segment information as it does not operate more than one segment.


     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes new disclosure requirements, which provide a comprehensive standard for recognition and measurement of derivatives and hedging activities. This will require all derivatives to be recorded on the balance sheet at fair value and special accounting for certain types of hedges. SFAS 133 will take effect in 2000. The Company has not entered into any derivative or hedge transactions and, therefore, does not believe that SFAS 133 will have a material effect on the combined financial condition or results of operations.


(15) Subsequent Events


     On March 18, 1999, the Company entered into a definitive agreement to acquire substantially all of the assets used by Doubleday Direct, Inc. in the direct marketing and distribution of audiobooks and related products through Doubleday's Audiobooks Direct club, including its membership file of approximately 450,000 names. In connection with the closing of this acquisition, Doubleday will grant to the Company the exclusive right to include Audio Book Club new member solicitation inserts in Doubleday's club mailings and to send direct mail new member solicitation packages to Doubleday's book club members for the next four years. This agreement will relate to all of Doubleday's existing and future clubs. In addition, as part of the acquisition, the companies have agreed to enter into a broad Internet marketing and promotion agreement including the development of a co-branded web site. The Company cannot be assured that this acquisition or the related agreements will be completed.


     In March 1999, the Company granted to employees of the Company or its subsidiaries, five year options under the 1997 Stock Option plan to purchase an aggregate of 62,600 shares of its common stock at $12.00 per share, vesting over the next two years.


     In March 1999, the Company has been named as a co-defendant together with a collection agency used by the Company, in a lawsuit in the United States District Court for the Northern District of Illinois, alleging violations by such collection agency and the Company of the Fair Debt Collection Practices Act. Such lawsuit has been brought by a Class Action on behalf of individuals, limited to those who were sent certain collection letters within the state of Illinois during the one year period preceding the filing of the lawsuit. The lawsuit has not yet been certified as a Class Action. The collection agency has agreed to indemnify the Company and therefore the Company believes that the outcome of the action will not have a material adverse impact on the Company.


     In February 1999, the Company granted to employees of the Company five year options under the 1997 Stock Option plan to purchase 20,000 shares of its common stock at $8.00 per share, vesting over the next two years.


     In February 1999, the Company's Board of Directors approved (i) an amendment to the Company's Articles of Incorporation to increase the Company's authorized common stock to 75,000,000 shares and (ii) the adoption of the Company's 1999 Stock Incentive Plan, in each case, subject to shareholder approval. The 1999 Stock Incentive Plan provides for grants of awards of stock options, restricted stock, deferred stock or other stock-based awards. A total of 2,500,000 shares of common stock have been reserved for distribution pursuant to the plan.

                             AUDIO BOOK CLUB, INC.

(15) Subsequent Events  -- (Continued)

     Effective February 15, 1999, the Company entered into an employment agreement with its new Executive Vice President and Chief Technology Officer, which provides for an annual base compensation of $150,000 and a performance-based bonus of $15,000 payable at the end of the first year of employment. Pursuant to the agreement, the Company granted five year options to purchase 150,000 shares of common stock at an exercise price of $9.75, vesting at various times over a three year period, and five year options to purchase 8,000 shares of common stock at $.10 vesting on February 15, 1999.

                         Independent Auditors' Report

The Board of Directors
Doubleday Direct, Inc.:

We have audited the accompanying balance sheets of Audio Books Direct (the "Club"), a wholly-owned operation of Doubleday Direct, Inc., as of June 30, 1998 and 1997, and the related statements of operations, divisional deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Club's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Audio Books Direct has been operated as an integral part of Doubleday Direct, Inc., and has no separate legal existence. The basis of presentation of the accompanying financial statements is described in note 2 to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Audio Books Direct, a wholly-owned operation of Doubleday Direct, Inc., as of June 30, 1998 and 1997, and the results of its operations and its cash flows for the years then ended on the basis described in the preceding paragraph and in conformity with generally accepted accounting principles.




                                                  /s/ KPMG LLP

New York, New York
March 12, 1999

                              AUDIO BOOKS DIRECT
             (A Wholly-Owned Operation of Doubleday Direct, Inc.)

                                Balance Sheets
                            (Dollars in Thousands)

                            June 30, 1998 and 1997



                                                               1998           1997
                                                           ------------   -----------
  Assets
Current assets:
   Accounts receivable, net ............................    $   1,887         1,404
   Inventory, net ......................................        1,878         2,276
                                                            ---------         -----
      Total current assets .............................        3,765         3,680
Royalty advances, net ..................................          954           231
                                                            ---------         -----
      Total assets .....................................        4,719         3,911
                                                            =========         =====
            Liabilities and Divisional Deficit
Current liabilities:
   Accrued royalties payable ...........................           62            59
   Accrued promotional expenses, net ...................          840            13
                                                            ---------         -----
      Total current liabilities ........................          902            72
Due to DDI and affiliates ..............................       15,567        13,332
Commitments
Divisional deficit .....................................      (11,750)       (9,493)
                                                            ---------        ------
      Total liabilities and divisional deficit .........    $   4,719         3,911
                                                            =========        ======


                See accompanying notes to financial statements.

                              AUDIO BOOKS DIRECT
             (A Wholly-Owned Operation of Doubleday Direct, Inc.)

                           Statements of Operations
                            (Dollars in Thousands)

                      Years ended June 30, 1998 and 1997



                                                     1998           1997
                                                 ------------   -----------
Net revenues .................................     $ 15,001         9,693
Cost of revenues .............................        5,440         4,023
                                                   --------         -----
      Gross profit ...........................        9,561         5,670
                                                   --------         -----
Operating expenses:
   Selling and new member promotion ..........        8,971        10,126
   General and administrative ................        2,847         1,878
                                                   --------        ------
                                                     11,818        12,004
                                                   --------        ------
      Net loss ...............................     $ (2,257)       (6,334)
                                                   ========        ======


                See accompanying notes to financial statements.

                              AUDIO BOOKS DIRECT
             (A Wholly-Owned Operation of Doubleday Direct, Inc.)

                       Statements of Divisional Deficit
                            (Dollars in Thousands)

                      Years ended June 30, 1998 and 1997


Balance at July 1, 1996 ..........    $  (3,159)
  Net loss .......................       (6,334)
                                      ---------
Balance at June 30, 1997 .........       (9,493)
  Net loss .......................       (2,257)
                                      ---------
Balance at June 30, 1998 .........    $ (11,750)
                                      =========

                See accompanying notes to financial statements.

                              AUDIO BOOKS DIRECT
             (A Wholly-Owned Operation of Doubleday Direct, Inc.)

                           Statements of Cash Flows
                            (Dollars in Thousands)

                      Years ended June 30, 1998 and 1997



                                                                   1998           1997
                                                               ------------   -----------
Cash flows from operating activities:
   Net loss ................................................     $ (2,257)       (6,334)
   Adjustments to reconcile net loss to net cash used in
    operating activities:
      Change in net accounts receivable ....................         (483)         (841)
      Change in net inventory ..............................          398          (610)
      Change in royalty advances ...........................         (723)         (191)
      Change in accrued royalties payable ..................            3            42
      Change in net accrued promotional expenses ...........          827          (372)
                                                                 --------        ------
         Net cash used in operating activities .............       (2,235)       (8,306)
                                                                 --------        ------
Cash flows from financing activities:
   Net advances from DDI and affiliates ....................        2,235         8,306
                                                                 --------        ------
         Net cash provided by financing activities .........        2,235         8,306
                                                                 --------        ------
Net change in cash .........................................           --            --
Cash at beginning of year ..................................           --            --
                                                                 --------        ------
Cash at end of year ........................................     $     --            --
                                                                 ========        ======

                See accompanying notes to financial statements.

                              AUDIO BOOKS DIRECT
             (A Wholly-Owned Operation of Doubleday Direct, Inc.)

                         NOTES TO FINANCIAL STATEMENTS

                            June 30, 1998 and 1997
                            (Dollars in Thousands)


(1) The Company and Nature of Operations


     Audio Books Direct (the "Club") is a direct marketer of audio books primarily through negative option direct mail campaigns to members located predominately in the United States. Audio books are literary works that are narrated on audiocassette. The Club represents the audio book operations of Doubleday Direct, Inc., ("DDI", an indirect wholly-owned subsidiary of Bertelsmann AG, a privately-owned German corporation). The Club has never been operated as a separate legal entity, but rather an integral part of DDI.


     In February 1999, DDI signed a letter of intent with Audio Book Club, Inc. ("ABC") to sell substantially all of the assets of the Club to ABC for approximately $21,000, plus the assumption of all unpaid publisher royalty commitments.


(2) Significant Accounting Policies


     Basis of Presentation


     The accompanying financial statements have been prepared in accordance with generally accepted accounting principles which are consistent with those employed by DDI. Included in the accompanying statements of operations are net revenues and costs of revenues that substantially relate directly to the Club. Selling, general and administrative expenses include those accounts that relate directly to the Club as well as allocations from DDI (see note 6). These allocations are considered by management to be reasonable under the circumstances. However, there can be no assurances that such allocations will be indicative of future results.


     The accompanying financial statements have been prepared on a going-concern basis and do not reflect the pending sale of the Club to ABC or any purchase accounting adjustments that may be made by ABC. These financial statements are not necessarily indicative of results that would have occurred if the Club had been a separate stand-alone entity during the periods presented or of future results of the Club.


     Supplemental Cash Flow Information


     The Club does not maintain any cash balances. All cash transactions are handled through DDI inter-company accounts and are therefore reflected as adjustments to the amounts due to DDI. An analysis of the inter-company balance with DDI as of and for the years ended June 30, 1998 and 1997, is as follows:



                                                         1998          1997
                                                     -----------   ------------
Balance as of the beginning of the year ..........    $  13,332     $   5,027
Net cash collections by DDI ......................      (13,694)      (10,109)
Charges and allocations from DDI .................       15,929        18,414
                                                      ---------     ---------
Balance as of the end of the year ................    $  15,567     $  13,332
                                                      =========     =========

The Club did not expend any amounts relative to income taxes or third party interest expense during the years ended June 30, 1998 or 1997.


     Revenue Recognition


     Current member sales, including shipping and handling charges, are recorded and club members are billed upon shipment of merchandise. Net sales represent sales less actual returns and allowances (i.e., claims) for the period and an estimated provision for future returns and allowances on sales made during the period.

                              AUDIO BOOKS DIRECT
             (A Wholly-Owned Operation of Doubleday Direct, Inc.)

                         NOTES TO FINANCIAL STATEMENTS

                            June 30, 1998 and 1997
                     (Dollars in Thousands)  -- (Continued)


(2) Significant Accounting Policies  -- (Continued)

The provision for future returns is based upon historical experience and an evaluation of current trends. A provision for estimated bad debts is also recognized based upon historical experience and an evaluation of current trends at the time of sale and is included in general and administrative expenses.

     Cost of Sales

     The Club charges inventory, shipping and postage and all royalty expenses for current members to cost of sales.

     Inventory

     Inventory, consisting primarily of pre-recorded audio books held for resale, is valued at the lower of cost (weighted average first-in-first-out method) or market.

     Promotional Expenses

     The Club expenses the capitalized production costs of advertising the first time the advertising takes place or when the advertising is initially mailed. Direct-response advertising consists primarily of direct mailings to both prospective and current members that include order forms for the Club's products, and to a lesser extent print advertisements to prospective members. Promotional costs for prospective and current members are expensed on the date the promotional materials are mailed. Accrued promotional expenses represent amounts due for promotional campaigns which have not yet been paid. Such amounts are paid by DDI.

     Royalties

     The Club is liable for royalties to licensors based upon revenue earned from the respective licensed product. Advances made for the right to distribute audio book products are recorded as advances and expensed as the related sales are made. An allowance is established for advances not considered recoverable based upon projected sales. Such allowance was approximately $480 and $316 as of June 30, 1998 and 1997, respectively.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Income Taxes

     The Club is not subject to income taxes directly. However the accompanying financial statements reflect the accounting for income taxes as if the Club were to have been a separate tax filer in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. If the Club were to have been a separate tax filer hypothetical deferred tax assets, primarily representing the tax effected net operating loss carryforwards in various jurisdictions, amounted to approximately $3,000 at June

                              AUDIO BOOKS DIRECT
             (A Wholly-Owned Operation of Doubleday Direct, Inc.)

                         NOTES TO FINANCIAL STATEMENTS

                            June 30, 1998 and 1997
                     (Dollars in Thousands)  -- (Continued)


(2) Significant Accounting Policies  -- (Continued)

30, 1998. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during future periods. Management has determined that a valuation allowance for the entire amount is necessary.

     Fair Value of Financial Instruments

     In estimating the fair value for financial instruments, the Club has assumed that the carrying amount of accounts receivable and royalties payable approximates fair value because of the short maturity of those instruments. It is not practical to estimate the fair market value of the amount due to DDI and affiliates due to the related party nature of the underlying transactions.

     Recent Accounting Pronouncements


     Statement of Financial Accounting Standards ("SFAS") No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders, which is not currently required. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Adoption of this statement will not impact the Club's financial position, results of operations, or cash flows, and any effect will be limited to the form and content of its disclosure. This statement is effective for fiscal years beginning after December 15, 1997.


(3) Liquidity


     The Club is dependent on DDI to fund working capital and operational cash requirements. If the Club was operated as a stand-alone entity, it would require alternative sources of financing. DDI has committed to provide continued funding through June of 1999 if the Club remains as a wholly-owned operation.


(4) Accounts Receivable


     Accounts receivable as of June 30, 1998 and 1997, consists of the following:



                                                    1998         1997
                                                 ----------   ---------
Accounts receivable, trade ...................    $ 2,799       2,391
Less: Allowance for sales returns ............       (418)       (377)
    Allowance for doubtful accounts ..........       (494)       (610)
                                                  -------       -----
                                                  $ 1,887       1,404
                                                  =======       =====


(5) Inventory


     Inventory as of June 30, 1998 and 1997, consists of the following:



                                      1998         1997
                                   ----------   ---------
Audio books ....................    $ 2,215       2,408
Promotional and other ..........        187          99
Allowances .....................       (524)       (231)
                                    -------       -----
                                    $ 1,878       2,276
                                    =======       =====

                              AUDIO BOOKS DIRECT
             (A Wholly-Owned Operation of Doubleday Direct, Inc.)

                         NOTES TO FINANCIAL STATEMENTS

                            June 30, 1998 and 1997
                     (Dollars in Thousands)  -- (Continued)


(6) Transactions with Related Parties

     DDI, as owner of the Club, is responsible for fulfillment and warehousing activities related to the Club's operations. Amounts allocated to the Club for these services were approximately $960 and $734 for the years ended June 30, 1998 and 1997, respectively and are included in general and administrative expenses in the accompanying statements of operations.

     DDI, as owner of the Club, also provides certain administrative and support services to the Club including: personnel and related employee benefits and other overhead such as rent, utilities, finance, human resource and information technology support, and interest. Amounts allocated to the Club for these services were approximately $1,942 and $1,137 for the years ended June 30, 1998 and 1997, respectively and are included in general and administrative expenses in the accompanying statements of operations.

     Certain Bertelsmann publishing affiliates received royalty payments of $143 and $218 for the years ended June 30, 1998 and 1997.

     Inventory of approximately $526 and $802 for the years ended June 30, 1998 and 1997 was purchased from a Bertelsmann affiliate.

(7) Commitments

     Future advance payments to publishers required under existing royalty agreements, upon the availability of the underlying titles, as of June 30, 1998 are as follows:


    Affiliated publisher agreement for multiple titles ..........    $125
    Third party publisher agreement for multiple titles .........     500
    Agreements for individual titles ............................     289
                                                                     ----
                                                                     $914
                                                                     ====

                         INDEPENDENT AUDITORS' REPORT


To the Board of Representatives of
The Columbia House Company
New York, New York


We have audited the accompanying balance sheet of The Columbia House Audiobook Club, a division of The Columbia House Company, as of December 18, 1998 and the related statements of operations and cash flows for the fiscal year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared from the separate records maintained by The Columbia House Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if The Columbia House Audiobook Club had been operated as an unaffiliated company. Portions of certain assets, liabilities, income and expenses represent allocations made from the home-office items applicable to the company as a whole.

In our opinion, such financial statements present fairly, in all material respects, the financial position of The Columbia House Audiobook Club as of December 18, 1998, and the results of its operations and its cash flows for the fiscal year then ended in conformity with generally accepted accounting principles.




/s/ Deloitte & Touche LLP
Parsippany, New Jersey


March 18, 1999

                       THE COLUMBIA HOUSE AUDIOBOOK CLUB
                  (A Division of The Columbia House Company)

                                 BALANCE SHEET
                               DECEMBER 18, 1998
            (Amounts in Thousands, except share and per-share data)


CURRENT ASSETS:
   Cash ........................................................    $   --
   Accounts receivable, net (Note 3) ...........................     1,881
   Inventory, net (Note 4) .....................................       581
   Royalty advances ............................................       867
   Prepaid expense and other current assets ....................        42
                                                                    ------
      Total current assets .....................................     3,371
LONG-TERM ASSETS
   Deferred member acquisition costs (Note 5) ..................     2,420
                                                                    ------
TOTAL ASSETS ...................................................    $5,791
                                                                    ======
CURRENT LIABILITIES:
   Accounts payable ............................................    $  708
   Accrued royalties ...........................................     1,017
   Accrued advertising .........................................       355
   Other current liabilities ...................................       191
                                                                    ------
      Total current liabilities ................................     2,271
COMMITMENTS AND CONTINGENCIES (Note 8)
COLUMBIA HOUSE EQUITY INVESTMENT (Note 6) ......................     3,520
                                                                    ------
TOTAL LIABILITIES AND COLUMBIA HOUSE EQUITY INVESTMENT .........    $5,791
                                                                    ======

                       See notes to financial statements.

                       THE COLUMBIA HOUSE AUDIOBOOK CLUB
                  (A Division of The Columbia House Company)

                            STATEMENT OF OPERATIONS
                      FISCAL YEAR ENDED DECEMBER 18, 1998
            (Amounts in Thousands, except share and per-share data)



NET SALES ...............................................     $ 14,387
                                                              --------
EXPENSES:
   Cost of sales ........................................        6,118
   Selling, general and administrative expenses .........       10,164
                                                              --------
      Total expenses ....................................       16,282
                                                              --------
NET LOSS ................................................     $ (1,895)
                                                              ========

                       See notes to financial statements.

                       THE COLUMBIA HOUSE AUDIOBOOK CLUB
                  (A Division of The Columbia House Company)

                            STATEMENT OF CASH FLOWS
                      FISCAL YEAR ENDED DECEMBER 18, 1998
            (Amounts in Thousands, except share and per-share data)


CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss ..................................................................     $ (1,895)
                                                                                   --------
   Adjustments to reconcile net loss to net cash used in operating activities:
    Changes in assets and liabilities:
      Decrease in accounts receivable ........................................           28
      Decrease in inventory ..................................................          215
      Decrease in deferred member acquisition costs ..........................          561
      Increase in royalty advances ...........................................         (380)
      Increase in other assets ...............................................          (42)
      Increase in accounts payable ...........................................          352
      Increase in accrued royalties ..........................................          128
      Decrease in accrued advertising ........................................         (496)
      Increase in other current liabilities ..................................          191
                                                                                   --------
         Total adjustments ...................................................          557
                                                                                   --------
         Net cash used in operating activities ...............................       (1,338)
                                                                                   --------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
   Net distributions to Columbia House .......................................       (1,314)
   Amounts paid by Columbia House ............................................        2,652
                                                                                   --------
      Net cash provided by financial activities ..............................        1,338
                                                                                   --------
NET CHANGE IN CASH ...........................................................           --
CASH, BEGINNING OF YEAR ......................................................           --
                                                                                   --------
CASH, END OF YEAR ............................................................     $     --
                                                                                   ========

                       See notes to financial statements.

                       THE COLUMBIA HOUSE AUDIOBOOK CLUB
                  (A Division of The Columbia House Company)

                         NOTES TO FINANCIAL STATEMENTS
                      FISCAL YEAR ENDED DECEMBER 18, 1998
            (Amounts in Thousands, except share and per-share data)


1. ORGANIZATION AND DESCRIPTION OF BUSINESS


     The Columbia House Audiobook Club (The "Club"), a division of The Columbia House Company ("Columbia House"), is a membership club which markets and sells audio books by mail order in the United States. The Club commenced operations during July 1994 and acquires members primarily through direct mailings of member solicitation materials and advertisements in magazines, newspapers and other publications. The Club does not maintain any full or part-time employees as all operations of The Club are performed by employees of Columbia House. As described in Note 7, Columbia House charges The Club for all services rendered on behalf of The Club.


     As described in Note 9 Columbia House sold The Club effective December 31, 1998.


2. SIGNIFICANT ACCOUNTING POLICIES


     Fiscal Year and Reporting Period -- The Club's fiscal year consists of 52 or 53 weeks ending on the third Friday of December in each year. The fiscal year ended December 18, 1998 included 52 weeks.


     Basis of Presentation -- The carve-out financial statements include the accounts of The Club and reflect the carve-out historical results of operations, financial position and cash flows of The Club.


     As described in Note 7, because The Club operates as a division within Columbia House, only those assets, liabilities, revenues and expenses of Columbia House directly related to or allocated to The Club are in the accompanying financial statements. Certain expenses of The Club reflected in the accompanying financial statements included allocations of costs from Columbia House for certain executive and administrative functions. Allocations of certain assets, liabilities, and costs among Columbia House divisions are based on revenues, personnel, space, estimates of usage or time spent to provide services, or other appropriate bases. The accompanying financial statements may not necessarily be indicative of the financial position or results of operations if The Club had operated as an unaffiliated company.


     Columbia House funds the working capital requirements of its Club businesses based upon a centralized cash management system. The Columbia House Equity Investment (Note 6) includes an accumulated deficit as well as payables and receivables due from Columbia House resulting from cash transfers.


     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could subsequently differ from those estimates. The significant estimates that affect the financial statements include, but are not limited to, audiobook returns, doubtful accounts, inventory obsolescence, related party charges and the recoverability of royalty advances to publishers and deferred member acquisition costs.


     Revenue Recognition -- The Club recognizes sales, which include amounts charged to Club members for shipping and handling, upon shipment of merchandise and simultaneous billing. Allowance for doubtful accounts and future returns are based upon historical experience and evaluation of current trends.


     Inventory -- Inventory, consisting primarily of audiobooks held for resale, is valued at the lower of cost (weighted average cost method) or market.


     Deferred Member Acquisition Costs -- Member acquisition costs include direct response advertising costs, consisting primarily of the cost of direct mailings, magazine and newspaper advertising that include enrollment forms for The Club's members.

                       THE COLUMBIA HOUSE AUDIOBOOK CLUB
                  (A Division of The Columbia House Company)

                 NOTES TO FINANCIAL STATEMENTS  -- (Continued)

                      FISCAL YEAR ENDED DECEMBER 18, 1998
            (Amounts in Thousands, except share and per-share data)

2. SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

     Member's acquisition costs are deferred and amortized in relation to the revenue stream estimated from the new Club members. The Club's estimate of future revenues is based on historical experience and is limited to revenues expected within two years of members joining The Club which corresponds to the membership commitment period.


     Royalties -- The Club is liable for royalties to licensors based upon revenue earned from the respective licensed product. Advances made for the right to distribute audiobook products are recorded as prepayments and reflected in the cost of sales as royalty expense as the related sales are made. An allowance is established for amounts considered recoupable. For the fiscal year ended December 18, 1998, no writedown of royalty advances were recorded.


     Income Taxes -- Columbia House is a United States partnership and, therefore, not subject to federal or state income taxes. Accordingly, no provision has been reflected in The Club's financial statements for federal or state income taxes since The Columbia House partners are taxed thereon directly.


3. ACCOUNTS RECEIVABLE


     Accounts receivable consist of the following:



  Accounts receivable, trade ..................    $ 2,764
  Less:
    Allowance for sales returns ...............        301
    Allowance for doubtful accounts ...........        582
                                                   -------
                                                   $ 1,881
                                                   =======


     The provision for doubtful accounts charged to expense was $869 for the fiscal year ended December 18, 1998.


4. INVENTORIES


     Inventories consist of the following:



  Raw materials ..............................    $  163
  Finished goods .............................       958
                                                  ------
                                                   1,121
  Less: allowance for obsolescence ...........       540
                                                  ------
                                                  $  581
                                                  ======


5. DEFERRED MEMBER ACQUISITION COSTS


     Deferred member acquisition costs were $2,420 at December 18, 1998. Advertising expense was $5,498 for the same period. Included in advertising expense is $1,534 of deferred member acquisition costs that were written down to net realizable value.

                       THE COLUMBIA HOUSE AUDIOBOOK CLUB
                  (A Division of The Columbia House Company)

                 NOTES TO FINANCIAL STATEMENTS  -- (Continued)

                      FISCAL YEAR ENDED DECEMBER 18, 1998
            (Amounts in Thousands, except share and per-share data)

6. COLUMBIA HOUSE EQUITY INVESTMENT

     An analysis of The Columbia House equity investment activity is as follows:


            Balance at December 19, 1997 .............    $  4,077
  Net loss ...........................................      (1,895)
  Net cash distributions to Columbia House ...........      (1,314)
  Allocated charges from Columbia House ..............       2,652
                                                          --------
            Balance at December 18, 1998 .............    $  3,520
                                                          ========


7. RELATED PARTY TRANSACTIONS

     Columbia House provides The Club with warehousing, fulfillment, marketing and customer service functions. For the fiscal year ended December 18, 1998, $1,164 of warehouse expenses is included as a component of costs of sales and $402 represent allocated charges. Allocated charges during 1998 for fulfillment, marketing and customer service functioning which are included as a component of selling, general and administrative were as follows:


            Fulfillment ............................    $ 1,123
            Marketing and customer service .........        689
                                                        -------
                                                        $ 1,812
                                                        =======


     Columbia House also provides The Club with all general and administrative services, including insurance, legal, financial and other corporate functions, including purchasing, accounting and systems technology support. Such charges amounted to $438 for the fiscal year ended December 18, 1998.

8. COMMITMENTS AND CONTINGENCIES

     The Club provides advances to publishers for the right to distribute audiobook products. Such advances are recoupable against royalties earned by publishers. Future advance payments required under existing contracts are as follows as of December 18, 1998:



Year Ended                           Amount
---------------------------------   -------
  1999 ..........................    $ 325
  Thereafter ....................       --
                                     -----
                                     $ 325
                                     =====

9. SUBSEQUENT EVENT

     On December 31, 1998, Columbia House entered into an agreement (the "Sales Agreement") to sell The Club to The Audio Book Club, Inc. for (i) $30,750 in cash plus the first $2,000 in collection of accounts receivable; (ii) 325,000 shares of common stock of The Audio Book Club Inc.; and (iii) a warrant to purchase 100,000 common shares of The Audio Book Club, Inc. at an exercise price equal to $11.125 per share, exercisable during the period from the closing date of the Sales Agreement to the fifth anniversary of such date.

     Under the Sales Agreement, effective December 31, 1998 Columbia House agreed to provide certain warehousing, fulfillment, marketing and customer service operations for The Audiobook Club, Inc. through June 30, 1999.

                       Report of Independent Accountants

December 30, 1998

To the Board of Representatives of
The Columbia House Company

In our opinion, the accompanying carve-out balance sheets and the related carve-out statements of operations and of cash flows present fairly, in all material respects, the financial position of The Columbia House Audiobook Club, a division of The Columbia House Company (the "Company"), at December 19, 1997 and December 20, 1996, and the results of its operations and its cash flows for each of the fiscal years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





/s/ PricewaterhouseCoopers LLP

                       The Columbia House Audiobook Club
                            Carve-Out Balance Sheet
                            (Amounts in thousands)



                                                                          December 19,     December 20,
                                                                              1997             1996
                                                                         --------------   -------------
Assets
Current assets
   Cash ..............................................................       $   --               --
   Accounts receivable, net (Note 3) .................................        1,909            1,809
   Inventories, net (Note 4) .........................................          796              826
   Deferred member acquisition costs (Note 5) ........................        2,632            2,685
   Royalty advances ..................................................          487              753
   Prepaid expenses and other current assets .........................           --              296
                                                                             ------            -----
      Total current assets ...........................................        5,824            6,369
                                                                             ------            -----
Long-term assets
   Deferred member acquisition costs (Note 5) ........................          349              414
                                                                             ------            -----
      Total assets ...................................................       $6,173           $6,783
                                                                             ======           ======
Liabilities and Columbia House Equity Investment
Current liabilities
   Accounts payable ..................................................       $  356           $  628
   Accrued royalties .................................................          889              989
   Accrued advertising ...............................................          851               --
                                                                             ------           ------
      Total current liabilities ......................................        2,096            1,617
Commitments and contingencies (Note 8)
Columbia House Equity Investment (Note 6) ............................        4,077            5,166
                                                                             ------           ------
      Total liabilities and Columbia House Equity Investment .........       $6,173           $6,783
                                                                             ======           ======


The accompanying notes are an integral part of these carve-out financial statements.

                       The Columbia House Audiobook Club
                         Carve-Out Statement of Income
                            (Amounts in thousands)



                                                                  Fiscal Year Ended
                                                             December 19,     December 20,
                                                                 1997             1996
                                                            --------------   -------------
Net sales ...............................................      $ 16,555         $15,188
Expenses
   Cost of sales ........................................         7,019           5,862
   Selling, general and administrative expenses .........        10,587           8,407
                                                               --------         -------
      Total expenses ....................................        17,606          14,269
                                                               --------         -------
Operating (loss) income .................................        (1,051)            919
(Benefit) provision for income taxes (Note 2) ...........            --              --
                                                               --------         -------
Net (loss) income .......................................      $ (1,051)        $   919
                                                               ========         =======

The accompanying notes are an integral part of these carve-out financial statements.

                       THE COLUMBIA HOUSE AUDIOBOOK CLUB
                       Carve-Out Statement of Cash Flows
                             (Amounts in thousands)




                                                                                 Fiscal Year Ended
                                                                            December 19,     December 20,
                                                                                1997             1996
                                                                           --------------   -------------
Cash flows from operating activities
 Net (loss) income .....................................................      $ (1,051)       $    919
 Adjustments to reconcile net (loss) income to net cash
   from operating activities
    Changes in assets and liabilities
      Increase in accounts receivable ..................................          (100)           (250)
      Decrease in inventories ..........................................            30             319
      Decrease (increase) in deferred member acquisition costs .........           118            (814)
      Decrease (increase) in royalty advances ..........................           266            (511)
      Decrease (increase) in other assets ..............................           296             (25)
      Decrease in accounts payable .....................................          (272)           (677)
      (Decrease) increase in accrued royalties .........................          (100)            412
      Increase in accrued advertising ..................................           851              --
                                                                              --------        --------
Net cash flow from operating activities ................................            38            (627)
                                                                              --------        --------
Financing activities
 Net distributions to Columbia House ...................................        (2,823)         (1,920)
 Amounts paid by Columbia House ........................................         2,785           2,547
                                                                              --------        --------
Net cash flow from financing activities ................................           (38)            627
                                                                              --------        --------
Net change in cash .....................................................            --              --
Cash at beginning of year ..............................................            --              --
                                                                              --------        --------
Cash at end of year ....................................................      $     --        $     --
                                                                              ========        ========

The accompanying notes are an integral part of these carve-out financial statements.

                       The Columbia House Audiobook Club

                    Notes to Carve-Out Financial Statements

                    December 19, 1997 and December 20, 1996
                   (Amounts in thousands, except share data)

1. Organization and Description of Business

     The Columbia House Audiobook Club (the "Club"), a division of the Columbia House Company ("Columbia House"), is a membership club which markets and sells audio books by mail order in the United States. The Club commenced operations during July 1994 and acquires members primarily through direct mailings of member solicitation materials and advertisements in magazines, newspapers and other publications. The Club does not maintain any full or part-time employees as all operations of the Club are performed by employees of Columbia House. As described in Note 7, Columbia House charges the Club for all services rendered on behalf of the Club.

     On December 30, 1998, Columbia House entered into an agreement (the "Sales Agreement") to sell the Club to The Audio Book Club, Inc. for (i) $32,750 in cash; (ii) 325,000 shares of common stock of The Audio Book Club Inc.; and
(iii) a warrant to purchase 100,000 common shares of The Audio Book Club, Inc. at an exercise price equal to $11.125 per share, exercisable during the period from the closing date of the Sales Agreement to the fifth anniversary of such date.

2. Significant Accounting Policies

     Fiscal year and reporting period

     The Club's fiscal year consists of 52 or 53 weeks ending on the third Friday of December in each year. The year ended December 19, 1997 included 52 weeks while the year ended December 20, 1996 included 53 weeks.

     Basis of presentation

     The carve-out financial statements include the accounts of the Club and reflect the carve-out historical results of operations, financial position and cash flows of the Club. These financial statements are not necessarily indicative of results that would have occurred if the Club had been a separate stand-alone entity during the periods presented or of future results of the Club.

     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could subsequently differ from those estimates. The significant estimates that affect the financial statements include, but are not limited to, audiobook returns, doubtful accounts, inventory obsolescence, related party charges and the recoverability of royalty advances to publishers and deferred member acquisition costs.

     Revenue recognition

     The Club recognizes sales, which include amounts charged to Club members for shipping and handling, upon shipment of merchandise and simultaneous billing. Allowance for doubtful accounts and future returns are based upon historical experience and evaluation of current trends.

     Inventory

     Inventory, consisting primarily of audiobooks held for resale, is valued at the lower of cost (weighted average cost method) or market.

                       The Columbia House Audiobook Club

                    December 19, 1997 and December 20, 1996
                   (Amounts in thousands, except share data)

2. Significant Accounting Policies  -- (Continued)

     Deferred member acquisition costs

     Member acquisition costs include direct response advertising costs, consisting primarily of the cost of direct mailings, magazine and newspaper advertising that include enrollment forms for the Club's members, and the cost of audiobook products provided to new members at a nominal price (introductory product shipments) as incentives to join the Club.

     Member acquisition costs are deferred and amortized in relation to the revenue stream estimated from the new Club members. The Club's estimate of future revenues is based on historical experience and is limited to revenues expected within two years of members joining the Club which corresponds to the membership commitment period.

     Royalties

     The Club is liable for royalties to licensors based upon revenue earned from the respective licensed product. Advances made for the right to distribute audiobook products are recorded as prepayments and reflected in the cost of sales as royalty expense as the related sales are made. An allowance is established for amounts considered unrecoupable. For the years ended December 19, 1997 and December 20, 1996 no writedown of royalty advances were recorded.

     Income taxes

     Columbia House is a United States partnership not subject to federal or state income tax. Accordingly, no (benefit) provision has been reflected in the Club's financial statements for federal or state income taxes on Club (loss) income since the Columbia House partners are taxed thereon directly.

     Recent accounting pronouncements

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 128, "Earnings per Share" which establishes standards for computing and presenting earnings per share and is effective for financial statements for both interim and annual periods ending after December 15, 1997. Given the nature of the capital structure of the Club, earnings per share data has not been presented.

     There are no other recently issued accounting pronouncements that are expected to have a material impact on the Club.

3. Accounts Receivable

     Accounts receivable consist of the following:



                                              December 19,     December 20,
                                                  1997             1996
                                             --------------   -------------
Accounts receivable, trade ...............       $3,549           $3,337
Less:
 Allowance for sales returns .............          599              543
 Allowance for doubtful accounts .........        1,041              985
                                                 ------           ------
                                                 $1,909           $1,809
                                                 ======           ======

     The provision for doubtful accounts charged to expense was $1,634 in 1997 and $1,538 in 1996. The Club has no significant concentrations of credit risk with respect to trade receivables because of the large number of customers spread across many domestic geographic areas.

                       The Columbia House Audiobook Club

                    December 19, 1997 and December 20, 1996
                   (Amounts in thousands, except share data)

4. Inventories


     Inventories consist of the following:



                                              December 19,     December 20,
                                                  1997             1996
                                             --------------   -------------
Raw materials ............................       $  192            $ 94
Finished goods ...........................        1,014             807
                                                 ------            ----
                                                  1,206             901
Less: allowance for obsolescence .........          410              75
                                                 ------            ----
                                                 $  796            $826
                                                 ======            ====

5. Deferred Member Acquisition Costs


     Deferred member acquisition costs consist of the following:



                                             December 19,     December 20,
                                                 1997             1996
                                            --------------   -------------
Current
 Advertising ............................       $2,428           $2,448
 Introductory product shipments .........          204              237
                                                ------           ------
 Total current ..........................       $2,632           $2,685
                                                ======           ======
Non-current
 Advertising ............................          320              386
 Introductory product shipments .........           29               28
                                                ------           ------
 Total non-current ......................       $  349           $  414
                                                ======           ======

     Advertising expense was $5,453 and $3,745 in 1997 and 1996, respectively. Advertising expense for 1997 includes $504 of deferred advertising that was written down to net realizable value. Introductory product shipment expense was $1,642 and $1,643 in 1997 and 1996, respectively.


6. Columbia House Equity Investment


     An analysis of the Columbia House equity investment activity is as follows:



                                                               Year Ended
                                                     ------------------------------
                                                      December 19,     December 20,
                                                          1997             1996
                                                     --------------   -------------
Balance as of the beginning of the year ..........      $  5,166        $  3,620
Net (loss) income ................................        (1,051)            919
Net cash distributions to Columbia House .........        (2,823)         (1,920)
Allocated charges from Columbia House ............         2,785           2,547
                                                        --------        --------
Balance as of the end of the year ................      $  4,077        $  5,166
                                                        ========        ========

     Columbia House funds the working capital requirements of its club businesses based upon a centralized cash management system. The Columbia House equity investment includes an accumulated deficit as well as payables and receivables due to/from Columbia House resulting from cash transfers. Columbia House does not charge the Club interest on intercompany balances.

                       The Columbia House Audiobook Club

                    December 19, 1997 and December 20, 1996
                   (Amounts in thousands, except share data)

7. Related Party Transactions

     Columbia House provides the Club with fulfillment, marketing and customer service and warehousing functions. Allocated charges for 1997 and 1996 for fulfillment and marketing and customer service functions which are included as a component of selling, general and administrative expenses were as follows:



                                                     Year Ended
                                           ------------------------------
                                            December 19,     December 20,
                                                1997             1996
                                           --------------   -------------
Fulfillment ............................       $1,344           $1,251
Marketing and customer service .........          445              456
                                               ------           ------
                                               $1,789           $1,707
                                               ======           ======

     During 1997 and 1996, the Club incurred $1,364 and $1,291, respectively, of warehousing expense that is included as a component of costs of sales. Of such amounts, $513 and $447 represent allocated charges for warehousing services provided by Columbia House for 1997 and 1996, respectively.

     Columbia House also provides the Club with all general and administrative services, including insurance, legal, financial and other corporate functions, including purchasing, accounting and systems technology support. Such charges amounted to $483 and $393 for 1997 and 1996, respectively, and are included in selling, general and administrative expenses. The cost of financing activities and certain other corporate functions, which did not benefit the Club, were absorbed by Columbia House.

     Management believes that the methodologies used to allocate charges for the services described above from Columbia House are reasonable.

8. Commitments and Contingencies

     The Club provides advances to publishers for the right to distribute audiobook products. Such advances are recoupable against royalties earned by publishers. Future advance payments required under existing contracts are as follows:


Fiscal years ended December
   1998 ...................    $  867
   1999 ...................       250
   Thereafter .............        --
                               ------
                               $1,117
                               ======


     Columbia House is involved in litigation that impacts its various club businesses including the Club. Such litigation includes claims surrounding Columbia House's shipping and handling practices that Columbia House believes are customary in mail order retail marketing. Columbia House believes the claims are without merit and intends to defend the claims vigorously. In connection with the sale of the Club that is further described in Note 1, Columbia House has agreed to indemnify The Audio Book Club, Inc. from any ultimate liability arising since the inception of the Club through the closing date of the Sales Agreement which may result from these claims.

                         INDEPENDENT AUDITOR'S REPORT


Board of Directors
Radio Spirits, Inc.
Schaumburg, Illinois

We have audited the accompanying balance sheet of Radio Spirits, Inc. as of December 31, 1997 and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Radio Spirits, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information presented on pages 10 and 11 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


/s/ B D & A Certified Public Accountants, Ltd.

November 24, 1998

                              RADIO SPIRITS, INC.
                                 BALANCE SHEET
                               DECEMBER 31, 1997


                                            ASSETS
CURRENT ASSETS
 Cash .....................................................                   $   77,175
 Accounts receivable, net of allowance of $140,000.........                    1,273,317
 Other receivables ........................................                       25,200
 Inventory (Note 1) .......................................                    1,103,274
 Loans to shareholder (Note 6) ............................                        1,667
 Prepaid expenses .........................................                       49,098
                                                                              ----------
   Total Current Assets ...................................                    2,529,731
PROPERTY AND EQUIPMENT (Note 2)
 Leasehold improvements ...................................    $  533,989
 Equipment ................................................       567,259
 Furniture and fixtures ...................................        81,193
 Vehicles .................................................        23,226
 Old time radio collection ................................       113,375
                                                               ----------
 Total Property and Equipment .............................     1,319,042
 Less: accumulated depreciation ...........................      (426,610)
                                                               ----------
   Property and Equipment-- net ...........................                      892,432
OTHER ASSETS
 Due from affiliates (Note 6) .............................    $   75,587
 Deposits .................................................            40
 Goodwill, net of amortization of $52,367 (Note 3).........       396,494
                                                               ----------
   Total Other Assets .....................................                      472,121
                                                                              ----------
                                                                              $3,894,284
                                                                              ==========
                             LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
 Line of credit (Note 4) ..................................                   $  781,833
 Current portion of long term debt (Note 5) ...............                      201,411
 Accounts payable .........................................                    1,010,604
 Accrued expenses .........................................                      184,261
 Accrued profit sharing (Note 8) ..........................                       89,343
 Accrued payroll taxes ....................................                        5,416
 Income taxes payable (Note 9) ............................                       18,720
 Deferred income taxes payable (Note 1) ...................                      185,000
                                                                              ----------
   Total Current Liabilities ..............................                    2,476,588
LONG TERM DEBT (Note 5) ...................................                      876,417
STOCKHOLDER'S EQUITY
 Common stock, No par value
   Authorized 1,000 shares
   Issued 1000 shares .....................................    $    1,000
 Retained earnings ........................................       540,279
                                                               ----------
   Total Stockholder's Equity .............................                      541,279
                                                                              ----------
                                                                              $3,894,284
                                                                              ==========

    The accompanying notes are an integral part of the financial statements

                              RADIO SPIRITS, INC.
                              STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1997



                                                      Amount           %
                                                  -------------   -----------
SALES .........................................    $5,184,906      100.00
DIRECT COST OF GOODS SOLD .....................     2,409,119       46.46
                                                   ----------      ------
GROSS PROFIT ..................................     2,775,787       53.54
INDIRECT COST OF GOODS SOLD ...................       763,395       14.72
                                                   ----------      ------
NET INCOME BEFORE OPERATING EXPENSES ..........     2,012,392       38.81
                                                   ----------      ------
OPERATING EXPENSES
 Selling ......................................       199,947        3.86
 Administrative ...............................     1,452,023       28.00
                                                   ----------      ------
 Total Operating Expenses .....................     1,651,970       31.86
                                                   ----------      ------
INCOME FROM OPERATIONS ........................       360,422        6.95
                                                   ----------      ------
OTHER INCOME (EXPENSE)
 Penalties ....................................        (3,386)     ( 0.07)
 Interest expense .............................      (153,188)     ( 2.95)
 Miscellaneous income .........................         1,000        0.02
 Loss on sale of assets .......................       (31,790)     ( 0.61)
                                                   ----------     -------
   Total Other Expense ........................      (187,364)     ( 3.61)
                                                   ----------     -------
INCOME BEFORE INCOME TAX ......................       173,058        3.34
INCOME TAXES (Note 9) .........................        64,139        1.24
                                                   ----------     -------
NET INCOME ....................................    $  108,919        2.10
                                                   ==========     =======

    The accompanying notes are an integral part of the financial statements

                              RADIO SPIRITS, INC.

                        STATEMENT OF RETAINED EARNINGS
                     FOR THE YEAR ENDED DECEMBER 31, 1997


            BALANCE -- BEGINNING OF PERIOD .........    $431,360
            NET INCOME .............................     108,919
                                                        --------
            BALANCE -- END OF PERIOD ...............    $540,279
                                                        ========

    The accompanying notes are an integral part of the financial statements

                              RADIO SPIRITS, INC.
                            STATEMENT OF CASH FLOWS
                         YEAR ENDED DECEMBER 31, 1997


CASH FLOWS FROM OPERATING ACTIVITIES
 Net income ......................................................................       108,919
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization .................................................       137,506
   Loss on sale of fixed assets ..................................................        31,790
   Deferred income taxes .........................................................        47,000
   (Increase) decrease in:
    Accounts receivable ..........................................................      (716,429)
    Other receivables ............................................................       (25,200)
    Inventory ....................................................................      (151,031)
    Prepaid expenses .............................................................       (33,323)
    Deposits .....................................................................         1,639
   Increase (decrease) in:
    Accounts payable .............................................................       519,595
    Accrued expenses .............................................................        59,828
    Accrued profit sharing .......................................................        30,000
    Accrued payroll taxes ........................................................         3,556
    Income taxes payable .........................................................       (18,692)
                                                                                        --------
 NET CASH USED IN OPERATING ACTIVITIES ...........................................        (4,842)
                                                                                        --------
CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from sale of assets ....................................................        20,000
 Purchase of fixed assets ........................................................      (771,255)
                                                                                        --------
 NET CASH USED INVESTING ACTIVITIES ..............................................      (751,255)
                                                                                        --------
CASH FLOWS FROM FINANCING ACTIVITIES
 Decrease in shareholder loan ....................................................         5,333
 Increase in due from affiliates .................................................       (45,885)
 Increase in line of credit ......................................................       416,833
 Proceeds from long-term debt ....................................................       583,226
 Payments on long-term debt ......................................................      (152,106)
                                                                                        --------
NET CASH PROVIDED BY FINANCING ACTIVITIES ........................................       807,401
                                                                                        --------
NET INCREASE IN CASH .............................................................        51,304
CASH AT BEGINNING OF YEAR ........................................................        25,871
                                                                                        --------
CASH AT END OF YEAR ..............................................................    $   77,175
                                                                                      ==========
SUPPLEMENTAL DISCLOSURES
 Interest paid ...................................................................       150,234
 Income taxes paid ...............................................................        37,412

    The accompanying notes are an integral part of the financial statements

                              RADIO SPIRITS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     This summary of significant accounting policies of Radio Spirits, Inc. (the Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.


Nature of Business

     The Company specializes in the syndication, sales and licensing of popular radio programs originally aired from the early 1930s through the late 1950s. The Company has an in-house mail order service in which it distributes audio cassettes and compact discs of vintage comedy, mystery, detective, adventure and suspense programs to customers worldwide.


Inventory

     Inventory consists of packaging materials for the cassettes and compact discs, and cassettes and compact discs ready for sale. Inventory is carried at cost and is reviewed at year end for slow moving items, which are written off as obsolete.


Deferred Income Taxes

     For income tax reporting, the Company uses accounting methods that recognize expenses sooner than for financial statement reporting. As a result, the basis of inventory and property and equipment for financial reporting exceeds its tax basis. Deferred income taxes have been recorded for the excess, which will be taxable in future periods.


Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

2. PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation of equipment is computed using accelerated methods and amortization of leasehold improvements is computed using the straight-line method. Depreciation and amortization amounted to $107,582 for the year ended December 31, 1997.

3. GOODWILL

     Goodwill resulted from the purchase of stock from a former shareholder and is being amortized using the straight-line method over 15 years. Amortization expense amounted to $29,924 for the year ended December 31, 1997.

4. LINE OF CREDIT

     The Company has a line of credit with a bank in the amount of $850,000 expiring September 4, 1998. The line was subsequently renewed until September 4, 1999. The line of credit is collateralized by substantially all of the assets of the Company and the personal guarantee of the shareholder of the Company. Interest only is payable monthly at 1% over the prime rate. The outstanding balance was $781,833 at December 31, 1997.

                              RADIO SPIRITS, INC.

5. NOTES PAYABLE


     Notes payable consists of the following:


     Note payable dated March 7, 1996 to former shareholder for purchase of stock, payable $6,747 per month including interest at 6.5%, due March 2006.
     Secured by a second position of substantially all assets and the guarantee of
     the shareholder of the Company. ...............................................   $ 512,012
     Note payable to West Suburban Bank, payable in monthly installments of
     $1,136 including interest at 8%, due October 1998, secured by equipment. ......     10,943
     Note payable to Beverly Bank, payable in monthly installments of $1,300
     including interest at 7.5%, due July 1999, secured by a vehicle. ..............     23,214
     Note payable to West Suburban Bank, payable in monthly installments of
     $1,365 including interest at 9.5%, due September 2002, secured by
     equipment. ....................................................................     61,557
     Note payable to West Suburban Bank, payable in monthly installments of
     $9,509 including interest at 9.75%, due May 2002, secured by substantially all
     assets. .......................................................................    408,018
     Note payable to Honda, payable in monthly installments of $444 including
     interest at 7.75%, due June 2001, secured by a vehicle. .......................     16,295
     Note payable to Peter Tararo, interest only is payable monthly at 8.5%,
     principal and unpaid interest due January 1998. ...............................     25,000
     Note payable to West Suburban Bank, payable in monthly installments of
     $892 including interest at 8%, due February 2000, secured by equipment ........     20,789
                                                                                       ---------
                                                                                       1,077,828
     Less current portion ..........................................................   (201,411)
                                                                                       ---------
                                                                                       $876,417
                                                                                       =========


     Maturities of long-term debt are as follows:



 Year Ending,
 December 31,
--------------
  1998            $  201,411
  1999               173,596
  2000               170,329
  2001               180,935
  2002               120,391
  Thereafter         231,166
                  ----------
                  $1,077,828
                  ==========


6. RELATED PARTY TRANSACTIONS


     The Company is owed $1,666 from the shareholder at December 31, 1997. The amount is a short-term loan and no interest is being accrued.


     The Company is also owed $75,587 from affiliated companies owned by the shareholder. The amounts are short-term loans and no interest is being accrued.

                              RADIO SPIRITS, INC.

6. RELATED PARTY TRANSACTIONS  -- (Continued)

     On December 1, 1996 the Company entered into a lease agreement for its current facilities with its shareholder. Monthly base rent is $3,667 plus insurance and real estate taxes, and the lease expires November 30, 2001. Rent expense amounted to $58,422 for the year ended December 31, 1997. Future minimum rental payments are as follows:



 Year ending,
 December 31,
-------------
     1998        $ 44,004
     1999          44,004
     2000          44,004
     2001          40,337
                 --------
                 $172,349
                 ========


7. COMMITMENTS


Licensing Agreements


     The Company has entered into various agreements for the use of the original programs it broadcasts and sells. Rights expense under these agreements amounted to $180,455 for the year ended December 31, 1997.


Consulting Agreement


     The Company has a consulting agreement with Dennis Levin & Associates. The agreement expires December 31, 1997. The Company pays a monthly fee of $5,630 plus a year end amount based on net income before taxes as adjusted for items in the agreement. Consulting expense amounted to $95,965 for the year ended December 31, 1997.


Sales Agreement


     The Company has agreements with various independent sales representatives for the Company's products, to certain customers and markets per the agreement. The agreement may be terminated at any time by either party with 60 days written notice. Commissions of 7% or 10%, depending on the customer, are paid monthly in the following month based on net cash receipts from the customers. Commissions expense amounted to $104,650 for the year ended December 31, 1997.


8. PROFIT SHARING PLAN


     The Company has a profit sharing plan covering all employees who have met the eligibility requirements. The plan is noncontributory for the employees and discretionary for the employer. A contribution of $30,000 was made for the year ended December 31, 1997.


9. INCOME TAXES


     The provisions for income tax consist of the following components:


  Current ..........    $17,139
  Deferred .........     47,000
                        -------
                        $64,139
                        =======

                              RADIO SPIRITS, INC.

10. SUBSEQUENT EVENTS


Sale of Business

     During July, 1998, the Company's shareholder agreed to a letter of intent to sell the stock of the Company to a publicly traded company. The letter of intent is subject to acceptable results of due diligence by both parties.

                              RADIO SPIRITS, INC.
                       SCHEDULES OF DIRECT AND INDIRECT
                              COST OF GOODS SOLD
                     FOR THE YEAR ENDED DECEMBER 31, 1997



                                                      Amount          %
                                                   ------------   ---------
Direct Cost of Goods Sold
   Tapes .......................................   $   21,768      0.42
   Production materials ........................          523      0.01
   Finished product ............................    1,479,074     28.53
   Printing ....................................        4,399      0.08
   Outside services ............................      110,659      2.13
   Rights ......................................      180,455      3.48
   Shipping supplies ...........................       16,603      0.32
   Purchases ...................................       22,614      0.44
   Artwork and design ..........................        7,780      0.15
   Artwork and design-product ..................       45,784      0.88
   Printing-product ............................      311,157      6.00
   Warehouse labor .............................       64,070      1.24
   Engineering .................................      144,233      2.78
                                                   ----------     -----
     Total Direct Cost of Goods Sold ...........   $2,409,119     46.46
                                                   ==========     =====
Indirect Cost of Goods Sold
   Artwork and design-catalog ..................   $   38,297      0.74
   Printing-catalog ............................      111,697      2.15
   Printing-promo mailings .....................        8,290      0.16
   Freight and delivery ........................       64,166      1.24
   Postage-catalog mailings ....................      282,313      5.44
   Postage-promo mailings ......................       22,610      0.44
   Postage-orders delivery .....................      236,022      4.55
                                                   ----------     -----
     Total Indirect Cost of Goods Sold .........   $  763,395     14.72
                                                   ==========     =====

                              RADIO SPIRITS, INC.
                           SCHEDULES OF SELLING AND
                            ADMINISTRATIVE EXPENSES
                     FOR THE YEAR ENDED DECEMBER 31, 1997



                                                   Amount          %
                                               -------------   ---------
Selling Expenses
   Commissions .............................    $  104,650      2.02
   Advertising .............................        58,891      1.14
   Mailing lists-names .....................        23,978      0.46
   Mailing services ........................        12,428      0.24
                                                ----------     -----
     Total Selling Expenses ................    $  199,947      3.86
                                                ==========     =====
Administrative Expenses
   Salaries and wages ......................    $  192,890      3.72
   Officer's salaries ......................       293,428      5.66
   Consulting ..............................        95,965      1.85
   Computer consulting .....................        16,941      0.33
   Auto expense ............................         5,175      0.10
   Auto lease ..............................        19,146      0.37
   Bank service charges ....................        53,849      1.04
   Contributions ...........................            25      0.00
   Depreciation expense ....................       107,582      2.07
   Amortization ............................        29,924      0.58
   Dues and subscriptions ..................         2,496      0.05
   Equipment rental ........................         5,576      0.11
   Utilities ...............................        20,012      0.39
   Insurance-group .........................        16,629      0.32
   Insurance-general .......................        11,721      0.23
   Insurance-officer's life ................         7,560      0.15
   Legal and accounting ....................        76,095      1.47
   Office expense ..........................        17,127      0.33
   Office supplies .........................        10,989      0.21
   Outside services ........................        10,260      0.20
   Postage expense .........................        18,861      0.36
   Profit sharing expense ..................        30,000      0.58
   Rent expense ............................        58,422      1.13
   Repairs and maintenance .................        37,287      0.72
   Supplies expense ........................         7,738      0.15
   Taxes-payroll ...........................        46,473      0.90
   Taxes-other .............................        10,501      0.20
   Telephone ...............................        61,330      1.18
   Answering service .......................        79,234      1.53
   Travel and entertainment ................        26,360      0.51
   Bad debts ...............................        81,719      1.58
   Moving expense ..........................           708      0.01
                                                ----------     -----
     Total Administrative Expenses .........    $1,452,023     28.00
                                                ==========     =====

INSIDE BACK COVER

     [GRAPHICS OMITTED: Images of various old time radio web pages from our MediaBay.com site, offline marketing materials and our products. Images of classic video marketing materials, products and images of film actors.]

--------------------------------------------------------------------------------








                                [GRAPHIC OMITTED]



















--------------------------------------------------------------------------------

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. Indemnification of Directors and Officers.

     The Florida Business Corporation Act (the "Florida Act") contain provisions entitling the Registrant's directors and officers to indemnification from judgments, settlements, penalties, fines, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Registrant. In its Articles of Incorporation, the Registrant has included a provision that limits, to the fullest extent now or hereafter permitted by the Florida Act, the personal liability of its directors to the Registrant or its shareholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the Florida Act as currently in effect, this provision limits a director's liability except where such director breaches a duty. The Registrant's Articles of Incorporation and By-Laws provide that the Registrant shall indemnify, and upon request shall advance expenses to, its directors and officers to the fullest extent permitted by the Florida Act. The Florida Act provides that no director or officer of the Registrant shall be personally liable to the Registrant or its shareholders for damages for breach of any duty owed to the Registrant or its shareholders, except for liability for (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) any unlawful payment of a dividend or unlawful stock repurchase or redemption in violation of the Florida Act, (iii) any transaction from which the director received an improper personal benefit or (iv) a violation of a criminal law. This provision does not prevent the Registrant or its shareholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

     The Registrant has entered into indemnification agreements with certain employees, officers and consultants. Pursuant to the terms of the indemnity agreements, the Registrant has agreed to indemnify, to the fullest extent permitted under applicable law, against any amounts which the employee, officer or consultant may become legally obligated to pay in connection with any claim arising from or out of the actions of the employee, officer or consultant, in connection with any services performed by or on behalf of our company and certain expenses related thereto; provided, however, that the employee, officer or consultant shall reimburse the Registrant for such amounts if the such individual is found, as finally judicially determined by a court of competent jurisdiction, not to have been entitled to such indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1993, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Reference is made to the Underwriting Agreement, the proposed form of which is filed as Exhibit 1.1, pursuant to which the underwriter agrees to indemnify the directors and certain officers of the Registrant and certain other persons against certain civil liabilities.

             Item 25. Other Expenses of Issuance and Distribution.


     The following table sets forth the expenses (other than the underwriting discounts and commissions and the Underwriter's Non-Accountable Expense Allowance) expected to be incurred in connection with the issuance and distribution of the securities being reistered.



SEC Registration ...................................................     $
NASD Filing Fee ....................................................     $
Legal Fees and Expenses* ...........................................     $      **
Printing and Engraving Costs* ......................................     $      **
Accounting Fees* ...................................................     $      **
American Stock Exchange Listing Fees and Related Expenses* .........     $      **
Transfer Agent Fees ................................................     $      **
Miscellaneous* .....................................................     $      **
                                                                         -----------
  Total ............................................................
                                                                         ===========

------------
 * Estimated
** To be provided by amendment.


Item 26. Recent Sales of Unregistered Securities.


     The Registrant has made the following sales of unregistered securities in the past three years:

     (i) On March 18, 1998, the Registrant sold to Carl Wolf an option to purchase 50,000 shares of common stock. The Registrant granted to Mr. Wolf the right to purchase a second option to purchase an additional 25,000 shares. The price to purchase the second option was $25,000. The Registrant relied on the exemption offered by Section 4(2) under the Securities Act of 1993 for a transaction by an issuer not involving a public offering.

     (ii) In September 1998, Mr. Wolf exercised his right to purchase the second option referred to in (i) above. The Registrant relied on the exemption offered by Section 4(2) under the Securities Act for a transaction by an issuer not involving a public offering.

     (iii) On April 17, 1998, the Registrant issued to 800 Long Distance, Inc. an option to purchase 21,600 shares of common stock as consideration for costs incurred in transferring certain toll-free telephone numbers to the Registrant. The option was valued at $2.50 per share. The Registrant relied on the exemption from registration offered by Section 4(2) under the Securities Act for a transaction by an issuer not involving a public offering.

     (iv) On May 30, 1998, the Registrant issued to an individual an option to purchase 20,000 shares of common stock as consideration for the acquisition of the URLs www.audiobook.com and www.audiobook.net. The option was valued at $2.50 per share. The Registrant relied on the exemption from registration offered by Section 4(2) of the Securities Act for a transaction by an issuer not involving a public offering.

     (v) In November 1998, the Registrant issued a warrant to purchase 25,000 shares of common stock pursuant to a consulting agreement under which the consultant provided services and advice relating to acquisitions proposed at that time. The Registrant valued the consultant's services at $48,750. The Registrant relied on the exemption from registration offered by Section 4(2) under the Securities Act for a transaction by an issuer not involving a public offering.

     (vi) In December 1998, the Registrant issued 425,000 shares of common stock valued at $12.875 per share and options to purchase an additional 175,000 shares of common stock in connection with its acquisition of Radio Spirits, Inc. The Registrant granted the holders of these shares the right to require it to repurchase up to 175,000 of these shares under certain circumstances, commencing December 2001 at prices ranging from $4.00 to $12.00 per share. The Registrant relied on the exemption from registration offered by Section 4(2) under the Securities Act for a transaction by an issuer not involving a public offering.

     (vii) In December 1998, the Registrant issued options to purchase 25,000 shares to two individuals as consideration for entering into consulting agreements. The Registrant relied on the exemption from registration offered by
Section 4(2) under the Securities Act for a transaction by an issuer not involving a public offering.


     (viii) In December 1998, the Registrant issued 50,000 shares of common stock valued at $12.875 per share and options to purchase an additional 50,000 shares of common stock as partial consideration for its acquisition of the assets used by Metacom, Inc. in connection with its "Adventures in Cassettes" business of licensing, producing, marketing and selling old time radio programs. The Registrant granted the holders of the 50,000 shares the right, under certain circumstances, to require it to repurchase the 50,000 shares between the December 2001 and December 2008 at a price of $10.00 per share. The Registrant relied on the exemption from registration offered by Section 4(2) under the Securities Act for a transaction by an issuer not involving a public offering.


     (ix) In December 1998, the Registrant issued 125,000 shares of common stock valued at $12.875 per share as partial consideration for its acquisition of the assets used by Premier Electronic Laboratories, Inc. in connection with its business of producing, marketing and selling old time radio and classic video programs. The Registrant granted the holders of these shares the right, under certain circumstances, to require it to repurchase the shares between December 2000 and December 2008 at a price of $15.00 per share. The Registrant relied on the exemption from registration offered by Section 4(2) of the Securities Act for a transaction by an issuer not involving a public offering.


     (x) In December 1998, the Registrant issued to The Columbia House Company, Sony Music Entertainment Inc. and WCI Record Club Inc. an aggregate of 325,000 shares of common stock valued at $11.625 per share and warrants to purchase an additional 100,000 shares of common stock in connection with its acquisition of Columbia House's Audiobook Club. The Registrant granted the holders of the 325,000 shares the right to require it to repurchase these shares, under certain circumstances, commencing December 2004 at a price of $15.00 per share. The Registrant relied on the exemption from registration offered by Section 4(2) of the Securities Act for a transaction by an issuer not involving a public offering.


     (xi) In December 1998, the Registrant issued three-year warrants to purchase an aggregate of 196,800 shares of common stock per share as partial consideration to the lenders for providing a credit facility which warrants have been subsequently adjusted pursuant to their anti-dilution provisions. The Registrant relied on the exemption from registration offered by Section 4(2) of the Securities Act for a transaction by an issuer not involving a public offering.


     (xii) In December 1998, the Registrant issued to its Chairman a $15,000,000 principal amount convertible note due December 31, 2004 and five-year warrants to purchase 500,000 shares of common stock. The Registrant also agreed that if the note is refinanced, repaid or replaced, it will issue to its Chairman, warrants to purchase an additional 350,000 shares. The Registrant relied on the exemption from registration offered by Section 4(2) of the Securities Act for a transaction by an issuer not involving a public offering.


     (xiii) In February 1999, the Registrant granted to an employee five year options to purchase 158,000 shares of common stock as consideration for entering into an agreement employment. The Registrant relied on the exemption from registration offered by Section 4(2) of the Securities Act for a transaction by an issuer not involving a public offering.


     (xiv) In March 1999, the Registrant granted to a law firm five year warrants to purchase 20,000 shares of common stock as partial payment for legal services provided in the acquisitions. The warrants were valued at $2.46 using the Black-Scholes valuation model. The Registrant relied on the exemption from registration offered by Section 4(2) of the Securities Act for a transaction by an issuer not involving a public offering.


     (xv) In April 1999, the Registrant completed the sale of 750,000 shares of common stock to a qualified institutional buyer, as that term is defined under Rule 144A under the Securities Act, for $8,250,000 and issued warrants to purchase 50,000 shares in connection with a consulting agreement. The Registrant relied on the exemption from registration offered by Section 4(2) of the Securities Act for a transaction by an issuer not involving a public offering.

     (xvi) In June 1999, the Registrant sold 50,000 shares of common stock for gross proceeds of $550,000 to three qualified institutional buyers. The Registrant relied on the exemption from registration offered by Section 4(2) of the Securities Act for a transaction by an issuer not involving a public offering.

     (xvii) In June 1999, in connection with an additional bank loan to partly finance an acquisition, the Registrant granted the lenders three-year warrants to purchase up to 119,546 shares of common stock which warrants have been subsequently adjusted pursuant to their anti-dilution provisions. The Registrant relied on the exemption from registration offered by Section 4(2) of the Securities Act for a transaction by an issuer not involving a public offering.

     (xviii) In June 1999, the Registrant issued a $4,350,000 principal amount convertible promissory note to its Chairman for $4,350,000. The Registrant also agreed that if the note is refinanced, repaid or replaced, it will issue to its Chairman warrants to purchase 125,000 shares of common stock as partial consideration for the financing. The Registrant relied on the exemption from registration offered by Section 4(2) under the Securities Act for a transaction by an issuer not involving a public offering.

     (xix) In July 1999, the Registrant sold 540,000 shares of common stock to three qualified institutional buyers for $7,020,000. The Registrant relied on the exemption from registration offered by Section 4(2) under the Securities Act for a transaction by an issuer not involving a public offering.

     (xx) In August 1999, the Registrant sold 700,000 shares of common stock to a qualified institutional buyer for $9,100,000. The Registrant relied on the exemption from registration offered by Section 4(2) under the Securities Act for a transaction by an issuer not involving a public offering.

     (xxi) In August 1999, the Registrant issued 17,977 shares of common stock upon conversion of $200,000 principal amount of a convertible note. The Registrant relied on the exemption from registration offered by Section 4(2) of the Securities Act for a transaction by an issuer not involving a public offering.

     (xxii) In September 1999, the Registrant issued to its Chairman warrants to purchase 265,000 shares of common stock as described in (xii). The Registrant relied on the exemption from registration offered by Section 4(2) of the Securities Act for a transaction by an issuer not involving a public offering.

     (xxiii) In October 1999, the Registrant issued 21,600 shares of common stock upon exercise of an outstanding option. The Registrant relied on the exemption from registration offered by Section 4(2) of the Securities Act for a transaction by an issuer not involving a public offering.

     (xxiv) In December 1999 and January 2000, the Registrant issued $2,000,000 principal amount convertible promissory notes to its Chairman's son for $2,000,000. The Registrant relied on the exemption from registration offered by
Section 4(2) of the Securities Act for a transaction by an issuer not involving a public offering.

     (xxv) In December 1999 and January 2000, the Registrant issued 379,662 shares of common stock upon conversion of convertible notes. The Registrant relied on the exemption from registration offered by Section 4(2) of the Securities Act for a transaction by an issuer not involving a public offering.

     (xxvi) in January 2000, the Registrant issued warrants to purchase 340,000 shares to an accredited investor. The Registrant relied on the exemption from registration offered by Section 4 (2) of the Securities Act for a transaction by an issuer not involving a public offering.

     (xxvii) From October 1997 through the date of this prospectus, the Registrant issued options to purchase 3,863,450 shares of common stock under its 1997 Stock Option Plan and 1999 Stock Incentive Plan. The Registrant relied on the exemption from registration offered by Section 4(2) of the Securities Act for a transaction by an issuer not involving a public offering.

     (xxviii) In January 2000, the Registrant issued warrants to purchase 300,000 shares of common stock as consideration for public relations consulting services. The Registrant relied on the exemption from registration offered by
Section 4(2) of the Securities Act for a transaction by an issuer not involving a public offering.

Item 27. Exhibits.

EXHIBIT NO.     DESCRIPTION
-------------   -----------------------------------------------------------------------------
   1.1          Form of Underwriting Agreement between the Registrant and the Underwriters.*
   3.1          Restated Articles of Incorporation of the Registrant.+
   3.2          Articles of Amendment to Articles of Incorporation.++++++++
   3.3          Articles of Amendment to Articles of Incorporation.
   3.4          Amended and Restated By-Laws of the Registrant.+

EXHIBIT NO.        DESCRIPTION
----------------   ------------------------------------------------------------------------------------------
    5.1            Opinion of Blank Rome Tenzer Greenblatt*
   10.1            Employment Agreement between the Registrant and Norton Herrick.*
   10.2            Employment Agreement between the Registrant and Michael Herrick.+
   10.3            Employment Agreement between the Registrant and Jesse Faber.
   10.4            Employment Agreement between the Registrant and Stephen McLaughlin.+++++
   10.5            Employment Agreement between the Registrant and Howard Herrick.+
   10.6            Employment Agreement between the Registrant and John Levy.
   10.7            Employment Agreement between our subsidiary and Carl Amari.+++++
   10.8            Supplemental Agreement, dated as of December 11, 1998, by and among the Registrant,
                   Classic Radio Holding Corp. (now Radio Spirits, Inc.), Radio Spirits, Inc. and Carl
                   Amari.+++
   10.9            Put Agreement, dated as of December 11, 1998, by and between the Registrant and Premier
                   Electronic Laboratories, Inc.+++++
   10.10           Registration and Shareholder Rights Agreement, dated as of December 30, 1998, by and among the Registrant and The Columbia House Company, WCI Record Club Inc. and Sony
                   Music Entertainment Inc.+++++
   10.11           $9,000,000 Principal Amount 9% Convertible Senior Subordinated Promissory Note of the
                   Registrant to Norton Herrick due December 31, 2004.*
   10.12           $4,800,000 Principal Amount 9% Convertible Senior Subordinated Promissory Note of the
                   Registrant to ABC Investment, L.L.C. due December 31, 2004.
   10.13           Modification Letter, dated December 31, 1998, among Norton Herrick, the Registrant and
                   Fleet National Bank+++++
   10.14           Security Agreement, dated as of December 31, 1998, by and among the Registrant, Classic
                   Radio Holding Corp. and Classic Radio Acquisition Corp. and Norton Herrick.+++++
   10.15           Credit Agreement, dated as of December 31, 1998, among the Registrant and Fleet National
                   Bank.+++++
   10.16           Amendment and Supplement No. 1 to Credit Agreement dated June 14, 1999 by and among the Registrant, Fleet National Bank, as administrative agent, and ING (U.S.) Capital
                   Corporation.+++++++
   10.17           Security Agreement, dated as of December 31, 1998, from the Registrant, ABC Internet
                   Services, Inc., Classic Radio Holding Corp., Classic Radio Acquisition Corp., ABC
                   Investment Corp., and CH Acquisitions Corp. as grantors to Fleet National Bank as administrative agent.+++++
   10.18           1997 Stock Option Plan+
   10.19           1999 Stock Incentive Plan++++++
   21.1            Subsidiaries of the Company.*
   23.1            Consent of Deloitte & Touche LLP
   23.2 (a)        Consent of KPMG LLP
   23.2 (b)        Consent of KPMG LLP
   23.3            Consent of BD&A Certified Public Accountants, Ltd.

EXHIBIT NO.     DESCRIPTION
-------------   -----------------------------------------------------------------------------------
   23.4         Consent of PricewaterhouseCoopers LLP.
   23.5         Consent of Blank Rome Tenzer Greenblatt (included in opinion filed as Exhibit 5)*
   24.1         Power of Attorney (included in the signature page of this Registration Statement).
   27.1         Financial Data Schedule (SEC use only).*

------------
*        To be filed by amendment.

+ Incorporated by reference to the applicable exhibit contained in our Registration Statement on Form SB-2 (file no. 333-30665) effective October 22, 1997.

++ Incorporated by reference to the applicable exhibit contained in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

+++ Incorporated by reference to the applicable exhibit contained in our Current Report on Form 8-K for reportable event dated December 14, 1998.

++++ Incorporated by reference to the applicable exhibit contained in our Current Report on Form 8-K dated January 13, 1999.

+++++ Incorporated by reference to the applicable exhibit contained in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.

++++++ Incorporated by reference to the applicable exhibit contained in our Proxy Statement dated February 23, 1999.

+++++++ Incorporated by reference to the applicable exhibit contained in our Current Report on Form 8-K dated June 29, 1999.

++++++++ Incorporated by reference to the applicable exhibit contained in our Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 1999.


Item 28. Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes for the purpose of determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Securities and Exchange Commission declares it effective; and for the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and treat that offering of the securities at that time as the initial bonafide offering of those securities.

                                  Signatures

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Morristown, State of New Jersey, on January 28, 2000.

                                 MEDIABAY, INC.



                                 By: /s/ Michael Herrick
                                   -------------------------------------------
                                   Michael Herrick
                                   Chief Executive Officer and Director


                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints each of Norton Herrick and Michael Herrick or either of them, his or her true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.




         Signature                                 Title                              Date
---------------------------   ----------------------------------------------   -----------------
/s/ Norton Herrick            Director and Chairman                            January 28, 2000
-------------------------
Norton Herrick

/s/ Michael Herrick           Director, Chief Executive Officer and            January 28, 2000
-------------------------     President (Principal Executive Officer)
Michael Herrick

/s/ Jesse Faber               Director and President of Audio Book Club,       January 28, 2000
-------------------------     Inc.
Jesse Faber

/s/ Howard Herrick            Director and Executive Vice President            January 28, 2000
-------------------------
Howard Herrick

/s/ John F. Levy              Executive Vice President and Chief Financial     January 28, 2000
-------------------------     Officer (Principal Financial and Accounting
John F. Levy                  Officer)

/s/ Carl P. Amari             Director and President of Radio Operations       January 28, 2000
-------------------------
Carl P. Amari

/s/ Carl T. Wolf              Director                                         January 28, 2000
-------------------------
Carl T. Wolf

/s/ Roy Abrams                Director                                         January 28, 2000
-------------------------
Roy Abrams

         SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES for the years ended December 31, 1998 and 1997


                                                           Balance         Amounts      Write-Offs       Balance
                                                        Beginning of     Charged to       Against         End of
                                                           Period        Net Income      Reserves         Period
                                                       --------------   ------------   ------------   -------------
Allowances for sales returns and doubtful accounts:
Year Ended December 31, 1998                             $1,449,445     $8,256,989     $8,288,159      $1,418,275
Year Ended December 31, 1997                             $  831,669     $6,073,746     $5,455,970      $1,449,445

                                 EXHIBIT INDEX




EXHIBIT NO.     DESCRIPTION
-------------   ------------------------------------------------------------------------------------------
  1.1           Form of Underwriting Agreement between the Registrant and the Underwriters.*
  3.1           Restated Articles of Incorporation of the Registrant.+
  3.2           Articles of Amendment to Articles of Incorporation.++++++++
  3.3           Articles of Amendment to Articles of Incorporation.
  3.4           Amended and Restated By-Laws of the Registrant.+
  5.1           Opinion of Tenzer Greenblatt LLP*
 10.1           Employment Agreement between the Registrant and Norton Herrick.*
 10.2           Employment Agreement between the Registrant and Michael Herrick.+
 10.3           Employment Agreement between the Registrant and Jesse Faber.
 10.4           Employment Agreement between the Registrant and Stephen McLaughlin.+++++
 10.5           Employment Agreement between the Registrant and Howard Herrick.+
 10.6           Employment Agreement between the Registrant and John Levy.
 10.7           Employment Agreement between our subsidiary and Carl Amari.+++++
 10.8           Supplemental Agreement, dated as of December 11, 1998, by and among the Registrant,
                Classic Radio Holding Corp. (now Radio Spirits, Inc.), Radio Spirits, Inc. and Carl
                Amari.+++
 10.9           Put Agreement, dated as of December 11, 1998, by and between the Registrant and Premier
                Electronic Laboratories, Inc.+++++
 10.10          Registration and Shareholder Rights Agreement, dated as of December 30, 1998, by and among the Registrant and The Columbia House Company, WCI Record Club Inc. and Sony
                Music Entertainment Inc.+++++
 10.11          $9,000,000 Principal Amount 9% Convertible Senior Subordinated Promissory Note of the
                Registrant to Norton Herrick due December 31, 2004.*
 10.12          $4,800,000 Principal Amount 9% Convertible Senior Subordinated Promissory Note of the
                Registrant to ABC Investment, L.L.C. due December 31, 2004.
 10.13          Modification Letter, dated December 31, 1998, among Norton Herrick, the Registrant and
                Fleet National Bank+++++
 10.14          Security Agreement, dated as of December 31, 1998, by and among the Registrant, Classic
                Radio Holding Corp. and Classic Radio Acquisition Corp. and Norton Herrick.+++++
 10.15          Credit Agreement, dated as of December 31, 1998, among the Registrant and Fleet National
                Bank.+++++
 10.16          Amendment and Supplement No. 1 to Credit Agreement dated June 14, 1999 by and among the Registrant, Fleet National Bank, as administrative agent, and ING (U.S.) Capital
                Corporation.+++++++
 10.17          Security Agreement, dated as of December 31, 1998, from the Registrant, ABC Internet
                Services, Inc., Classic Radio Holding Corp., Classic Radio Acquisition Corp., ABC
                Investment Corp., and CH Acquisitions Corp. as grantors to Fleet National Bank as administrative agent.+++++
 10.18          1997 Stock Option Plan+

EXHIBIT NO.         DESCRIPTION
-----------------   -----------------------------------------------------------------------------------
    10.19           1999 Stock Incentive Plan++++++
    21.1            Subsidiaries of the Company.*
    23.1            Consent of Deloitte & Touche LLP
    23.2 (a)        Consent of KPMG LLP
    23.2 (b)        Consent of KPMG LLP
    23.3            Consent of BD&A Certified Public Accountants, Ltd.
    23.4            Consent of PricewaterhouseCoopers LLP.
    23.5            Consent of Tenzer Greenblatt LLP (included in opinion filed as Exhibit 5)*
    24.1            Power of Attorney (included in the signature page of this Registration Statement).
    27.1            Financial Data Schedule (SEC use only).*

------------
*        To be filed by amendment.

+ Incorporated by reference to the applicable exhibit contained in our Registration Statement on Form SB-2 (file no. 333-30665) effective October 22, 1997.

++ Incorporated by reference to the applicable exhibit contained in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

+++ Incorporated by reference to the applicable exhibit contained in our Current Report on Form 8-K for reportable event dated December 14, 1998.

++++ Incorporated by reference to the applicable exhibit contained in our Current Report on Form 8-K dated January 13, 1999.

+++++ Incorporated by reference to the applicable exhibit contained in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.

++++++ Incorporated by reference to the applicable exhibit contained in our Proxy Statement dated February 23, 1999.

+++++++ Incorporated by reference to the applicable exhibit contained in our Current Report on Form 8-K dated June 29, 1999.

++++++++ Incorporated by reference to the applicable exhibit contained in our Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 1999.